Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among:

MOVANO INC.,

a Delaware corporation,

THOR MERGER SUB INC.,

a Delaware corporation,

and

CORVEX, INC.,

a Delaware corporation

Made and entered into as of November 6, 2025

i

Section 2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	10

2.1.	Due Organization; Subsidiaries	10

2.2.	Organizational Documents	11

2.3.	Authority; Binding Nature of Agreement	11

2.4.	Vote Required	11

2.5.	Non-Contravention; Consents	12

2.6.	Capitalization	13

2.7.	Financial Statements	14

2.8.	Absence of Changes	15

2.9.	Absence of Undisclosed Liabilities	15

2.10.	Title to Assets	16

2.11.	Real Property; Leasehold	16

2.12.	Intellectual Property	16

2.13.	Agreements, Contracts and Commitments	18

2.14.	Compliance; Permits; Restrictions	20

2.15.	Legal Proceedings; Orders	21

2.16.	Tax Matters	21

2.17.	Employee and Labor Matters; Benefit Plans	23

2.18.	Environmental Matters	27

2.19.	Insurance	27

2.20.	No Financial Advisors	27

2.21.	Transactions with Affiliates	27

2.22.	Anti-Bribery	28

2.23.	Disclaimer of Other Representations or Warranties	28

Section 3.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	29

3.1.	Due Organization; Subsidiaries	29

3.2.	Organizational Documents	29

3.3.	Authority; Binding Nature of Agreement	30

3.4.	Vote Required	30

3.5.	Non-Contravention; Consents	30

3.6.	Capitalization	31

3.7.	SEC Filings; Financial Statements	33

3.8.	Absence of Changes	36

3.9.	Absence of Undisclosed Liabilities	36

3.10.	Title to Assets	37

3.11.	Real Property; Leasehold	37

3.12.	Intellectual Property	37

3.13.	Agreements, Contracts and Commitments	39

3.14.	Compliance; Permits	41

3.15.	Legal Proceedings; Orders	42

3.16.	Tax Matters	43

3.17.	Employee and Labor Matters; Benefit Plans	45

3.18.	Environmental Matters	49

3.19.	Transactions with Affiliates	49

3.20.	Insurance	50

3.21.	No Financial Advisors	50

3.22.	Anti-Bribery	50

3.23.	Valid Issuance	50

3.24.	Disclaimer of Other Representations or Warranties	50

Section 4.	CERTAIN COVENANTS OF THE PARTIES	51

4.1.	Operation of Parent’s Business	51

4.2.	Operation of the Company’s Business	54

4.3.	Access and Information	55

4.4.	Notification of Certain Matters	56

4.5.	Parent Non-Solicitation	56

4.6.	Company Non-Solicitation	57

4.7.	Parent Options	57

Section 5.	ADDITIONAL AGREEMENTS OF THE PARTIES	58

5.1.	Stockholder Notice	58

5.2.	Parent Stockholders’ Meeting	58

5.3.	Employee Benefits	60

5.4.	Indemnification of Officers and Directors	60

5.5.	Additional Agreements	62

5.6.	Proxy Statement	62

5.7.	Listing	64

5.8.	Tax Matters	64

5.9.	Directors and Officers	65

5.10.	Section 16 Matters	65

5.11.	Cooperation	65

5.12.	Closing Certificates	66

5.13.	Takeover Statutes	66

5.14.	Obligations of Merger Sub	66

5.15.	Legends	66

5.16.	Termination of Certain Agreements	66

5.17.	Parent Legacy Assets	67

5.18.	Expenses	67

Section 6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY	67

6.1.	Required Stockholder Votes	67

6.2.	Effectiveness of Registration Statement	67

6.3.	No Restraints	68

6.4.	Listing	68

Section 7.	ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB	68

7.1.	Accuracy of Representations	68

7.2.	Performance of Covenants	69

7.3.	Documents	69

7.4.	No Company Material Adverse Effect	69

Section 8.	ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY	70

8.1.	Accuracy of Representations	70

8.2.	Performance of Covenants	70

8.3.	Documents	70

8.4.	No Parent Material Adverse Effect	71

Section 9.	TERMINATION	71

9.1.	Termination	71

9.2.	Effect of Termination	73

9.3.	Expenses; Termination Fee	73

Section 10.	MISCELLANEOUS PROVISIONS	74

10.1.	Non-Survival of Representations and Warranties	74

10.2.	Amendment	74

10.3.	Waiver	75

10.4.	Entire Agreement; Counterparts; Exchanges by Electronic Transmission	75

10.5.	Applicable Law; Jurisdiction	75

10.6.	Attorneys’ Fees	76

10.7.	Assignability	76

10.8.	Notices	76

10.9.	Cooperation	77

10.10.	Severability	77

10.11.	Other Remedies; Specific Performance	77

10.12.	No Third-Party Beneficiaries	78

10.13.	Construction	78

v

Exhibits:

Exhibit A	Definitions
Exhibit B	Form of Lock-Up Agreement
Exhibit C	Post-Closing Officers
Exhibit D	Form of Parent Stockholder Support Agreement
Exhibit E	Form of Amended and Restated Certificate of Incorporation of the Surviving Corporation

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of November 6, 2025, by and among Movano Inc., a Delaware corporation (“Parent”), Thor Merger Sub Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”), and Corvex, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist and the Company will become a wholly owned Subsidiary of Parent.

B. For United States federal income tax purposes, the Parties intend that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code and that, by executing this Agreement, the Parties intend to adopt this Agreement as a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

C. The Parent Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of the Parent Common Stock Payment Shares, if the $15 Earnout Target is achieved, the $15 Earnout Shares, and, if the $25 Earnout Target is achieved, the $25 Earnout Shares, to the stockholders of the Company pursuant to the terms of this Agreement, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Parent vote to approve the Parent Stockholder Matters at the Parent Stockholders’ Meeting to be convened following the Closing (the “Parent Board Approval”).

D. The Merger Sub Board has adopted resolutions (i) approving, adopting and declaring the advisability of this Agreement and (ii) submitting this Agreement to the sole stockholder of Merger Sub for its consideration and vote (the “Merger Sub Board Approval”).

E. The Company Board has adopted resolutions (i) approving, adopting and declaring the advisability of this Agreement, (ii) submitting this Agreement to the Company’s stockholders for their consideration and vote and (iii) submitting the Merger and the amendments to the provisions of the Company’s certificate of incorporation and bylaws contemplated by this Agreement to the Requisite Holders (as defined in the Company’s certificate of incorporation) for their written consent or affirmative vote (the “Company Board Approval”).

F. Subsequent to the Company Board Approval, but prior to the execution and delivery of this Agreement, the Company stockholders representing the Required Company Stockholder Vote shall sign a consent in lieu of a meeting in accordance with the Company’s certificate of incorporation, the Company’s bylaws and the DGCL, pursuant to which such stockholders (i) approve and adopt this Agreement, the Contemplated Transactions and the amendments to the provisions of the Company’s certificate of incorporation and bylaws contemplated by this Agreement, (ii) acknowledge that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, a true and correct copy of which was attached thereto, and that such stockholder has received and read a copy of Section 262 of the DGCL, and (iii) acknowledge that by such stockholders’ approval of the Merger they are not entitled to appraisal rights with respect to their shares of Company Capital Stock in connection with the Merger and thereby waive any rights to receive payment of the fair value of such shares under the DGCL (such matters, the “Company Stockholder Matters” and the consent, the “Stockholder Written Consent”), and the Stockholder Written Consent is to become effective by its terms immediately following the execution of this Agreement by the Parties.

G. Immediately following the execution and delivery of this Agreement, the Company will transmit to each Company stockholder who did not execute a Stockholder Written Consent any notices required under Section 228(e) and Section 262 of the DGCL.

H. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to each of Parent and the Company’s willingness to enter into this Agreement, all of the directors and officers of Parent, solely in their capacity as stockholders of Parent and their Affiliates (the “Parent Signatories”), and all of the directors, all of the officers and the stockholders of the Company listed in Schedule A-1 (solely in their capacity as stockholders of the Company) (the “Company Signatories”) are executing lock-up agreements in substantially the form attached as Exhibit B (each, a “Lock-Up Agreement”).

I. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, all of the directors and all of the officers of Parent and all Affiliates of Parent (solely in their capacity as stockholders of Parent), are executing support agreements in favor of the Company in substantially the form attached hereto as Exhibit D (the “Parent Stockholder Support Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares (held directly or indirectly) of capital stock of Parent in favor of the Parent Stockholder Matters.

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

Section 1.  DESCRIPTION OF TRANSACTION

1.1.  The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. As a result of the Merger, the Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2.  Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement, the Certificate of Merger and in the applicable provisions of the DGCL. As a result of the Merger, the Surviving Corporation will become a wholly owned Subsidiary of Parent.

1.3.  Closing; Effective Time. The consummation of the Merger (the “Closing”) is being consummated remotely via the electronic exchange of documents and signatures as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Parent and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Company shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in form and substance to be agreed upon by the Parties (the “Certificate of Merger”). The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Parent and the Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4.  Certificate of Incorporation and Bylaws; Directors and Officers.

(a)  At the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated as set forth in Exhibit E attached hereto and incorporated herein by reference, which amendment and restatement shall be an exhibit to the Certificate of Merger, until thereafter amended as provided by the DGCL and such certificate of incorporation.

(b)  At the Effective Time, the bylaws of the Company as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until thereafter amended as provided by the DGCL and such bylaws.

(c)  At the Effective Time, the certificate of incorporation of Parent shall be identical to the certificate of incorporation of Parent immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such certificate of incorporation.

(d)  Prior to the Effective Time, Parent shall take all such lawful action so that the directors and officers of Parent at the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of Parent, shall be as set forth in Section 5.9.

(e)  Prior to the Effective Time, the Company shall take all such lawful action so that the directors and officers of the Surviving Corporation at the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, shall be such Persons as shall be mutually agreed upon by Parent and the Company.

1.5.  Merger Consideration; Effect of Merger on Company Capital Stock. The aggregate merger consideration (the “Merger Consideration”) to be paid by Parent for all of the issued and outstanding shares of Company Capital Stock immediately prior to the Effective Time and amounts reserved for Company Options outstanding immediately prior to the Effective Time shall equal the Parent Common Stock Payment Shares as calculated in this Agreement, plus (a) if the $15 Earnout Target is achieved, the $15 Earnout Shares, and (b) if the $25 Earnout Target is achieved, the $25 Earnout Shares.

1.6.  Conversion of Shares.

(a)  At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company, Merger Sub or Parent:

(i)  any shares of Company Capital Stock held as treasury stock or held or owned by the Company or any wholly owned Subsidiary of the Company immediately prior to the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii)  each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.6(a)(i) and excluding Dissenting Shares) shall be automatically converted solely into the right to receive (A) an aggregate number of Parent Common Stock Payment Shares equal to the Exchange Ratio, allocated in accordance with Section 1.5, (B) if the $15 Earnout Target is achieved, the $15 Earnout Per Share Amount, and (C) if the $25 Earnout Target is achieved, the $25 Earnout Per Share Amount, in each case as set forth on the Allocation Certificate, and each such share of Company Common Stock so converted shall automatically be cancelled and shall cease to exist, and the holders thereof shall cease to have any rights with respect to such shares other than the right to receive the foregoing merger consideration upon surrender of Company Stock Certificates or transfer of Book-Entry Shares pursuant to Section 1.8;

(iii)  each share of Company Series Seed Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.6(a)(i) and excluding Dissenting Shares but including shares issued upon conversion of the Company Warrants pursuant to Section 1.6(e)) shall be automatically converted solely into the right to receive (A) an aggregate number of Parent Common Stock Payment Shares equal to the Exchange Ratio, allocated in accordance with Section 1.5, (B) if the $15 Earnout Target is achieved, the $15 Earnout Per Share Amount, and (C) if the $25 Earnout Target is achieved, the $25 Earnout Per Share Amount, in each case as set forth on the Allocation Certificate, and each such share of Company Series Seed Preferred Stock so converted shall automatically cancelled and shall cease to exist, and the holders thereof shall cease to have any rights with respect to such shares other than the right to receive the foregoing merger consideration upon surrender of Company Stock Certificates or transfer of Book-Entry Shares pursuant to Section 1.8;

(iv)  each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one share of common stock of the Surviving Corporation and, if applicable, each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

(b)  The Company shall take all such lawful action so that if any shares of Company Capital Stock outstanding immediately prior to the Effective Time are subject to a repurchase option under any applicable restricted stock purchase agreement or other similar agreement with the Company, as of immediately prior to the Effective Time, such shares of Company Capital Stock shall no longer be subject to any right of repurchase or other such conditions and shall be converted in accordance with Section 1.6(a)(ii) or Section 1.6(a)(iii), as applicable.

(c)  No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender by such holder of a letter of transmittal in accordance with Section 1.8 and any accompanying documents as required therein, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by (i) the Parent Closing Price, in respect of Parent Common Stock Payment Shares, (ii) $15.00, in respect of $15 Earnout Shares, and (iii) $25.00, in respect of $25 Earnout Shares, as applicable.

(d)  The Company shall take all such lawful action so that all Company Options outstanding immediately prior to the Effective Time shall be treated in accordance with Section 1.10.

(e)  The Company shall take all such lawful action so that all Company Warrants outstanding immediately prior to the Effective Time that are not exercised prior to the Effective Time shall be converted into shares of Company Series Seed Preferred Stock immediately prior to and contingent upon the occurrence of the Merger, with the number of shares of Company Series Seed Preferred Stock into which the Company Warrants are converted calculated pursuant to the net exercise provisions set forth in Section 2.1 of each Company Warrant.

(f)  If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change, the Exchange Ratio shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Company Common Stock and Parent Common Stock, with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit the Company or Parent to take any action with respect to Company Common Stock or Parent Common Stock, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.

1.7.  Closing of the Company’s Transfer Books. At the Effective Time: (a) all holders of (i) certificates representing shares of Company Capital Stock and (ii) book-entry shares representing shares of Company Capital Stock, in each case, that were issued and outstanding immediately prior to the Effective Time (collectively, “Company Stock Certificates” and “Book-Entry Shares,” respectively) shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Company Stock Certificate is presented to the Exchange Agent or to the Surviving Corporation, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section  1.8.

1.8.  Exchange of Shares.

(a)  On or prior to the Closing Date, Parent and the Company shall agree upon and select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, Parent shall deposit with the Exchange Agent: (i) certificates or evidence of book-entry shares representing the Parent Common Stock issuable pursuant to Section 1.6(a) and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.6(c). The Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares after the Effective Time (if any), are referred to collectively as the “Exchange Fund.”

(b)  Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of shares of Company Capital Stock that were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.6(a)(ii) or Section 1.6(a)(iii): (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates or transfer of Book-Entry Shares to the Exchange Agent shall be effected, and risk of loss and title thereto shall pass, only upon proper delivery of such Company Stock Certificates or transfer of the Book-Entry Shares to the Exchange Agent); and (ii) instructions for effecting the surrender of Company Stock Certificates or transfer of Book-Entry Shares in exchange for shares of Parent Common Stock pursuant to Section 1.6(a)(ii) or Section 1.6(a)(iii), as applicable. Upon surrender of a Company Stock Certificate or transfer of Book-Entry Share to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent: (A) the holder of such Company Stock Certificate or Book-Entry Share shall be entitled to receive in exchange therefor (x) the portion of the Parent Common Stock Payment Shares (represented in book-entry) that such holder has the right to receive pursuant to the provisions of Section 1.6(a) (and cash in lieu of any fractional share of Parent Common Stock pursuant to the provisions of Section 1.6(c)), (y) if the $15 Earnout Target is achieved, the portion of the $15 Earnout Shares that such holder as the right to receive pursuant to the provisions of Section 1.6(a) (and cash in lieu of any fractional share of Parent Common Stock pursuant to the provisions of Section 1.6(c)), and (z) if the $25 Earnout Target is achieved, the portion of the $25 Earnout Shares that such holder has the right to receive pursuant to the provisions of Section 1.6(a) (and cash in lieu of any fractional share of Parent Common Stock pursuant to the provisions of Section 1.6(c)); and (B) the Company Stock Certificate or Book-Entry Share so surrendered or transferred, as the case may be, shall be canceled. Until surrendered or transferred as contemplated by this Section 1.8(b), each Company Stock Certificate or Book-Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive in exchange therefor the portion of the Parent Common Stock Payment Shares, if the $15 Earnout Target is achieved, the portion of the $15 Earnout Shares, and, if the $25 Earnout Target is achieved, the portion of the $25 Earnout Shares, in each case represented in book-entry, into which the shares of Company Capital Stock represented thereby were converted pursuant to the provisions of Section 1.6(a) (and cash in lieu of any fractional share of Parent Common Stock pursuant to the provisions of Section 1.6(c)). If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the delivery of any portion of the Parent Common Stock Payment Shares, if the $15 Earnout Target is achieved, any portion of the $15 Earnout Shares, and, if the $25 Earnout Target is achieved, any portion of the $25 Earnout Shares, into which the shares of Company Capital Stock represented thereby were converted pursuant to the provisions of Section 1.6(a), require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an applicable affidavit with respect to such Company Stock Certificate that includes a bond sufficient to indemnify Parent against any claim suffered by Parent related to the lost, stolen or destroyed Company Stock Certificate as Parent may reasonably request. In the event of a transfer of ownership of a Company Stock Certificate or Book-Entry Share that is not registered in the transfer records of the Company, delivery of the portion of the Parent Common Stock Payment Shares, if the $15 Earnout Target is achieved, the portion of the $15 Earnout Shares, and, if the $25 Earnout Target is achieved, the portion of the $25 Earnout Shares, into which the shares of Company Capital Stock represented by such Company Stock Certificate or Book-Entry Share may be made to a Person other than the Person in whose name such Company Stock Certificate or Book-Entry Share so surrendered or transferred is registered if such Company Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the transfer or establish to the reasonable satisfaction of Parent that such Taxes have been paid or are not applicable. The Parent Common Stock Payment Shares, if the $15 Earnout Target is achieved, the $15 Earnout Shares, and, if the $25 Earnout Target is achieved, the $25 Earnout Shares, and any cash in lieu of any fractional share of Parent Common Stock delivered and any dividends or other distributions as are payable pursuant to Section 1.8(c) shall be deemed to have been in full satisfaction of all rights pertaining to Company Capital Stock formerly represented by such Company Stock Certificates or Book-Entry Shares.

(c)  No dividends or other distributions declared or made with respect to (i) Parent Common Stock Payment Shares with a record date on or after the Effective Time, (ii) $15 Earnout Shares with a record date on or after the Trading Day on which the $15 Earnout Target is achieved, or (iii) the $25 Earnout Shares with a record date on or after the Trading Day on which the $25 Earnout Target is achieved, in each case shall be paid to the holder of any unsurrendered Company Stock Certificate or Book-Entry Shares with respect to (x) the portion of Parent Common Stock Payment Shares, (y) the portion of the $15 Earnout Target Shares, or (z) the portion of the $25 Earnout Shares, respectively, that such holder has the right to receive in connection with the Merger until such holder surrenders such Company Stock Certificate or transfers such Book-Entry Shares or provides an affidavit of loss or destruction in lieu thereof in accordance with this Section 1.8 (at which time (or, if later, on the applicable payment date) such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, and to the withholding of taxes, to receive all such dividends and distributions, without interest).

(d)  Any portion of the Exchange Fund that remains unclaimed by former holders of shares of Company Capital Stock as of the date that is two years after the Closing Date shall be delivered to Parent upon demand, and any holders of Company Stock Certificates or Book-Entry Shares who have not theretofore surrendered their Company Stock Certificates or transferred their Book-Entry Shares in accordance with this Section 1.8 shall thereafter look only to Parent for satisfaction of their claims for shares of Parent Common Stock and any dividends or distributions with respect to shares of Parent Common Stock to which they may be entitled pursuant to this Agreement.

(e)  No Party shall, to the fullest extent permitted under applicable Law, be liable to any holder of any shares of Company Capital Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

1.9.  Appraisal Rights.

(a)  Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time, the holder of which has neither voted in favor of the Merger or consented thereto in writing pursuant to Section 228 of the DGCL and which are held by stockholders who have demanded appraisal rights for such shares of Company Capital Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive that portion of the Parent Common Stock Payment Shares, if the $15 Earnout Target is achieved, that portion of the $15 Earnout Shares, and, if the $25 Earnout Target is achieved, that portion of the $25 Earnout Shares, in each case described in Section 1.6(a) attributable to such Dissenting Shares. At the Effective Time, the Dissenting Shares shall be canceled and shall cease to exist and the holders of the Dissenting Shares shall be entitled solely to the right to receive payment of the appraised value of such shares of Company Capital Stock held by them immediately prior to the Effective Time in accordance with the DGCL, unless and until such holders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or shall have effectively withdrawn or lost their right to appraisal of such shares of Company Capital Stock under the DGCL (whether occurring before, at or after the Effective Time) shall thereupon be deemed to be converted into, as of the Effective Time, the right to receive the portion of the Parent Common Stock Payment Shares, if the $15 Earnout Target is achieved, the portion of the $15 Earnout Shares, and, if the $25 Earnout Target is achieved, the portion of the $25 Earnout Shares, in each case without interest, attributable to such Dissenting Shares upon their surrender in the manner provided in Section  1.8.

(b)  The Company shall give Parent prompt written notice of any demands for appraisal under Section 262 of the DGCL received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands, and the Company shall have the right to direct all negotiations and proceedings with respect to such demands; provided that the Parent shall have the right to participate in such negotiations and proceedings. Neither the Parent nor the Company shall, except with the other Party’s prior written consent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or approve any withdrawal of any such demands or agree to do any of the foregoing.

1.10.  Company Equity Awards.

(a)  At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time under the Company Plan, whether or not vested, shall be converted into and become an option to purchase Parent Common Stock. Parent shall assume the Company Plan and each such Company Option in accordance with the terms (as in effect as of the date of this Agreement) of the Company Plan and the terms of the stock option agreement by which such Company Option is evidenced (but with changes to such documents as Parent in good faith determines are necessary to reflect the substitution of the Company Options by Parent to purchase shares of Parent Common Stock). All rights with respect to Company Common Stock under Company Options assumed by Parent shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Company Option assumed by Parent shall be determined by multiplying (A) the number of shares of Company Common Stock that were subject to such Company Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock plus for each share of Company Common Stock subject to the Company Option assumed by Parent, (1) if the $15 Earnout Target is achieved, the $15 Earnout Per Share Amount, and (2) if the $25 Earnout Target is achieved, the $25 Earnout Per Share Amount, in each case as set forth on the Allocation Certificate (and cash in lieu of any fractional share of Parent Common Stock pursuant to the provisions of Section 1.6(c)), provided, however, that the $15 Earnout Per Share Amount and/or the $25 Earnout Per Share Amount shall not be delivered to the holder of any Company Option assumed by Parent until such Company Option assumed by Parent is exercised; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Option assumed by Parent shall be determined by dividing (A) the per share exercise price of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Company Option assumed by Parent shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, that, (I) in the case of any Company Option to which Section 421 of the Code applies as of the Effective Time by reason of its qualification under Section 422 of the Code, the exercise price, the number of shares of Parent Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code; and (II) the exercise price, the number of shares of Parent Common Stock subject to, and the terms and conditions of exercise of each option to purchase Parent Common Stock shall also be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that: (x) Parent may amend the terms of the Company Options and the Company Plan as may be necessary to reflect Parent’s substitution of the Company Options with options to purchase Parent Common Stock (such as by making any change in control or similar definition relate to Parent and having any provision that provides for the adjustment of Company Options upon the occurrence of certain corporate events relate to corporate events that relate to Parent and/or Parent Common Stock); and (y) the Parent Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each Company Option assumed by Parent.

(b)  Parent shall file with the SEC, promptly after the Effective Time, a registration statement on Form S-8 (or any successor form), if available for use by Parent, relating to the shares of Parent Common Stock issuable with respect to Company Options assumed by Parent in accordance with Section 1.10.

1.11.  Agreed Budget.

(a)  Schedule 1.11(a) sets forth a summary of Parent’s (i) outstanding short- and long-term liabilities, including all accounts payable, accrued expenses and any indebtedness (“Parent Liabilities”) as of the date hereof (“Signing Liabilities”) and (ii) a budget for any expenses to be incurred by Parent between the date hereof and the Closing Date, including (but not limited to) all Parent Transaction Expenses, and all other expenses to be incurred in connection with any lease termination costs (if any), transaction expenses attributable to Parent or Merger Sub, the cash cost of change in control payments payable to employees as a result of the consummation of the transaction and other expenses associated with wind-down of legacy operations, as agreed between Parent and the Company (collectively, the “Agreed Budget”).

(b)  No later than the Closing Date, Parent shall submit to the Company a schedule (the “Parent Liabilities Schedule”) setting forth, in reasonable detail, Parent’s good faith, estimated calculation of (i) the Parent Liabilities as of the Closing Date (the “Closing Liabilities”) and (ii) expenditures of Parent and Merger Sub vis a vis the Agreed Budget (the “Closing Budget Calculation”) as of 11:59 p.m. on the last Business Day prior to the Closing Date (the “Budget Determination Time”) prepared and certified by Parent’s chief financial officer (or if there is no chief financial officer at such time, the principal financial and accounting officer for Parent). Parent shall make available to the Company (electronically to the greatest extent possible), as reasonably requested by the Company, the work papers and backup materials used or useful in preparing the Parent Liabilities Schedule and, if reasonably requested by the Company, Parent’s accountants and counsel at reasonable times and upon reasonable notice; provided, however, that in no event shall Parent be required to provide access to books and records or furnish such information if doing so could result in the waiver of the attorney-client privilege, work product doctrine or similar privilege or protection.

1.12.  Permitted Dividends.

(a)  Prior to the Closing, and subject to Delaware law requirements governing dividends, the Parent Board shall be permitted to adopt resolutions declaring and paying to the holders of record of Parent Common Stock and Parent Preferred Shares as of immediately prior to the Effective Time (the “Legacy Holders”), (i) a dividend comprised of a cash payment and a contingent future payment right for each share of Parent Common Stock held by such holders (less applicable withholding Taxes) (the “Permitted Legacy Asset Dividend”) and (ii) the Parent Per Share Special Dividend.

(b)  The cash payment amount of the Permitted Legacy Asset Dividend shall be based on the net proceeds from any Asset Dispositions after paying in full (i) all amounts owed to satisfy any Liens on the transferred assets, (ii) any related transaction expenses and the Legacy Escrow Amount, and (iii) any Taxes resulting from the Asset Dispositions. The contingent future payment right shall be based on any amount of the Legacy Escrow Amount returned to Parent in accordance with Section 5.17.

(c)  At the Closing, each share of Parent Common Stock on an as converted basis held by the Legacy Holders shall receive a dividend equal to the Parent Per Share Special Dividend (rounded to the nearest whole share per Legacy Holder).

1.13.  Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their and its reasonable best efforts (in the name of the Company, in the name of Merger Sub, in the name of the Surviving Corporation and otherwise) to take such action.

1.14.  Withholding. The Parties and the Exchange Agent (each, a “Withholding Agent”) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Capital Stock or any other Person such amounts as such Party or the Exchange Agent is required to deduct and withhold under the Code or any other applicable Law with respect to the making of such payment; provided that if a Withholding Agent determines that any payment to any holder of Company Capital Stock pursuant to this Agreement is subject to deduction and/or withholding, then, except with respect to compensatory payments made to employees of the Company or deductions or withholdings as a result of a failure of the Company to deliver the certificates described in Section 7.3(f), such Withholding Agent shall use commercially reasonable efforts to (i) provide notice to such holder as soon as reasonably practicable after such determination and (ii) cooperate with such holder to reduce or eliminate any such deduction and/or withholding. To the extent that amounts are so withheld and paid over to the appropriate Governmental Body, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 10.13(h), except as set forth in the disclosure schedule delivered by the Company to Parent (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows:

2.1.  Due Organization; Subsidiaries.

(a)  The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to conduct its business in the manner in which its business is currently being conducted and to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used.

(b)  The Company is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.

(c)  The Company has no Subsidiaries.

2.2.  Organizational Documents. The Company has made available to Parent accurate and complete copies of the Organizational Documents of the Company in effect as of the date of this Agreement. The Company is not in breach or violation of its respective Organizational Documents.

2.3.  Authority; Binding Nature of Agreement.

(a)  The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to receipt of the Required Company Stockholder Vote, to consummate the Contemplated Transactions. The Company Board (at a meeting duly called, noticed and held by the requisite quorum and vote or by unanimous consent) has adopted resolutions providing for the Company Board Approval.

(b)  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

2.4.  Vote Required. The affirmative vote (or written consent) of the holders of (a) a majority of the voting power of the shares of Company Series Seed Preferred Stock (voting on an as converted to Company Common Stock basis) and Company Common Stock, voting together as a single class, (b) a majority of the shares of Company Series Seed Preferred Stock, voting together as a single class on an as converted basis, and (c) a majority of the shares of Company Series Seed Preferred Stock issued to PV Kluster, LLC at the initial closing of the purchase of shares of the Company Series Seed Preferred Stock, in each case outstanding on the record date for the Stockholder Written Consent (the “Required Company Stockholder Vote”), is the only vote (or written consent) of the holders of any class or series of Company Capital Stock necessary to adopt and approve this Agreement and approve the Contemplated Transactions. The Stockholder Written Consent authorizing the Company Stockholder Matters and providing the Required Company Stockholder Vote became effective immediately following the execution of this Agreement by the Parties hereto. No other corporate proceedings by the Company are necessary to authorize this Agreement or to consummate the Contemplated Transactions.

2.5.  Non-Contravention; Consents. Subject to the Company’s receipt of the Required Company Stockholder Vote and the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a)  contravene, conflict with or result in a violation of any of the provisions of the Company’s Organizational Documents;

(b)  contravene, conflict with or result in a violation of any Law or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(c)  contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(d)  contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Company Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract; (iii) accelerate the maturity or performance of any Company Material Contract; or (iv) cancel, terminate or modify any term of any Company Material Contract, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; or

(e)  result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company (except for Permitted Encumbrances), except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Except for (i) any Consent set forth in Section 2.5 of the Company Disclosure Schedule under any Company Contract, (ii) the Required Company Stockholder Vote, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws, the Company is not or will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (A) the execution, delivery or performance of this Agreement, or (B) the consummation of the Contemplated Transactions. The restrictions contained in Section 203 of the DGCL are not applicable to the Company by reason of Section 203(b)(4) of the DGCL because the Company does not have a class of voting stock that is (x) listed on a national securities exchange or (y) held of record by more than 2,000 stockholders and the Company has not elected by provision of its certificate of incorporation to be governed by Section 203 of the DGCL. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, the Lock-Up Agreements or any of the Contemplated Transactions.

2.6.  Capitalization.

(a)  The authorized Company Capital Stock as of the date of this Agreement consists of 22,000,000 shares of Company Common Stock, of which 7,999,656 shares have been issued and are outstanding as of the date of this Agreement, and 13,464,000 shares of Company Preferred Stock, par value $0.00001 per share, all of which have been designated as Company Series Seed Preferred Stock, of which 8,976,000 shares of Company Series Seed Preferred Stock have been issued and are outstanding as of the date of this Agreement. The Company does not hold any shares of its capital stock in its treasury. Section 2.6(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, each record holder of issued and outstanding shares of Company Capital Stock and the number and type of shares of Company Capital Stock held by such holder.

(b)  All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in the Investor Agreements, none of the outstanding shares of Company Capital Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Company Capital Stock is subject to any right of first refusal in favor of the Company. Except for this Agreement, the Lock-Up Agreement or as set forth in the Investor Agreements, there is (x) no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Capital Stock and (y) no contracts with one or more current or prospective stockholders of the Company (or one or more beneficial owners of capital stock of the Company), in its or their capacity as such, within the meaning of Section 122(18) of the DGCL. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Capital Stock or other securities. Section 2.6(b) of the Company Disclosure Schedule accurately and completely lists all repurchase rights held by the Company with respect to shares of Company Capital Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable and whether the holder of such shares of Company Capital Stock timely filed an election with the relevant Governmental Bodies under Section 83(b) of the Code with respect to such shares.

(c)  Except for the Company Plan, the Company does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date of this Agreement, the Company has reserved 2,295,000 shares of Company Common Stock for issuance under the Company Plan, of which 94,656 shares have been issued and are currently outstanding, 2,107,232 shares have been reserved for issuance upon exercise of Company Options previously granted and currently outstanding under the Company Plan, 0 shares have been issued pursuant to Company Restricted Stock Grants, and 93,112 shares of Company Common Stock remain available for future issuance of awards pursuant to the Company Plan. Section 2.6(c) of the Company Disclosure Schedule sets forth the following information, as applicable, with respect to each Company Option and Company Restricted Stock Grant and Company Warrant outstanding as of the date of this Agreement: (i) the name of the award recipient; (ii) the number of shares of Company Common Stock subject to such Company Option or Company Restricted Stock Grant, as applicable, at the time of grant; (iii) the number of shares of Company Common Stock subject to such Company Option or Company Restricted Stock Grant, as applicable, as of the date of this Agreement; (iv) the exercise price of such Company Option; (v) the date on which such Company Option or Company Restricted Stock Grant, as applicable, was granted; (vi) the applicable vesting schedule, including the number of vested and unvested shares as of the date of this Agreement and any acceleration provisions; (vii) the date on which such Company Option expires; and (viii) whether such Company Option is intended to constitute an “incentive stock option” (as defined in the Code) or a non-qualified stock option. The Company has made available to Parent an accurate and complete copy of the Company Plan and a form of stock option agreement and stock grant agreement that is consistent in all material respects with the stock option agreements and stock grant agreements evidencing outstanding Company Options and Company Restricted Stock Grants, as applicable, granted thereunder. Each Company Option has been granted with an exercise price equal to or greater than fair market value of the underlying share of Company Common Stock as of the date of grant.

(d)  Except for Company Warrants, Company Options and Company Restricted Stock Grants set forth in Section 2.6(c) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; or (iii) condition or circumstance that could be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.

(e)  All outstanding shares of Company Common Stock, Company Options, Company Restricted Stock Grants, Company Warrants and other securities of the Company have been issued and granted in (i) compliance with the DGCL and the Organizational Documents of the Company in effect as of the relevant time, (ii) material compliance with all applicable securities Laws and other applicable Law, and (iii) material compliance with all requirements set forth in applicable Contracts, including the Company Plan. Each Company Option (i) has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant, (ii) has a grant date that is not prior to the date on which the Company Board or a duly authorized committee thereof actually granted or awarded such Company Option and (iii) qualifies for the Tax and accounting treatment afforded to such Company Option in the Company’s tax returns and the Company Financials, respectively.

(f)  All distributions, dividends, repurchases and redemptions of the Company Capital Stock or other equity interests of the Company were undertaken in (i) compliance with the DGCL, Delaware common law and the Organizational Documents of the Company in effect as of the relevant time, (ii) material compliance with all applicable securities Laws and other applicable Laws, and (iii) material compliance with all requirements set forth in applicable Contract.

2.7.  Financial Statements.

(a)  Concurrently with the execution hereof, the Company has provided to Parent true and complete copies of (i) the Company Unaudited Annual Balance Sheet, together with the unaudited statements of operations and cash flows of the Company for the period reflected in the Company Unaudited Annual Balance Sheet and (ii) the Company Unaudited Interim Balance Sheet, together with the unaudited statements of operations and cash flows of the Company for the period reflected in the Company Unaudited Interim Balance Sheet (collectively, the “Company Financials”). The Company Financials were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which is material) and fairly present, in all material respects, the financial position and operating results of the Company as of the dates and for the periods indicated therein.

(b)  Since the Company’s inception, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company, the Company Board or any committee thereof. Since the Company’s inception, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company, the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

2.8.  Absence of Changes. Except as set forth in Section 2.8 of the Company Disclosure Schedule, after the date of the Company Unaudited Interim Balance Sheet (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto):

(a)  the Company has conducted its business only in the Ordinary Course of Business consistent with past practice in all material respects;

(b)  there has not been or occurred any Company Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and

(c)  no action, event or occurrence that would have required the consent of Parent pursuant to Section 4.2(b) had such action, event or occurrence taken place after the execution and delivery of this Agreement.

2.9.  Absence of Undisclosed Liabilities. As of the date hereof, the Company has no liability, indebtedness, obligation or expense of any kind, whether accrued, absolute, contingent, matured or unmatured (whether or not required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), individually or in the aggregate, of a type required to be recorded or reflected on a balance sheet or disclosed in the footnotes thereto under GAAP, except for: (a) Liabilities disclosed, reflected or reserved against in the Company Unaudited Interim Balance Sheet; (b) Liabilities that have been incurred by the Company since the date of the Company Unaudited Interim Balance Sheet in the Ordinary Course of Business; (c) Liabilities for performance of obligations under the Company Contracts; (d) Liabilities incurred in connection with the Contemplated Transactions; (e) Liabilities which would not, individually or in the aggregate, reasonably be expected to be material to the Company; and (f) Liabilities described in Section 2.9 of the Company Disclosure Schedule.

2.10.  Title to Assets. The Company owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it that are material to the Company or its business, including: (a) all tangible assets reflected on the Company Unaudited Interim Balance Sheet; and (b) all other tangible assets reflected in the books and records of the Company as being owned by the Company. All of such assets are owned or, in the case of leased assets, leased by the Company free and clear of any Encumbrances, other than Permitted Encumbrances.

2.11.  Real Property; Leasehold. The Company does not own and has never owned any real property. The Company has made available to Parent (a) an accurate and complete list of all real properties with respect to which the Company directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of, or occupied or leased by, the Company and (b) copies of all leases under which any such real property is possessed, occupied or leased (the “Company Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder. The Company’s possession, occupancy, lease, use and/or operation of each such leased property conforms to all applicable Laws in all material respects, and the Company has exclusive possession of each such leased property and leasehold interest and has not granted any occupancy rights to tenants or licensees with respect to such leased property or leasehold interest. In addition, each such leased property and leasehold interest is free and clear of all Encumbrances other than Permitted Encumbrances.

2.12.  Intellectual Property.

(a)  Section 2.12(a) of the Company Disclosure Schedule identifies each item of material Registered IP owned in whole or in part by the Company, including, with respect to each registration and application: (i) the name of the applicant/registrant, (ii) the jurisdiction of application/registration, (iii) the application or registration number and (iv) any other co-owners. To the Knowledge of the Company, each of the patents and patent applications included in Section 2.12(a) of the Company Disclosure Schedule properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States. As of the date of this Agreement, no cancellation, interference, opposition, reissue, reexamination or other proceeding of any nature (other than office actions or similar communications issued by any Governmental Body in the ordinary course of prosecution of any pending applications for registration) is pending or threatened in writing, in which the scope, validity, enforceability or ownership of any Company IP is being or has been contested or challenged. To the Knowledge of the Company, each item of Company IP is valid and enforceable, and with respect to the Company’s Registered IP, subsisting.

(b)  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company exclusively owns, is the sole assignee of, or has licensed all material Company IP (other than as disclosed in Section 2.12(b) of the Company Disclosure Schedule), free and clear of all Encumbrances other than Permitted Encumbrances. The Company IP and the Intellectual Property Rights licensed to the Company pursuant to a valid, enforceable written agreement constitute all Intellectual Property Rights used in, material to or otherwise necessary for the operation of the Company’s business as currently conducted. Each Company Associate involved in the creation or development of any material Company IP, pursuant to such Company Associate’s activities on behalf of the Company, has signed a valid and enforceable written agreement containing an assignment of such Company Associate’s rights in such Company IP to the Company. Each Company Associate who has or has had access to the Company’s trade secrets or confidential information has signed a valid and enforceable written agreement containing confidentiality provisions protecting the Company IP, trade secrets and confidential information. The Company has taken commercially reasonable steps to protect and preserve the confidentiality of its trade secrets and confidential information.

(c)  To the Knowledge of the Company, no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution has been used to create Company IP, except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining ownership rights or a license to such Company IP or the right to receive royalties for the practice of such Company IP.

(d)  Section 2.12(d) of the Company Disclosure Schedule sets forth each license agreement pursuant to which the Company (i) is granted a license under any material Intellectual Property Right owned by any third party that is used by the Company in its business as currently conducted (each a “Company In-bound License”) or (ii) grants to any third party a license under any material Company IP or material Intellectual Property Right licensed to the Company under a Company In-bound License (each a “Company Out-bound License”) (provided, that, Company In-bound Licenses shall not include, when entered into in the Ordinary Course of Business, material transfer agreements, agreements with Company Associates, services agreements, non-disclosure agreements, commercially available Software-as-a-Service offerings, or off-the-shelf software licenses; and Company Out-bound Licenses shall not include, when entered into in the Ordinary Course of Business, material transfer agreements, services agreements, non-disclosure agreements, or non-exclusive outbound licenses). To the Knowledge of the Company, all Company In-bound Licenses and Company Out-bound Licenses are in full force and effect and are valid, enforceable and binding obligations of the Company and each other party to such Company In-bound Licenses or Company Out-bound Licenses. Neither the Company, nor to the Knowledge of the Company, any other party to such Company In-bound Licenses or Company Out-bound Licenses, is in material breach under any Company In-bound Licenses or Company Out-bound Licenses.

(e)  To the Knowledge of the Company: (i) the operation of the business of the Company as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any other Person and (ii) no other Person is infringing, misappropriating or otherwise violating any Company IP or any Intellectual Property Rights exclusively licensed to the Company. No Legal Proceeding is pending (or, to the Knowledge of the Company, is threatened in writing) (A) against the Company alleging that the operation of the business of the Company infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person or (B) by the Company alleging that another Person has infringed, misappropriated or otherwise violated any of the Company IP or any Intellectual Property Rights exclusively licensed to the Company. Since the Company’s inception, the Company has not received any written notice or other written communication alleging that the operation of the business of the Company infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person.

(f)  None of the Company IP or, to the Knowledge of the Company, any material Intellectual Property Rights exclusively licensed to the Company is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing by the Company of any such Company IP or material Intellectual Property Rights exclusively licensed to the Company.

(g)  To the Knowledge of the Company, the Company and the operation of the Company’s business are in substantial compliance with all Laws pertaining to data privacy and data security of any personally identifiable information or sensitive business information (collectively, “Sensitive Data”). To the Knowledge of the Company, there have been (i) no losses or thefts of data or security breaches relating to Sensitive Data used in the business of the Company, (ii) no violations of any security policy of the Company regarding any such Sensitive Data used in the business of the Company, and (iii) no unauthorized access, unauthorized use or unintended or improper disclosure of any Sensitive Data used in the business of the Company. The Company has taken commercially reasonable steps and implemented reasonable disaster recovery and security plans and procedures to protect the information technology systems used in, material to or necessary for operation of the Company’s business as currently conducted from unauthorized use or access. To the Knowledge of the Company, there have been no material malfunctions or unauthorized intrusions or breaches of the information technology systems used in, material to or necessary for the operation of the Company’s business as currently conducted.

2.13.  Agreements, Contracts and Commitments.

(a)  Section 2.13(a) of the Company Disclosure Schedule lists the following Company Contracts in effect as of the date of this Agreement other than any Company Benefit Plans (each, a “Company Material Contract” and collectively, the “Company Material Contracts”):

(i)  each Company Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(ii)  each Company Contract containing (A) any covenant limiting the freedom of the Company or the Surviving Corporation to engage in any line of business or compete with any Person, (B) any most-favored pricing arrangement or similar term by which any Person is or could become entitled to any benefit, right or privilege that must be at least as favorable to such Person as those offered to any other Person, (C) any exclusivity provision, right of first refusal or right of first negotiation or similar covenant, or (D) any non-solicitation provision;

(iii)  each Company Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity, except as contemplated hereby;

(iv)  each Company Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any assets of the Company or any loans or debt obligations with officers or directors of the Company;

(v)  each Company Contract with any financial advisor, broker, finder, investment banker or other similar Person providing financial advisory services to the Company in connection with the Contemplated Transactions;

(vi)  each Company Real Estate Lease;

(vii)  each Company Contract with any Governmental Body;

(viii)  each Company Out-bound License and Company In-bound License, and each Company Contract containing a covenant not to sue or otherwise enforce any Intellectual Property Rights, other than Contracts containing standard form non-disclosure agreements or licenses for unmodified commercially available off the shelf software;

(ix)  each Company Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of the Company;

(x)  each Company Contract, offer letter, or employment agreement, or independent contractor agreement with any employee or service provider whose annual base compensation equals or exceeds $100,000 that (A) is not terminable on less than thirty (30) days’ advance notice the Company or otherwise subject to severance obligations, except as required under applicable Law, or (B) provides for retention payments, change of control payments, severance, accelerated vesting, or any similar payment or benefit that will become due as a result of the Merger;

(xi)  each Company Contract providing any option to receive a license or other right, any right of first negotiation, any right of first refusal or any similar right to any Person related to any material Company IP or material Intellectual Property Right licensed to the Company under a Company In-bound License;

(xii)  each Company Contract entered into in settlement of any Legal Proceeding or other dispute with respect to which the Company has any outstanding monetary obligations as of the Closing Date; and

(xiii)  any other Company Contract, excluding Company Contracts relating to Company employees or independent contractors, that is not terminable at will (with no penalty or payment or requirement for prior notice) by the Company, and (A) which involves payment or receipt by the Company after the date of this Agreement under any such agreement, Contract or commitment of more than $200,000 in the aggregate, or obligations after the date of this Agreement in excess of $200,000 in the aggregate, or (B) that is material to the business or operations of the Company, taken as a whole.

(b)  The Company has delivered or made available to Parent accurate and complete copies of all Company Material Contracts, including all amendments thereto. Except as set forth in Section 2.13(a)(x) of the Company Disclosure Schedule, there are no Company Material Contracts that are not in written form. Neither the Company nor, to the Company’s Knowledge, as of the date of this Agreement any other party to a Company Material Contract, has breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Company Material Contract in such manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages which would reasonably be expected to be material to the Company or its business. As to the Company, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Company Material Contract to change, any material amount paid or payable to the Company under any Company Material Contract or any other material term or provision of any Company Material Contract, and no Person has indicated in writing to the Company that it desires to renegotiate, modify, not renew or cancel any Company Material Contract.

2.14.  Compliance; Permits; Restrictions.

(a)  The Company is, and at all times since the Company’s inception has been, in compliance in all material respects with all applicable Laws, except for any noncompliance, either individually or in the aggregate, which would not be material to the Company. No Legal Proceeding is pending or, to the Knowledge of the Company, threatened against the Company. There is no agreement, judgment, injunction, order or decree binding upon the Company which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of material property by the Company or the conduct of business by the Company as currently conducted, (ii) is reasonably likely to have an adverse effect on the Company’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b)  The Company holds all required Governmental Authorizations which are material to the operation of the business of the Company as currently conducted (the “Company Permits”). Section 2.14(b) of the Company Disclosure Schedule identifies each Company Permit. Each such Company Permit is valid and in full force and effect, and the Company is in material compliance with the terms of the Company Permits. No Legal Proceeding is pending or, to the Knowledge of the Company, threatened, which seeks to revoke, limit, suspend, or materially modify any Company Permit.

2.15.  Legal Proceedings; Orders.

(a)  As of the date of this Agreement, there is no material pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves (A) the Company, (B) any Company Associate (in his or her capacity as such) or (C) any of the material assets owned or used by the Company; or (ii) that challenges, or that would have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b)  Except as set forth in Section 2.15(b) of the Company Disclosure Schedule, since the Company’s inception through the date of this Agreement, no Legal Proceeding has been pending against the Company that resulted in material liability to the Company.

2.16.  Tax Matters.

(a)  The Company has timely filed all material Tax Returns that were required to be filed by or with respect to it under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in compliance with all applicable Law. No claim has ever been made by any Governmental Body in any jurisdiction where the Company does not file a particular Tax Return or pay a particular Tax that the Company is required to file a Tax Return or pay a Tax in that jurisdiction.

(b)  All material amounts of Taxes due and owing by the Company (whether or not shown on any Tax Return) have been fully and timely paid. The unpaid Taxes of the Company did not, as of the date of the Company Unaudited Interim Balance Sheet, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the Company Unaudited Interim Balance Sheet. Since the date of the Company Unaudited Interim Balance Sheet, the Company has not incurred any material Liability for Taxes outside the Ordinary Course of Business.

(c)  All Taxes that the Company is or was required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors, stockholders, lenders, customers or other third parties and have been timely paid to the proper Governmental Body or other Person or properly set aside in accounts for this purpose.

(d)  There are no Encumbrances for material Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

(e)  No deficiencies for a material amount of Taxes with respect to the Company have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending or ongoing and, to the Knowledge of the Company, no threatened audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of the Company. Neither the Company nor any of its predecessors has waived any statute of limitations or agreed to any extension of time with respect to any income or other material Tax assessment or deficiency.

(f)  The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g)  The Company is not a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement, other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes.

(h)  The Company will not be required to include or accelerate any item of income in, or exclude or defer any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes for a Tax period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount, advance payment or deferred revenue received or accrued on or prior to the Closing Date; (vii) application of Section 367(d) of the Code to any transfer of intangible property on or prior to the Closing Date; (viii) application of Sections 951 or 951A of the Code (or any similar provision of state, local or foreign Law) to any income received or accrued on or prior to the Closing Date; or (ix) election under Section 108(i) of the Code (or any similar provision of state, local or foreign Law). The Company has no unpaid deferred employment Taxes under the CARES Act, taken, has not claimed, or applied for an employee retention tax credit, or taken out any loan, received any loan assistance or received any other financial assistance, or requested any of the foregoing, in each case under the CARES Act, including pursuant to the Paycheck Protection Program or the Economic Injury Disaster Loan Program. The Company has not made any election under Section 965(h) of the Code.

(i)  The Company has no Liability for any material Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract (other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes) or otherwise.

(j)  The Company has never distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provisions of state, local or foreign Law).

(k)  The Company has not participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “reportable transaction” within the meaning of Section 6707A(c) of the Code and Treasury Regulations Section 1.6011-4(b).

(l)  The Company has not taken any action (or agreed to take any action) or become aware of any fact that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

(m)  Section 2.16(m) of the Company Disclosure Schedule sets forth the entity classification of the Company for U.S. federal income tax purposes. The Company has not made an election or taken any other action to change its federal and state income tax classification from such classification.

For purposes of this Section 2.16, each reference to the Company shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, the Company.

2.17.  Employee and Labor Matters; Benefit Plans.

(a)  Section 2.17(a) of the Company Disclosure Schedule is a list of all material Company Benefit Plans (except for (A) any individual stock purchase, stock option and other equity compensation agreements which do not deviate from the representative forms of such agreements made available to Parent, and (B) employment agreements and offer letters with annual base compensation in excess of $100,000 that (i) is not terminable on less than thirty (30) days’ advance notice the Company or otherwise subject to severance obligations, except as required under applicable Law, or (ii) provides for retention payments, change of control payments, severance, accelerated vesting, or any similar payment or benefit that will become due as a result of the Merger , other than through a plan, program, policy, arrangement or agreement listed on Section 2.17(a) of the Company Disclosure Schedule). “Company Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA and (ii) other pension, retirement, deferred compensation, excess benefit, profit sharing, bonus, commission, equity or equity-based incentive, phantom equity, severance, change-of-control, retention, health, life, disability, group insurance, paid time off, holiday, welfare and fringe benefit plan or program, (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen), in each case, sponsored, maintained, administered, contributed to, or required to be contributed to, by the Company for the benefit of any current or former employee, director, officer or independent contractor of the Company or under which the Company has any actual or contingent liability.

(b)  As applicable with respect to each material Company Benefit Plan, the Company has made available to Parent, true and complete copies of (i) each material Company Benefit Plan, including all amendments thereto, and in the case of an unwritten material Company Benefit Plan, a written description thereof, (ii) all current trust documents, investment management contracts, custodial agreements, administrative services agreements and insurance and annuity contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recently filed annual reports with any Governmental Body (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination, opinion or advisory letter, (vi) the most recent summary annual reports, nondiscrimination testing reports, actuarial reports, financial statements and trustee reports, and (vii) all notices and filings from the IRS or Department of Labor or other Governmental Body concerning audits, investigations, plan corrections or “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code.

(c)  Each material Company Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and the applicable provisions of ERISA, the Code and all other Laws. The Company and each Company ERISA Affiliate have complied in all material respects with the applicable provisions of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “ACA”), and neither the Company nor any Company ERISA Affiliate have received, or reasonably expect to receive, any penalty notice with respect to the ACA.

(d)  The Company Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code have received determination or opinion letters from the IRS on which they may currently rely to the effect that such plans are qualified under Section 401(a) of the Code and the related trusts are exempt from federal income Taxes under Section 501(a) of the Code, respectively, and, to the Knowledge of the Company, nothing has occurred that would reasonably be expected to materially adversely affect the qualification of such Company Benefit Plan or the tax exempt status of the related trust.

(e)  Since the Company’s inception, neither the Company nor any Company ERISA Affiliate has maintained, established, participated in contributed to, has been required to contribute to, or has had any actual or contingent liability with respect to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(f)  There are no pending audits or investigations by any Governmental Body involving any Company Benefit Plan, and no pending or, to the Knowledge of the Company, threatened claims (except for routine individual claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings involving any Company Benefit Plan, or, to the Knowledge of the Company, any fiduciary thereof or service provider thereto, in any case except as would not be reasonably expected to result in material liability to the Company. All contributions and premium payments required to have been made under any of the Company Benefit Plans or by applicable Law (without regard to any waivers granted under Section 412 of the Code), have been timely made and the Company has no material liability for any unpaid contributions with respect to any Company Benefit Plan. Each Company Benefit Plan may be terminated in accordance with its terms and applicable Law without the imposition of material liability (including any contingent liability) on the Company.

(g)  Neither the Company nor, to the Knowledge of the Company, any fiduciary, trustee or administrator of any Company Benefit Plan, has engaged in, or in connection with the Contemplated Transactions will engage in, any transaction with respect to any Company Benefit Plan which would subject any such Company Benefit Plan, the Company, or Parent to a material Tax, material penalty or material liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(h)  No Company Benefit Plan provides death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement other than coverage mandated by Law and the Company has not made a written representation promising the same.

(i)  Neither the execution of this Agreement, nor the performance of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment), will: (i) result in any payment becoming due to any current or former employee, director, officer, or independent contractor of the Company thereof, pursuant to any Company Benefit Plan or otherwise, (ii) increase any amount of compensation or benefits otherwise payable under any Company Benefit Plan or otherwise, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Company Benefit Plan or otherwise, (iv) require any contribution or payment to fund any obligation under any Company Benefit Plan or otherwise or (v) limit the right to merge, amend or terminate any Company Benefit Plan.

(j)  Except as set forth in Section 2.17(a) of the Company Disclosure Schedule, neither the execution of this Agreement, nor the consummation of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Code Section 280G) with respect to the Company of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Code Section 280G), determined without regard to the application of Code Section 280G(b)(5).

(k)  Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated and administered in compliance with, is and has been in documentary compliance with, Section 409A of the Code, in each case, in all material respects.

(l)  No current or former employee, officer, director or independent contractor of the Company has any “gross up” agreements with the Company or other assurance of reimbursement by the Company for any Taxes imposed under Code Section 409A or Code Section 4999.

(m)  The Company does not maintain any Company Benefit Plan outside of the United States.

(n)  The Company has provided to Parent a true and correct list, as of the date of this Agreement, containing the names of all current full-time, part-time or temporary employees and independent contractors (and indication as such), and, as applicable: (i) their annual dollar amount of base salary or other base wages, and to the extent calculable, commissions; (ii) dates of employment or service; (iii) title and, with respect to independent contractors, a current written description of such Person’s contracting services, if available; (iv) visa status, if applicable; and (v) with respect to employees, (A) a designation of whether they are classified as exempt or non-exempt for purposes of the Fair Labor Standards Act, as amended (“FLSA”) and any similar state law and (B) whether such an employee is on leave and, if so, the nature of such leave and expected return date, if known.

(o)  The Company is not and has never been a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union or similar labor organization representing any of its employees, and there is no labor union or similar labor organization representing or, to the Knowledge of the Company, purporting to represent or seeking to represent any employees of the Company, including through the filing of a petition for representation election. There is not and has not been since the Company’s inception, nor is there or has there been since the Company’s inception any threat of, any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute or, to the Knowledge of the Company, any union organizing activity, against the Company.

(p)  The Company is, and since the Company’s inception has been, other than as would not be expected to result in a Company Material Adverse Effect, in material compliance with all applicable Laws respecting labor, employment, employment practices, and terms and conditions of employment, including worker classification, discrimination, harassment and retaliation, equal employment opportunities, fair employment practices, meal and rest periods, immigration, employee safety and health, payment of wages (including overtime wages), unemployment and workers’ compensation, leaves of absence, and hours of work. Except as would not be reasonably likely to result in a material liability to the Company, with respect to employees of the Company, the Company, since the Company’s inception, has withheld and reported all amounts required by Law to be withheld and reported with respect to wages, salaries and other payments, benefits, or compensation to employees. There are no actions, suits, claims, charges, lawsuits, investigations, audits or administrative matters pending or, to the Knowledge of the Company, threatened in writing against the Company relating to any employee, applicant for employment, or consultant.

(q)  Since the Company’s inception, the Company has not implemented any “plant closing” or “mass layoff” of employees that would reasonably be expected to require notification under the WARN Act or any similar state or local Law, no such “plant closing” or “mass layoff” will be implemented before the Closing Date without advance notification to and approval of Parent, and there has been no “employment loss” as defined by the WARN Act within the ninety (90) days prior to the date of this Agreement.

(r)  The Company is and has at all relevant times been in material compliance with (i) COVID-19-related Laws, standards, regulations, orders and guidance (including without limitation relating to business reopening), including those issued and enforced by the Occupational Safety and Health Administration, the Centers for Disease Control, the Equal Employment Opportunity Commission, and any other Governmental Body; and (ii) the Families First Coronavirus Response Act (including with respect to eligibility for tax credits under such Act) and any other applicable COVID-19-related leave Law, whether state, local or otherwise.

2.18.  Environmental Matters. The Company is and since the Company’s inception has complied with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to be material to the Company or its business. The Company has not received since the Company’s inception, any written notice or other communication (in writing or otherwise), whether from a Governmental Body or other Person, that alleges that the Company is not in compliance with or has liability pursuant to any Environmental Law and, to the Knowledge of the Company, there are no circumstances that would reasonably be expected to prevent or interfere with the Company’s compliance in any material respects with any Environmental Law, except where such failure to comply would not reasonably be expected to be material to the Company or its business.

2.19.  Insurance. The Company has delivered or made available to Parent accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company. Each of such insurance policies is in full force and effect and the Company is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since the Company’s inception, the Company has not received any notice or other communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy; or (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. The Company has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against the Company for which the Company has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company of its intent to do so.

2.20.  No Financial Advisors. Except as set forth in Section 2.20 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company.

2.21.  Transactions with Affiliates.

(a)  Section 2.21(a) of the Company Disclosure Schedule describes any material transactions or relationships, since the Company’s inception, between, on one hand, the Company and, on the other hand, any (i) officer or director of the Company or, to the Knowledge of the Company, any of such officer’s or director’s immediate family members, (ii) owner of more than 5% of the voting power of the outstanding Company Capital Stock or (iii) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company) in the case of each of (i), (ii) or (iii) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

(b)  Section 2.21(b) of the Company Disclosure Schedule lists each stockholders agreement, voting agreement, registration rights agreement, co-sale agreement or other similar Contract between the Company and any holders of Company Capital Stock, including any such Contract granting any Person investor rights, rights of first refusal, rights of first offer, registration rights, director designation rights or similar rights (collectively, the “Investor Agreements”).

2.22.  Anti-Bribery. None of the Company or any of its directors, officers, employees or, to the Company’s Knowledge, agents or any other Person acting on their behalf (in each in their respective capacities as such) has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in violation of the Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 or any other anti-bribery or anti-corruption Law (collectively, the “Anti-Bribery Laws”). The Company is not and has not been the subject of any investigation or inquiry by any Governmental Body with respect to potential violations of Anti-Bribery Laws.

2.23.  Disclaimer of Other Representations or Warranties.

(a)  Except as previously set forth in this Section 2 or in any certificate delivered by the Company to Parent and/or Merger Sub pursuant to this Agreement, the Company makes no representation or warranty, express or implied, at law or in equity, with respect to it or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

(b)  The Company acknowledges and agrees that, except for the representations and warranties of Parent and Merger Sub set forth in Section 3 or in any certificate delivered by Parent and/or Merger Sub to the Company pursuant to this Agreement, none of the Company or any of its Representatives is relying on any other representation or warranty of Parent, Merger Sub or any other Person made outside of Section 3 or such certificate, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case, with respect to the matters covered by this Agreement or the Contemplated Transactions, and any claim with respect to any other representation or warranty of Parent, Merger Sub or any other Person made outside of Section 3 or such certificate are expressly disclaimed by the Company.

Section 3.  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to Section 10.13(h), except (a) as set forth in the disclosure schedule delivered by Parent to the Company (the “Parent Disclosure Schedule”) or (b) as disclosed in the Parent SEC Documents filed with the SEC after December 31, 2022 and prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (i) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (ii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), it being understood that any matter disclosed in the Parent SEC Documents (x) shall not be deemed disclosed for purposes of Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5, Section 3.6, and Section 3.7 and (y) shall be deemed to be disclosed in a section of the Parent Disclosure Schedule only to the extent that it is readily apparent from a reading of such Parent SEC Documents that is applicable to such section of the Parent Disclosure Schedule, Parent and Merger Sub represent and warrant to the Company as follows:

3.1.  Due Organization; Subsidiaries.

(a)  Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound. Since its date of incorporation, Merger Sub has not engaged in any activities other than activities incident to its organization or in connection with or as contemplated by this Agreement.

(b)  Parent is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Parent Material Adverse Effect.

(c)  Parent has no Subsidiaries, except for the Entities identified in Section 3.1(c) of the Parent Disclosure Schedule; and neither Parent nor any of the Entities identified in Section 3.1(c) of the Parent Disclosure Schedule owns any capital stock of, or any equity, ownership or profit-sharing interest of any nature in, or controls directly or indirectly, any other Entity other than the Entities identified in Section 3.1(c) of the Parent Disclosure Schedule. Each of Parent’s Subsidiaries is a corporation or other legal entity duly organized, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization and has all necessary corporate or other power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(d)  Neither the Parent nor any of its Subsidiaries is or has otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business Entity. Neither the Parent nor any of its Subsidiaries has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Neither the Parent nor any of its Subsidiaries has, at any time, been a general partner of, or has otherwise been liable for, any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

3.2.  Organizational Documents. Parent has made available to the Company accurate and complete copies of the Organizational Documents of Parent and each of its Subsidiaries in effect as of the date of this Agreement. Neither Parent nor any of its Subsidiaries is in breach or violation of its respective Organizational Documents.

3.3.  Authority; Binding Nature of Agreement.

(a)  Parent and Merger Sub have all necessary corporate power and authority to enter into and to perform its respective obligations under this Agreement and, subject, with respect to Parent, to receipt of the Required Parent Stockholder Vote and, with respect to Merger Sub, the adoption of this Agreement by Parent in its capacity as sole stockholder of Merger Sub, to consummate the Contemplated Transactions. The Parent Board (at a meeting duly called, noticed and held) has adopted resolutions providing for the Parent Board Approval. The Merger Sub Board (by unanimous consent in lieu of a meeting) has adopted resolutions providing for the Merger Sub Board Approval.

(b)  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

3.4.  Vote Required. The affirmative vote of the holders of a majority in voting power of the shares of Parent Common Stock present in person or by proxy and entitled to vote at the Parent Stockholders’ Meeting is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve the Parent Stockholder Matters (“Required Parent Stockholder Vote”).

3.5.  Non-Contravention; Consents. Subject to obtaining the Required Parent Stockholder Vote and the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by Parent or Merger Sub, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a)  contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Parent or Merger Sub;

(b)  contravene, conflict with or result in a violation of any Law or any order, writ, injunction, judgment or decree to which Parent or its Subsidiaries, or any of the assets owned or used by Parent or its Subsidiaries, is subject, except as would not reasonably be expected to have a Parent Material Adverse Effect;

(c)  contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent, except as would not reasonably be expected to have a Parent Material Adverse Effect;

(d)  except as set forth in Section 3.5(d) of the Parent Disclosure Schedule, contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Parent Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Parent Material Contract; (iii) accelerate the maturity or performance of any Parent Material Contract; or (iv) cancel, terminate or modify any term of any Parent Material Contract, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; or

(e)  result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Parent (except for Permitted Encumbrances), except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Except for (i) any Consent set forth in Section 3.5 of the Parent Disclosure Schedule under any Parent Contract, (ii) the Required Parent Stockholder Vote, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws or Nasdaq listing rules, neither Parent nor any of its Subsidiaries is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (A) the execution, delivery or performance of this Agreement, or (B) the consummation of the Contemplated Transactions. The Parent Board has taken all actions necessary to ensure that the restrictions on business combinations contained in Section 203 of the DGCL will not apply to the Merger, this Agreement, the Lock-Up Agreements or the other Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the other Contemplated Transactions.

3.6.  Capitalization.

(a)  The authorized capital stock of Parent as of the date of this Agreement consists of 500,000,000 shares of Parent Common Stock, of which 834,857 shares have been issued and are outstanding as of the close of business on the Reference Date and 5,000,000 shares of preferred stock, par value $0.0001 per share (“Parent Preferred Shares”), of which 3,000 Parent Preferred Shares have been issued and are outstanding as of the close of business on the Reference Date. Parent does not hold any shares of its capital stock in its treasury.

(b)  All of the outstanding shares of Parent Common Stock and Parent Preferred Shares have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of Parent Common Stock or Parent Preferred Shares are entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Parent Common Stock or Parent Preferred Shares is subject to any right of first refusal in favor of Parent. Except as contemplated herein and as set forth on Section 3.6(b) of the Parent Disclosure Schedule, there is (x) no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Parent Common Stock or Parent Preferred Shares and (y) no contracts with one or more current or prospective stockholders of Parent (or one or more beneficial owners of capital stock of Parent) in its or their capacity as such, within the meaning of Section 122(18) of the DGCL, that have not been disclosed. Parent is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock or other securities. Section 3.6(b) of the Parent Disclosure Schedule accurately and completely lists all repurchase rights held by Parent with respect to shares of Parent Common Stock or Parent Preferred Shares (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable and whether the holder of such shares of Parent Common Stock or Parent Preferred Shares timely filed an election with the relevant Governmental Bodies under Section 83(b) of the Code with respect to such shares.

(c)  Except for the Parent Stock Plan, and except as set forth in Section 3.6(c) of the Parent Disclosure Schedule, Parent does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the close of business on the Reference Date, 510,909 shares were reserved for issuance upon exercise of Parent Options granted under the Parent Stock Plan that are outstanding as of the date of this Agreement, no shares have been reserved for issuance upon settlement of Parent RSUs granted and currently outstanding under the Parent Stock Plan, and no shares remain available for future issuance pursuant to the Parent Stock Plan. Section 3.6(c) of the Parent Disclosure Schedule sets forth the following information with respect to each Parent Option and Parent RSU outstanding as of the Reference Date: (i) the name of the award recipient; (ii) the number of shares of Parent Common Stock subject to such Parent Option or Parent RSU, as applicable, at the time of grant; (iii) the number of shares of Parent Common Stock subject to such Parent Option or Parent RSU, as applicable, as of the Reference Date; (iv) the exercise price of such Parent Option; (v) the date on which such Parent Option or Parent RSU, as applicable, was granted; (vi) the applicable vesting schedule, including the number of vested and unvested shares as of the Reference Date and any acceleration provisions; and (vii) whether such Parent Option is intended to constitute an “incentive stock option” (as defined in the Code) or a non-qualified stock option. Parent has made available to the Company an accurate and complete copy of the Parent Stock Plan and a form of stock option agreement and form of restricted stock unit agreement that is consistent in all material respects with the stock option agreements and restricted stock unit agreements evidencing outstanding Parent Options and Parent RSUs granted thereunder.

(d)  Except for the Parent Options and Parent RSU, and as otherwise set forth in Section 3.6(d) of the Parent Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent or any of its Subsidiaries; or (iii) condition or circumstance that could be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Parent or any of its Subsidiaries (it being understood that Parent intends to issue prior to (but contingent upon) the Closing restricted stock units to certain employees of the Company identified in the Company Disclosure Schedule). There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Parent or any of its Subsidiaries. In addition, there are no stockholder rights plans (or similar plan commonly referred to as a “poison pill”) or bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote.

(e)  All outstanding shares of Parent Common Stock, Parent Preferred Shares, Parent Options, Parent RSUs, and other securities of Parent have been issued and granted in material compliance with (i) the Organizational Documents of Parent in effect as of the relevant time and all applicable securities Laws and other applicable Law, and (ii) all requirements set forth in applicable Contracts, including the Parent Stock Plan. Except as set forth on Section 3.6(e) of the Parent Disclosure Schedule, each Parent Option (i) has an exercise price per share of Parent Common Stock equal to or greater than the fair market value of a share of Parent Common Stock on the date of such grant, (ii) has a grant date that is not prior to the date on which the Parent Board or a duly authorized committee thereof actually awarded such Parent Option and (iii) qualifies for the Tax and accounting treatment afforded to such Parent Option in Parent’s tax returns and financial statements of Parent, respectively.

(f)  All distributions, dividends, repurchases and redemptions of Parent Common Stock or other equity interests of Parent were undertaken in material compliance with (i) the Organizational Documents of Parent in effect as of the relevant time and all applicable securities Laws and other applicable Laws, and (ii) all requirements set forth in applicable Contracts.

3.7.  SEC Filings; Financial Statements.

(a)  Parent has delivered or made available to the Company accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Parent with the SEC since January 1, 2020 (the “Parent SEC Documents”), other than such documents that can be obtained on the SEC’s website at www.sec.gov. Since January 1, 2020 and except for the Quarterly Reports on Form 10-Q for the periods ended March 31, 2025 and June 30, 2025, material statements, reports, schedules, forms and other documents required to have been filed by Parent or its officers with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, as of the time they were filed, or if amended or superseded by a filing prior to the date of this Agreement, on the date of the last such amendment or superseding filing prior to the date of this Agreement, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Parent SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Laws, and no current or former executive officer of Parent has failed to make the Certifications required of him or her. Parent has made available to the Company true and complete copies of all correspondence, other than transmittal correspondence or general communications by the SEC not specifically addressed to Parent, between the SEC, on the one hand, and Parent, on the other, since January 1, 2020, including all SEC comment letters and responses to such comment letters and responses to such comment letters by or on behalf of Parent except for such comment letters and responses to such comment letters that are publicly accessible through EDGAR. As of the date of this Agreement, there are no outstanding unresolved comments in comment letters received from the SEC or Nasdaq with respect to Parent SEC Documents. To the Knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, including with regards to any accounting practices of Parent. As used in this Section 3.7, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, supplied or otherwise made available to the SEC.

(b)  The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, except as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present, in all material respects, the financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of Parent for the periods covered thereby. Other than as expressly disclosed in the Parent SEC Documents filed prior to the date hereof, there has been no material change in Parent’s accounting methods or principles that would be required to be disclosed in Parent’s financial statements in accordance with GAAP.

(c)  Parent’s independent registered public accounting firm has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the Knowledge of Parent, “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of Parent, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(d)  Except as set forth in Section 3.7(d) of the Parent Disclosure Schedule, since January 1, 2020, through the date of this Agreement, Parent has not received any comment letter from the SEC or the staff thereof or any correspondence from officials of Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Parent Common Stock on Nasdaq. As of the date of this Agreement, Parent has timely responded to all comment letters of the staff of the SEC relating to the Parent SEC Documents, and the SEC has not advised Parent that any final responses are inadequate, insufficient or otherwise non-responsive. Parent has made available to the Company true, correct and complete copies of all comment letters, written inquiries and enforcement correspondences between the SEC, on the one hand, and Parent, on the other hand, occurring since January 1, 2020 and will, reasonably promptly following the receipt thereof, make available to the Company any such correspondence sent or received after the date of this Agreement. To the Knowledge of Parent, as of the date of this Agreement, none of the Parent SEC Documents is the subject of an ongoing SEC report or outstanding SEC comment.

(e)  Since January 1, 2020, (i) neither Parent nor, to the knowledge of Parent, any of its directors, officers, employees, auditors, accountants or representatives has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or its internal accounting controls, including any material complaint, allegation, assertion or claim that Parent has engaged in questionable accounting or auditing practices, (ii) no attorney representing Parent, whether or not employed by Parent, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Parent Board or any committee thereof or to any director or officer of Parent, and (iii) there have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, principal accounting officer or general counsel of Parent, the Parent Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f)  Parent is and since its first date of listing on Nasdaq, has been, in compliance in all material respects with the applicable current listing and governance rules and regulations of Nasdaq.

(g)  Parent maintains and at all times since January 1, 2020, has maintained a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) that receipts and expenditures are made only in accordance with authorizations of management and the Parent Board, (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on Parent’s financial statements and (iv) that Parent maintains records in reasonable detail which accurately and fairly reflect the transactions and dispositions of the assets of Parent and any of its Subsidiaries. Parent has evaluated the effectiveness of Parent’s internal control over financial reporting as of December 31, 2024, and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Parent has disclosed, based on its most recent evaluation of internal control over financial reporting, to Parent’s auditors and audit committee (and has described in Section 3.7(g) of the Parent Disclosure Schedule) (A) all material weaknesses and all significant deficiencies, if any, in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves Parent, any of its Subsidiaries, Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Parent and its Subsidiaries or (C) any claim or allegation regarding any of the foregoing. Parent has not identified, based on its most recent evaluation of internal control over financial reporting, any significant deficiencies or material weaknesses in the design or operation of Parent’s internal control over financial reporting.

(h)  Parent maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that information required to be disclosed by Parent in the periodic reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the required time periods, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.

(i)  Section 3.7(i) to the Parent Disclosure Schedule sets forth (x) the Parent Interim Financial Statements and (y) an accurate statement of Parent’s cash and cash equivalents as of the close of business on the Business Day preceding the date of this Agreement, and there has been no material change in the amount thereof from such statement through the date of this Agreement. The cash forecast set forth in Section 3.7(i) to the Parent Disclosure Schedule: (i) has been prepared by Parent in good faith, (ii) is based on assumptions that Parent considers to be reasonable, and (iii) fairly reflects Parent’s reasonably anticipated rate of cash usage for the periods covered therein.

(j)  Parent has not been and is not currently a “shell company” as defined under Section 12b-2 of the Exchange Act.

3.8.  Absence of Changes. Except as set forth in Section 3.8 of the Parent Disclosure Schedule, after the date of the Parent Balance Sheet (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto):

(a)  Parent and its Subsidiaries have conducted its business only in the Ordinary Course of Business;

(b)  there has not been or occurred any Parent Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and

(c)  no action, event or occurrence that would have required the consent of the Company pursuant to Section 4.1(b) had such action, event or occurrence taken place after the execution and delivery of this Agreement.

3.9.  Absence of Undisclosed Liabilities. As of the date hereof, neither Parent nor any of its Subsidiaries has any Liability (whether or not required to be reflected in the financial statements in accordance with GAAP), individually or in the aggregate, of a type required to be recorded or reflected on a balance sheet or disclosed in the footnotes thereto under GAAP except for: (a) Liabilities disclosed, reflected or reserved against in the Parent Balance Sheet; (b) Liabilities that have been incurred by Parent or its Subsidiaries since the date of the Parent Balance Sheet in the Ordinary Course of Business; (c) Liabilities for performance of obligations of Parent or any of its Subsidiaries under Parent Contracts; (d) Liabilities incurred in connection with the Contemplated Transactions; (e) Liabilities which would not, individually or in the aggregate, reasonably be expected to be material to the Parent; and (f) Liabilities described in Section 3.9 of the Parent Disclosure Schedule.

3.10.  Title to Assets. Each of Parent and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Parent Balance Sheet; and (b) all other tangible assets reflected in the books and records of Parent or any of its Subsidiaries as being owned by Parent or such Subsidiary. All of such assets are owned or, in the case of leased assets, leased by Parent or its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.

3.11.  Real Property; Leasehold. Neither Parent nor any of its Subsidiaries own or ever have owned any real property. Parent has made available to the Company (a) an accurate and complete list of all real properties with respect to which Parent directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of, or occupied or leased by, Parent or any of its Subsidiaries, and (b) copies of all leases under which any such real property is possessed, occupied or leased (the “Parent Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder. Parent’s possession, occupancy, lease, use and/or operation of each such leased property conforms to all applicable Laws in all material respects, and Parent has exclusive possession of each such leased property and leasehold interest and has not granted any occupancy rights to tenants or licensees with respect to such leased property or leasehold interest. In addition, each such leased property and leasehold interest is free and clear of all Encumbrances other than Permitted Encumbrances.

3.12.  Intellectual Property.

(a)  Section 3.12(a) of the Parent Disclosure Schedule identifies as of November 3, 2025, each patent and patent application owned by the Parent or Subsidiaries, including, with respect to each registration and application: (i) the name of the applicant/registrant, (ii) the jurisdiction of application/registration, and (iii) the application or registration number. To the Knowledge of Parent, each of the patents and patent applications included in Section 3.12(a) of the Parent Disclosure Schedule properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States. As of the date of this Agreement, no cancellation, interference, opposition, reissue, reexamination or other proceeding of any nature (other than office actions or similar communications issued by any Governmental Body in the ordinary course of prosecution of any pending applications for registration) is pending or, to the Knowledge of Parent, threatened in writing, in which the scope, validity, enforceability or ownership of any Parent IP is being or has been contested or challenged. To the Knowledge of Parent, each U.S. Patent of Parent IP is valid and enforceable (or expired as indicated in Section 3.12(a) of the Parent Disclosure Schedule).

(b)  Except as set forth in Section 3.12(b) of the Parent Disclosure Schedule, Parent or its Subsidiaries exclusively own and are the sole assignee of, or have licensed all material Parent IP, free and clear of all Encumbrances other than Permitted Encumbrances. Each Parent Associate involved in the creation or development of any material Parent IP, pursuant to such Parent Associate’s activities on behalf of Parent or any of its Subsidiaries, has signed a valid and enforceable written agreement containing an assignment of such Parent Associate’s rights in such Parent IP to Parent or its Subsidiaries. Each Parent Associate who has or has had access to Parent’s or any of its Subsidiaries’ trade secrets or confidential information has signed a valid and enforceable written agreement containing confidentiality provisions protecting the Parent IP, trade secrets and confidential information. Parent has taken commercially reasonable steps to protect and preserve the confidentiality of its trade secrets and confidential information.

(c)  To the Knowledge of Parent, no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution has been used to create Parent IP, except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining ownership rights or a license to such Parent IP or the right to receive royalties for the practice of such Parent IP.

(d)  Section 3.12(d) of Parent Disclosure Schedule sets forth each license agreement pursuant to which Parent (i) is granted a license under any material Intellectual Property Right owned by any third party that is used by Parent or its Subsidiaries in its business as currently conducted (each a “Parent In-bound License”) or (ii) grants to any third party a license under any material Parent IP or material Intellectual Property Right licensed to the Parent or its Subsidiaries under a Parent In-bound License (each a “Parent Out-bound License”) (provided, that, Parent In-bound Licenses shall not include, when entered into in the Ordinary Course of Business, material transfer agreements, services agreements, agreements with Parent Associates, non-disclosure agreements, commercially available Software-as-a-Service offerings, or off-the-shelf software licenses; and Parent Out-bound Licenses shall not include, when entered into in the Ordinary Course of Business, material transfer agreements, services agreements, non-disclosure agreements, or non-exclusive outbound licenses). To the Knowledge of Parent, all Parent In-bound Licenses and Parent Out-bound Licenses are in full force and effect and are valid, enforceable and binding obligations of Parent and each other party to such Parent In-bound Licenses or Parent Out-bound Licenses. Neither Parent, nor to the Knowledge of Parent, any other party to such Parent In-bound Licenses or Parent Out-bound Licenses, is in material breach under any Parent In-bound Licenses or Parent Out-bound Licenses. Except as set forth in Section 3.12(d) of the Parent Disclosure Schedule, none of the terms or conditions of any Parent In-bound License or any Parent Out-bound License requires Parent or any of its Subsidiaries or any of their Affiliates to maintain, develop or prosecute any Intellectual Property Rights.

(e)  (i) The operation of the business of Parent and its Subsidiaries as currently conducted (and as it has been conducted for the last six (6) years) does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any other Person and (ii) to the Knowledge of Parent, no other Person is infringing, misappropriating or otherwise violating any Parent IP or any Intellectual Property Rights exclusively licensed to Parent or its Subsidiaries. No Legal Proceeding is pending (or, to the Knowledge of Parent, is threatened in writing) (A) against Parent or its Subsidiaries alleging that the operation of the business of Parent or its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person or (B) by Parent or its Subsidiaries alleging that another Person has infringed, misappropriated or otherwise violated any of the Parent IP or any Intellectual Property Rights exclusively licensed to Parent or its Subsidiaries. Except as set forth in Section 3.12(e) of Parent Disclosure Schedule, neither Parent nor its Subsidiaries have received any written notice or other written communication alleging that the operation of the business of Parent or its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person.

(f)  None of Parent IP or, to the Knowledge of Parent, any material Intellectual Property Rights licensed to Parent or its Subsidiaries is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing by Parent or its Subsidiaries of any such Parent IP or material Intellectual Property Rights exclusively licensed to Parent or its Subsidiaries.

(g)  To the Knowledge of Parent, Parent and the operation of Parent’s and its Subsidiaries’ business are in substantial compliance with all Laws pertaining to data privacy and data security of Sensitive Data. To the Knowledge of Parent, there have been (i) no losses or thefts of data or security breaches relating to Sensitive Data used in the business of Parent or its Subsidiaries, (ii) no violations of any security policy of Parent regarding any such Sensitive Data used in the business of Parent or its Subsidiaries, and (iii) no unauthorized access, unauthorized use or unintended or improper disclosure of any Sensitive Data used in the business of Parent or its Subsidiaries. Parent has taken commercially reasonable steps and implemented reasonable disaster recovery and security plans and procedures to protect the information technology systems used in, material to or necessary for operation of Parent’s and its Subsidiaries’ business as currently conducted from unauthorized use or access. To the Knowledge of Parent, there have been no material malfunctions or unauthorized intrusions or breaches of the information technology systems used in, material to or necessary for the operation of Parent’s or its Subsidiaries’ business as currently conducted.

3.13.  Agreements, Contracts and Commitments.

(a)  Section 3.13 of the Parent Disclosure Schedule lists the following Parent Contracts in effect as of the date of this Agreement other than any Parent Benefit Plans (each, a “Parent Material Contract” and collectively, the “Parent Material Contracts”):

(i)  a material Contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act;

(ii)  each Parent Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(iii)  each Parent Contract containing (A) any covenant limiting the freedom of Parent or its Subsidiaries to engage in any line of business or compete with any Person, (B) any most-favored pricing arrangement or similar term by which any Person is or could become entitled to any benefit, right or privilege that must be at least as favorable to such Person as those offered to any other Person, (C) any exclusivity provision, right of first refusal or right of first negotiation or similar covenant, or (D) any non-solicitation provision;

(iv)  each Parent Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $100,000 pursuant to its express terms and not cancelable without penalty;

(v)  each Parent Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(vi)  each Parent Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any assets of Parent or its Subsidiaries or any loans or debt obligations with officers or directors of Parent;

(vii)  each Parent Contract requiring payment by or to Parent after the date of this Agreement in excess of $100,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Parent; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Parent has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Parent has continuing obligations to develop any Intellectual Property Rights that will not be owned, in whole or in part, by Parent; or (D) any Parent Contract with any third party providing any services relating to the manufacture or production of any product, service or technology of Parent or any Parent Contract to sell, distribute or commercialize any products or service of Parent;

(viii)  each Parent Contract with any financial advisor, broker, finder, investment banker or other similar Person providing financial advisory services to Parent in connection with the Contemplated Transactions;

(ix)  each Parent Real Estate Lease;

(x)  each Parent Contract with any Governmental Body;

(xi)  each Parent Out-bound License and Parent In-bound License, and each Parent Contract containing a covenant not to sue or otherwise enforce any Intellectual Property Rights, other than Contracts containing standard form non-disclosure agreements or licenses for unmodified commercially available off the shelf software;

(xii)  each Parent Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of Parent or its Subsidiaries;

(xiii)  each Parent Contract, offer letter, employment agreement, or independent contractor agreement with any employee or service provider whose annual compensation equals or exceeds $100,000 that (A) is not immediately terminable by Parent without notice, severance, or other cost or liability, except as required under applicable Law, or (B) provides for retention payments, change-of-control payments, severance, accelerated vesting, or any similar payment or benefit that may or will become due as a result of the Merger;

(xiv)  any other Contract that is not terminable at will (with no penalty or payment or requirement for prior notice) by Parent or its Subsidiaries, as applicable, and (A) which involves payment or receipt by Parent or its Subsidiaries after the date of this Agreement under any such agreement, Contract or commitment of more than $100,000 in the aggregate, or obligations after the date of this Agreement in excess of $100,000 in the aggregate, or (B) that is material to the business or operations of Parent and its Subsidiaries, taken as a whole;

(xv)  each Parent Contract providing any option to receive a license or other right, any right of first negotiation, any right of first refusal or any similar right to any Person related to any material Parent IP or material Intellectual Property Right licensed to Parent under a Parent In-bound License; or

(xvi)  each Parent Contract entered into in settlement of any Legal Proceeding or other dispute.

(b)  Parent has delivered or made available to the Company accurate and complete copies of all Parent Material Contracts, including all amendments thereto. There are no Parent Material Contracts that are not in written form. Neither Parent nor any of its Subsidiaries has, nor, to Parent’s Knowledge, as of the date of this Agreement, has any other party to a Parent Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Parent Material Contract in such manner as would permit any other party to cancel or terminate any such Parent Material Contract, or would permit any other party to seek damages which would reasonably be expected to be material to Parent or its business. As to Parent and its Subsidiaries, as of the date of this Agreement, each Parent Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Parent Material Contract to change, any material amount paid or payable to Parent under any Parent Material Contract or any other material term or provision of any Parent Material Contract, and no Person has indicated in writing to Parent that it desires to renegotiate, modify, not renew or cancel any Parent Material Contract.

3.14.  Compliance; Permits.

(a)  Parent and its Subsidiaries are, and since January 1, 2020 have been, in compliance in all material respects with all applicable Laws, except for any noncompliance, either individually or in the aggregate, which would not be material to Parent.

(b)  No investigation, claim, suit, proceeding, audit or other action by any Governmental Body is pending or, to the Knowledge of Parent, threatened against Parent or any Subsidiary. There is no agreement, judgment, injunction, order or decree binding upon Parent or any Subsidiary which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any Subsidiary, any acquisition of material property by Parent or any Subsidiary or the conduct of business by Parent or any Subsidiary as currently conducted, (ii) is reasonably likely to have an adverse effect on Parent’s or any Subsidiary’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(c)  Parent or its Subsidiaries hold, and have held since January 1, 2020, all required Governmental Authorizations which are material to the operation of the business of Parent or such Subsidiary as currently conducted (the “Parent Permits”), and such Parent Permits are valid, binding, and in full force and effect. Section 3.14(c) of the Parent Disclosure Schedule identifies each Parent Permit. Each such Parent Permit is valid and in full force and effect, and Parent is in material compliance with the terms of the Parent Permits. No Legal Proceeding is pending or, to the Knowledge of Parent, threatened, which seeks to revoke, limit, suspend, or materially modify any Parent Permit.

(d)  Neither the Parent nor any of its Subsidiaries is, or has been, (i) enrolled as a supplier under Title XVIII of the Social Security Act or (ii) certified for participation in any federal health Care program (as defined in 42 U.S.C. § 1320a-7b(f)) (a “Federal Health Care Program”). Neither the Parent Entity nor any of its Subsidiaries is a party to, or is otherwise entitled to bill under, any payor agreements with any Federal Health Care Program or any private non-governmental payors or programs, including any private insurance payor or program, self-insured employer, or other third-party payor (“Third Party Payor”). Further, neither Parent nor any of its Subsidiaries have commercialized or sold any Parent Legacy Assets that are classified by the U.S. Food and Drug Administration as a medical device (e.g., EvieMED), and no Parent Legacy Assets are or have been reimbursed, in part or in whole, by a Third Party Payor.

(e)  Neither the Parent nor any of its Subsidiaries, processes, uses, or transmits protected health information (as defined under the U.S. Health Insurance Portability and Accountability Act of 1996, as amended and supplemented by the HITECH Act, and as otherwise may be amended from time to time by Congress and/or rulemaking authority of the Secretary of the Department of Health and Human Services, and all regulations promulgated thereunder), either on behalf of its customers or for its own purposes.

3.15.  Legal Proceedings; Orders.

(a)  Except as disclosed in Section 3.15(a) of the Parent Disclosure Schedule, as of the date of this Agreement and in the three-year period immediately prior thereto, there is no and has been no material pending Legal Proceeding and, to the Knowledge of Parent, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves (A) Parent, (B) any of its Subsidiaries, (C) any Parent Associate (in his or her capacity as such) or (D) any of the material assets owned or used by Parent or its Subsidiaries; or (ii) that challenges, or that would have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b)  Except as set forth in Section 3.15(b) of the Parent Disclosure Schedule, since January 1, 2020 through the date of this Agreement, no Legal Proceeding has been pending against Parent that resulted in material liability to Parent.

3.16.  Tax Matters.

(a)  Parent and each of its Subsidiaries have timely filed all material Tax Returns that were required to be filed by or with respect to it under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in compliance with all applicable Law. No claim has ever been made by any Governmental Body in any jurisdiction where Parent or any of its Subsidiaries does not file a particular Tax Return or pay a particular Tax that Parent or such Subsidiary is required to file a Tax Return or pay a Tax in that jurisdiction.

(b)  All material amounts of Taxes due and owing by Parent or any of its Subsidiaries (whether or not shown on any Tax Return) have been fully and timely paid. The unpaid Taxes of Parent and its Subsidiaries did not, as of the date of the Parent Balance Sheet, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the Parent Balance Sheet. Since the Parent Balance Sheet Date, neither Parent nor any of its Subsidiaries has incurred any material Liability for Taxes outside the Ordinary Course of Business.

(c)  All Taxes that Parent or any of its Subsidiaries is or was required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors, stockholders, lenders, customers or other third parties and have been timely paid to the proper Governmental Body or other Person or properly set aside in accounts for this purpose.

(d)  There are no Encumbrances for material Taxes (other than Taxes not yet due and payable) upon any of the assets of Parent or any of its Subsidiaries.

(e)  No deficiencies for a material amount of Taxes with respect to Parent or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending or ongoing and, to the Knowledge of Parent, threatened audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of Parent or any of its Subsidiaries. Neither Parent nor any of its predecessors nor any of its Subsidiaries have waived any statute of limitations or agreed to any extension of time with respect to any income or other material Tax assessment or deficiency.

(f)  Neither Parent nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g)  Neither Parent nor any of its Subsidiaries is a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement, other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes.

(h)  Neither Parent nor any of its Subsidiaries will be required to include or accelerate any item of income in, or exclude or defer any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes for a Tax period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount, advance payment or deferred revenue received or accrued on or prior to the Closing Date; (vii) application of Section 367(d) of the Code to any transfer of intangible property on or prior to the Closing Date; (viii) application of Sections 951 or 951A of the Code (or any similar provision of state, local or foreign Law) to any income received or accrued on or prior to the Closing Date; or (ix) election under Section 108(i) of the Code (or any similar provision of state, local or foreign Law). Neither the Parent nor any of its Subsidiaries has any unpaid deferred employment Taxes under the CARES Act, has taken, claimed, or applied for an employee retention tax credit, or taken out any loan, received any loan assistance or received any other financial assistance, or requested any of the foregoing, in each case under the CARES Act, including pursuant to the Paycheck Protection Program or the Economic Injury Disaster Loan Program. Neither Parent nor any of its Subsidiaries have made any election under Section 965(h) of the Code.

(i)  Neither Parent nor any of its Subsidiaries have any Liability for any material Taxes of any Person (other than Parent and any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract (other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes) or otherwise.

(j)  Neither Parent nor any of its Subsidiaries has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provisions of state, local or foreign Law).

(k)  Neither Parent nor any of its Subsidiaries has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “reportable transaction” within the meaning of Section 6707A(c) of the Code and Treasury Regulations Section 1.6011-4(b).

(l)  Neither Parent nor any of its Subsidiaries has taken any action (or agreed to take any action) or become aware of any fact that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

(m)  No Subsidiary of the Parent is a “passive foreign investment company” within the meaning of Section 1297 of the Code. No Subsidiary of the Parent that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code owns (directly or indirectly) an “investment in United States property” for purposes of Section 956 of the Code. No Subsidiary of the Parent that was organized in a jurisdiction outside of the United States is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code.

(n)  Section 3.16(n) of the Parent Disclosure Schedule sets forth the entity classification of Parent and each of its Subsidiaries for U.S. federal income tax purposes. Neither Parent nor any of its Subsidiaries has made an election or taken any other action to change its federal and state income tax classification from such classification.

For purposes of this Section 3.16, each reference to Parent or any of its Subsidiaries shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, Parent.

3.17.  Employee and Labor Matters; Benefit Plans.

(a)  Section 3.17(a) of the Parent Disclosure Schedule is a list of all material Parent Benefit Plans (except for (A) any individual stock purchase, stock option and other equity compensation agreements which do not deviate from the representative forms of such agreements made available to the Company, and (B) employment agreements and offer letters establishing at-will employment without obligating Parent to make any payment or provide any benefit upon termination of employment other than through a plan, program, policy, arrangement or agreement listed on Section 3.17(a) of the Parent Disclosure Schedule). “Parent Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA and (ii) other pension, retirement, deferred compensation, excess benefit, profit sharing, bonus, commission, equity or equity-based incentive, phantom equity, employment, consulting, severance, change-of-control, retention, health, life, disability, group insurance, paid time off, holiday, welfare and fringe benefit plan, program, agreement, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen), in each case, sponsored, maintained, administered, contributed to, or required to be contributed to, by Parent or any of its Subsidiaries or Parent ERISA Affiliates for the benefit of any current or former employee, director, officer or independent contractor of Parent or any of its Subsidiaries or under which Parent or any of its Subsidiaries has any actual or contingent liability (including, without limitation, as to the result of it being treated as a single employer under Code Section 414 with any other person).

(b)  As applicable with respect to each material Parent Benefit Plan, Parent has made available to the Company true and complete copies of (i) each material Parent Benefit Plan, including all amendments thereto, and in the case of an unwritten material Parent Benefit Plan, a written description thereof, (ii) all current trust documents, investment management contracts, custodial agreements, administrative services agreements and insurance and annuity contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recently filed annual reports with any Governmental Body (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination, opinion or advisory letter, (vi) the most recent summary annual reports, nondiscrimination testing reports, actuarial reports, financial statements and trustee reports, and (vii) all notices and filings from the IRS or Department of Labor or other Governmental Body concerning audits, investigations, plan corrections or “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code.

(c)  Each material Parent Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and the applicable provisions of ERISA, the Code and all other Laws. Parent and each Parent ERISA Affiliate have complied in all material respects with the applicable provisions of the ACA, and neither Parent nor any Parent ERISA Affiliate have received, or reasonably expect to receive, any penalty notice with respect to the ACA.

(d)  The Parent Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code have received determination or opinion letters from the IRS on which they may currently rely to the effect that such plans are qualified under Section 401(a) of the Code and the related trusts are exempt from federal income Taxes under Section 501(a) of the Code, respectively, and, to the Knowledge of Parent, nothing has occurred that would reasonably be expected to materially adversely affect the qualification of such Parent Benefit Plan or the tax exempt status of the related trust.

(e)  In the last six years, neither Parent, any of its Subsidiaries nor any Parent ERISA Affiliate has maintained, established, participated in, contributed to, has been required to contribute to, or has had any actual or contingent liability with respect to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(f)  There are no pending audits or investigations by any Governmental Body involving any Parent Benefit Plan, and no pending or, to the Knowledge of Parent, threatened claims (except for routine individual claims for benefits payable in the normal operation of the Parent Benefit Plans), suits or proceedings involving any Parent Benefit Plan, or, to the Knowledge of Parent, any fiduciary thereof or service provider thereto, in any case except as would not be reasonably expected to result in material liability to Parent or any of its Subsidiaries. All contributions and premium payments required to have been made under any of the Parent Benefit Plans or by applicable Law (without regard to any waivers granted under Section 412 of the Code), have been timely made and neither Parent nor any Parent ERISA Affiliate has any material liability for any unpaid contributions with respect to any Parent Benefit Plan. Each Parent Benefit Plan may be terminated in accordance with its terms and applicable Law without the imposition of material liability (including any contingent liability) on Parent.

(g)  Neither Parent, any of its Subsidiaries or any Parent ERISA Affiliates, nor to the Knowledge of Parent, any fiduciary, trustee or administrator of any Parent Benefit Plan, has engaged in, or in connection with the Contemplated Transactions will engage in, any transaction with respect to any Parent Benefit Plan which would subject any such Parent Benefit Plan, Parent, any of its Subsidiaries or Parent ERISA Affiliates to a material Tax, material penalty or material liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(h)  No Parent Benefit Plan provides death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement other than coverage mandated by Law, and neither Parent nor any of its Subsidiaries or any Parent ERISA Affiliates has made a written representation promising the same.

(i)  Except as set forth in Section 3.17(i) of the Parent Disclosure Schedule, neither the execution of this Agreement, nor the performance of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will:

(i)  result in any payment becoming due to any current or former employee, director, officer, or independent contractor of Parent or any Subsidiary thereof pursuant to any Parent Benefit Plan or otherwise,

(ii)  increase any amount of compensation or benefits otherwise payable under any Parent Benefit Plan or otherwise, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Parent Benefit Plan or otherwise, (iv) require any contribution or payment to fund any obligation under any Parent Benefit Plan or otherwise or (v) limit the right to merge, amend or terminate any Parent Benefit Plan.

(j)  Except as set forth in Section 3.17(j) of the Parent Disclosure Schedule, neither the execution of, nor the consummation of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Code Section 280G) with respect to Parent and its Subsidiaries of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Code Section 280G), determined without regard to the application of Code Section 280G(b)(5).

(k)  Each Parent Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated and administered in compliance with, is and has been in documentary compliance with, Section 409A of the Code, in each case, in all material respects.

(l)  No current or former employee, officer, director or independent contractor of Parent or any of its Subsidiaries has any “gross up” agreements with the Parent or any of its Subsidiaries or other assurance of reimbursement by the Parent or any of its Subsidiaries for any Taxes imposed under Code Section 409A or Code Section 4999.

(m)  Each Parent Benefit Plan maintained outside of the United States (each, a “Parent Foreign Plan”) has obtained from the Governmental Body having jurisdiction with respect to such plan any required determinations that such plan is in compliance with the Laws of any such Governmental Body.

(n)  To the extent required by applicable law, the assets of each of the Parent Foreign Plans that is similar to an employee pension benefit plan (as defined in Section 3(2) of ERISA (whether or not subject to ERISA)) or that otherwise provides retirement, medical or life insurance benefits following retirement or other termination of service or employment are at least equal to the liabilities of such plans.

(o)  Set forth in Section 3.17(o) of the Parent Disclosure Schedule is a true and correct list, as of the date of this Agreement, containing the names of all current full-time, part-time or temporary employees and independent contractors (and indication as such), and, as applicable: (i) the annual dollar amount of all cash compensation in the form of wages, salary, fees, commissions, and director’s fees payable to each Person; (ii) dates of employment or service; (iii) title and, with respect to independent contractors, a current written description of such Person’s contracting services; (iv) visa status, if applicable; and (v) with respect to employees, (A) a designation of whether they are classified as exempt or non-exempt for purposes of FLSA and any similar state, federal or foreign law and (B) whether such an employee is on leave, and if so, the nature of such leave and expected return date.

(p)  Neither Parent nor any of its Subsidiaries is or has ever been a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union or similar labor organization representing any of its employees, and there is no labor union or similar labor organization representing or, to the Knowledge of Parent, purporting to represent or seeking to represent any employees of Parent or its Subsidiaries, including through the filing of a petition for representation election. There is not and has not been in the past five years, nor is there or has there been in the past five years any threat of, any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute, or, to the Knowledge of Parent, any union organizing activity, against Parent or any of its Subsidiaries.

(q)  Parent and each of its Subsidiaries is, and since January 1, 2020 has been, other than as would not be expected to result in a Parent Material Adverse Effect, in compliance with all applicable Laws respecting labor, employment, employment practices, and terms and conditions of employment, including worker classification, discrimination, immigration, harassment and retaliation, equal employment opportunities, fair employment practices, meal and rest periods, immigration, employee safety and health, payment of wages (including overtime wages), unemployment and workers’ compensation, leaves of absence, and hours of work. Except as would not be reasonably likely to result in a material liability to Parent or any of its Subsidiaries, with respect to employees of Parent and its Subsidiaries, each of Parent and its Subsidiaries, since January 1, 2020, has withheld and reported all amounts required by Law to be withheld and reported with respect to wages, salaries and other payments, benefits, or compensation to employees. There are no actions, suits, claims, charges, lawsuits, investigations, audits or administrative matters pending or, to the Knowledge of Parent, threatened or reasonably anticipated against Parent or any of its Subsidiaries relating to any employee, applicant for employment, or consultant.

(r)  Within the preceding five years, Parent has not implemented any “plant closing” or “mass layoff” of employees that would reasonably be expected to require notification under the WARN Act or any similar state or local Law, no such “plant closing” or “mass layoff” will be implemented before the Closing Date without advance notification to and approval of the Company, and there has been no “employment loss” as defined by the WARN Act within the 90 days prior to the date of this Agreement.

(s)  Parent is and has at all relevant times been in material compliance with (i) COVID-19-related Laws, standards, regulations, orders and guidance (including without limitation relating to business reopening), including those issued and enforced by the Occupational Safety and Health Administration, the Centers for Disease Control, the Equal Employment Opportunity Commission, and any other Governmental Body; and (ii) the Families First Coronavirus Response Act (including with respect to eligibility for tax credits under such Act) and any other applicable COVID-19-related leave Law, whether state, local or otherwise.

(t)  In the preceding three (3) years, Parent and each of its Subsidiaries have not received, and Parent does not have Knowledge of, any complaints, allegations, claims, or demands, whether internal or external, in writing or otherwise, regarding harassment or discrimination, whether on the basis of sex or any other basis, retaliation or policy violation allegations against officers, directors, employees, contractors or agents, and is not aware of any acts, omissions or other conduct which could reasonably be expected to give raise to any such complaint, allegation, claim or demand.

(u)  No current employee or other individual service provider of Parent or its Subsidiaries with annualized compensation at or above $100,000 has notified the Company that they intend to terminate his or her employment or service prior to the first anniversary of the Closing.

(v)  To the Knowledge of Parent, no current or former employee or independent contractor of Parent or its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation (i) owed to Parent or its Subsidiaries or (ii) owed to any third party with respect to such person’s right to be employed or engaged by Parent or its Subsidiaries.

3.18.  Environmental Matters. Parent and each of its Subsidiaries are in compliance and since January 1, 2020 have complied with all applicable Environmental Laws, which compliance includes the possession by Parent of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to be material to Parent or its business. Neither Parent nor any of its Subsidiaries has received since January 1, 2020 (or prior to that time, which is pending and unresolved), any written notice or other communication (in writing or otherwise), whether from a Governmental Body or other Person, that alleges that Parent or any of its Subsidiaries is not in compliance with or has liability pursuant to any Environmental Law and, to the Knowledge of Parent, there are no circumstances that would reasonably be expected to prevent or interfere with Parent’s or any of its Subsidiaries’ compliance in any material respects with any Environmental Law, except where such failure to comply would not reasonably be expected to be material to Parent or its business.

3.19.  Transactions with Affiliates. Except as set forth in the Parent SEC Documents filed prior to the date of this Agreement, since the date of Parent’s last proxy statement filed on August 29, 2025 with the SEC, no event has occurred that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K. Section 3.19 of the Parent Disclosure Schedule identifies each Person who is (or who may be deemed to be) an Affiliate of Parent as of the date of this Agreement.

3.20.  Insurance. Parent has delivered or made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Parent and each of its Subsidiaries. Each of such insurance policies is in full force and effect and Parent and each of its Subsidiaries is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2020, neither Parent nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy; or (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Parent and each of its Subsidiaries has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against Parent or any of its Subsidiaries for which Parent or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Parent or any of its Subsidiaries of its intent to do so.

3.21.  No Financial Advisors. No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

3.22.  Anti-Bribery. None of Parent or any of its Subsidiaries nor any of their respective directors, officers, employees or, to Parent’s Knowledge, agents or any other Person acting on its behalf has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in violation of Anti-Bribery Laws. Neither Parent nor any of its Subsidiaries is or has been the subject of any investigation or inquiry by any Governmental Body with respect to potential violations of Anti-Bribery Laws.

3.23.  Valid Issuance. The Parent Common Stock Payment Shares, if the $15 Earnout Target is achieved, the $15 Earnout Shares, and, if the $25 Earnout Target is achieved, the $25 Earnout Shares, in each case to be issued in connection with the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable. To the Knowledge of Parent as of the date of this Agreement, no “bad actor” disqualifying event described in Rule 506(d)(1)(i)–(viii) of the Securities Act (a “Disqualifying Event”) is applicable to Parent or, to Parent’s Knowledge, any Parent Covered Person, except for a Disqualifying Event as to which Rule 506(d)(2)(ii)–(iv) or (d)(3) of the Securities Act is applicable.

3.24.  Disclaimer of Other Representations or Warranties.

(a)  Except as previously set forth in this Section 3 or in any certificate delivered by Parent or Merger Sub to the Company pursuant to this Agreement, neither Parent nor any Merger Sub makes any representation or warranty, express or implied, at law or in equity, with respect to it or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

(b)  Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties of the Company set forth in Section 2 or in any certificate delivered by the Company to Parent and/or Merger Sub pursuant to this Agreement, none of the Parent, Merger Sub or any of their respective Representatives is relying on any other representation or warranty of the Company or any other Person made outside of Section 2 or such certificate, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case, with respect to the matters covered by this Agreement or the Contemplated Transactions, and any claim with respect to any other representation or warranty of the Company or any other Person made outside of Section 2 or such certificate are expressly disclaimed by Parent and Merger Sub.

Section 4.  CERTAIN COVENANTS OF THE PARTIES

4.1.  Operation of Parent’s Business.

(a)  Except for the sales of the Parent Legacy Assets used in the Parent Legacy Business and except as set forth on Schedule 4.1(a), as expressly permitted by this Agreement, as required by applicable Law or unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9 and the Effective Time (the “Pre-Closing Period”), Parent shall conduct its business and operations in the Ordinary Course of Business and in compliance with all applicable Laws and the requirements of all Contracts that constitute Parent Material Contracts.

(b)  Except (i) as expressly permitted by this Agreement, (ii) for the sales of the Parent Legacy Assets used in the Parent Legacy Business, (iii) sales of Parent securities in connection with the ChEF and the Permitted Bridge Financing, (iv) as set forth in Schedule 4.1(b), (v) as required by applicable Law or (vi) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Parent shall not:

(i)  declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except in connection with the payment of the exercise price and/or withholding Taxes incurred upon the exercise, settlement or vesting of any award granted under the Parent Stock Plan);

(ii)  sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing with respect to: (A) any capital stock or other security of Parent (except for Parent Common Stock issued upon the valid exercise of outstanding Parent Options and the vesting of outstanding Parent RSUs); (B) any option, warrant or right to acquire any capital stock or any other security, other than option grants to employees and directors in the Ordinary Course of Business; or (C) any instrument convertible into or exchangeable for any capital stock or other security of Parent;

(iii)  except as required to give effect to anything in contemplation of the Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iv)  form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(v)  (A) lend money to any Person (except for the advance of reasonable business expenses to employees, directors and consultants in the Ordinary Course of Business), (B) incur or guarantee any indebtedness for borrowed money, or (C) guarantee any debt securities of others;

(vi)  other than as required by applicable Law or the terms of any Parent Benefit Plan as in effect on the date of this Agreement: (A) adopt, terminate, establish or enter into any Parent Benefit Plan; (B) cause any Parent Benefit Plan to be amended in any material respect; (C) pay any bonus or distribute any profit-sharing account balances or similar payment to, or increase the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers or employees; (D) grant or increase any severance, change-of-control, transaction or retention bonus, deferred compensation or similar payments or benefits with respect to any current, former or new employees, directors or consultants; or (E) hire, terminate or give notice of termination (other than for cause) to any (x) officer or (y) employee or other service provider whose annual compensation is or is expected to be more than $100,000 per year, provided that any hiring, termination or giving of notice shall be in the ordinary course of business;

(vii)  (A) negotiate, modify, extend, terminate, or enter into any collective bargaining agreement or other Contract or arrangement with any labor union, works council, employee representative or other labor organization (each, a “CBA”) or (B) recognize or certify any labor union, works council, group of employees or other labor organization for purposes of collective bargaining or as the representative for any employees;

(viii)  announce or implement any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reduction, work schedule changes or other actions that could require notice under the WARN Act, or any other reduction in force, early retirement program, or other voluntary or involuntary employment termination program;

(ix)  except as required by applicable Law, waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee, independent contractor or business relation;

(x)  (A) commence or settle any action requiring, or reasonably expected to require, a cash payment in excess of $50,000, or (B) commence or settle any action with any Governmental Body or that results in, or could reasonably be expected to result in, the imposition of any material restrictions upon its business;

(xi)  [reserved];

(xii)  enter into any material transaction other than (A) in the Ordinary Course of Business, or (B) in connection with the Contemplated Transactions;

(xiii)  acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(xiv)  sell, assign, transfer, license, sublicense or otherwise dispose of any material Parent IP (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);

(xv)  make, change or revoke any material Tax election, fail to pay any income or other material Tax as such Tax became due and payable, file any amendment making any material change to any Tax Return, settle or compromise any income or other material Tax liability, dispute, audit, investigation, proceeding, claim, or assessment, enter into any Tax allocation, sharing, indemnification or other similar agreement or arrangement (including any “closing agreement” described in Section 7121 of the Code (or any similar Law) with any Governmental Body, but excluding customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes), request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than pursuant to an extension of time to file any Tax Return granted in the Ordinary Course of Business of not more than six months), surrender any right to claim a material Tax refund, or adopt or change any material accounting method in respect of Taxes;

(xvi)  make any expenditures, incur any Liabilities (other than Tax liabilities incurred in the ordinary course of business) or discharge or satisfy any Liabilities, in each case, in amounts that exceed $50,000 individually, or $100,000 in the aggregate, except as reflected in the Parent Interim Financial Statements or described in the Agreed Budget;

(xvii)  other than as required by Law or GAAP, take any action to change accounting policies or procedures;

(xviii)  initiate or settle any Legal Proceeding; or

(xix)  agree, resolve or commit to do any of the foregoing.

4.2.  Operation of the Company’s Business.

(a)  Except as set forth on Schedule 4.2(a), as expressly permitted by this Agreement, as required by applicable Law or unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period, the Company shall conduct its business and operations in the Ordinary Course of Business and in compliance with all applicable Laws and the requirements of all Contracts that constitute Company Material Contracts.

(b)  Except (i) as expressly permitted by this Agreement, (ii) as set forth in Schedule 4.2(b), (iii) as required by applicable Law or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, the Company shall not:

(i)  declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock; or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for shares of Company Common Stock from terminated employees, directors or consultants of the Company or in connection with the payment of the exercise price and/or withholding Taxes incurred upon the exercise, settlement or vesting of any award granted under the Company Plan);

(ii)  effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iii)  (a) lend money to any Person (except for (x) the advance of reasonable business expenses to employees, directors and consultants in the Ordinary Course of Business or (y) to a Subsidiary of the Company), (b) incur or guarantee any indebtedness for borrowed money, or (iii) guarantee any debt securities of others;

(iv)  enter into any collective bargaining agreement or similar agreement with any labor union or similar labor organization;

(v)  sell, lease or otherwise irrevocably dispose of any of its material assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(vi)  sell, assign, transfer, license, sublicense or otherwise dispose of any material Company IP (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);

(vii)  make, change or revoke any material Tax election, fail to pay any income or other material Tax as such Tax became due and payable, file any amendment making any material change to any Tax Return, settle or compromise any income or other material Tax liability, dispute, audit, investigation, proceeding, claim, or assessment, enter into any Tax allocation, sharing, indemnification or other similar agreement or arrangement (including any “closing agreement” described in Section 7121 of the Code (or any similar Law) with any Governmental Body, but excluding customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes), request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than pursuant to an extension of time to file any Tax Return granted in the Ordinary Course of Business of not more than six months), surrender any right to claim a material Tax refund, or adopted or changed any material accounting method in respect of Taxes;

(viii)  other than as required by Law or GAAP, take any action to change accounting policies or procedures; or

(ix)  agree, resolve or commit to do any of the foregoing.

4.3.  Access and Information. Subject to the terms of the Confidentiality Agreement, which the Parties agree will continue in full force following the date of this Agreement, during the Pre-Closing Period, upon reasonable notice, Parent, on the one hand, and the Company, on the other hand, shall and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel, property and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate; and (d) make available to the other Party copies of unaudited financial statements, material operating and financial reports prepared for senior management or the board of directors of such Party, and any material notice, report or other document filed with or sent to or received from any Governmental Body in connection with the Contemplated Transactions. Any investigation conducted by either Parent or the Company pursuant to this Section 4.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party. Each of the Company and Parent shall provide the other Party with unaudited cash balances and a statement of accounts payable of such Party (on a consolidated basis) as of the end of each calendar month, or such longer period as each of the providing Party and receiving Party may agree to in writing. Notwithstanding the foregoing, no Party shall be required to provide access, copies, or make available any personnel, officers, employees, property, assets, books, records, Tax Returns, work papers, product data, documents or information (x) to the extent that any Law applicable to such Party requires such Party to restrict or prohibit access or (y) if doing so could result in the waiver of the attorney-client privilege, work product doctrine or similar privilege or protection.

4.4.  Notification of Certain Matters.

(a)  During the Pre-Closing Period, the Company shall promptly notify Parent (and, if in writing, furnish copies of) if any of the following occurs: (i) any written notice or other written communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (ii) any Legal Proceeding against or involving or otherwise affecting the Company is commenced, or, to the Knowledge of the Company, threatened in writing against the Company or, to the Knowledge of the Company, any director or officer of the Company in such individual’s capacity as such; (iii) the Company becomes aware of any inaccuracy in any representation or warranty made by it in this Agreement; or (iv) the failure of the Company to comply with any covenant or obligation of the Company; in the case of (iii) and (iv) that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 6 and 7, as applicable, impossible or materially less likely. No notification given to Parent pursuant to this Section 4.4 shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement or the Company Disclosure Schedule for purposes of Sections 6 and 7, as applicable.

(b)  During the Pre-Closing Period, Parent shall promptly notify the Company (and, if in writing, furnish copies of) if any of the following occurs: (i) any written notice or other written communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (ii) any Legal Proceeding against or involving or otherwise affecting Parent or its Subsidiaries is commenced, or, to the Knowledge of Parent, threatened in writing against Parent or its Subsidiaries or, to the Knowledge of Parent, any director or officer of Parent or its Subsidiaries in such individual’s capacity as such; (iii) Parent becomes aware of any inaccuracy in any representation or warranty made by it or Merger Sub in this Agreement; or (iv) the failure of Parent or Merger Sub to comply with any covenant or obligation of Parent or Merger Sub; in the case of (iii) and (iv) that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 6 and 8, as applicable, impossible or materially less likely. No notification given to the Company pursuant to this Section 4.4 shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent or any of its Subsidiaries contained in this Agreement or the Parent Disclosure Schedule for purposes of Sections 6 and 8, as applicable.

4.5.  Parent Non-Solicitation.

(a)  Parent agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any non-public information regarding Parent or any of its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal; (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction; or (vi) publicly propose to do any of the foregoing; provided, however, that, notwithstanding anything contained in the foregoing provisions of this Section 4.5 and subject to compliance with the below provisions of this Section 4.5, prior to obtaining the Required Parent Stockholder Vote, Parent may furnish non-public information regarding Parent and its Subsidiaries to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Proposal by such Person which the Parent Board determines in good faith, after consultation with Parent’s outside financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if (A) neither Parent nor any of its Representatives shall have breached this Section 4.5 in any material respect, (B) the Parent Board concludes in good faith based on the advice of outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with the fiduciary duties of the Parent Board under applicable Law, (C) Parent receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions and no hire provisions) at least as favorable to Parent as those contained in the Confidentiality Agreement, and (D) substantially contemporaneously with furnishing any such nonpublic information to such Person, Parent furnishes such nonpublic information to the Company (to the extent such information has not been previously furnished by Parent to the Company). Without limiting the generality of the foregoing, Parent acknowledges and agrees that, in the event any Representative of Parent (whether or not such Representative is purporting to act on behalf of Parent) takes any action that, if taken by Parent, would constitute a breach of this Section 4.5, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.5 by Parent for purposes of this Agreement.

(b)  If Parent or any Representative of Parent receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then Parent shall promptly (and in no event later than two Business Days after Parent becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the Company orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the material terms thereof). Parent shall keep the Company reasonably informed with respect to the status and material terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or proposed material modification thereto.

(c)  Upon the date of this Agreement, Parent shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry and request the destruction or return of any nonpublic information of Parent or any of its Subsidiaries provided to such Person.

4.6.  Company Non-Solicitation.

(a)  The Company agrees that, during the Pre-Closing Period, the Company shall not, nor shall it authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any non-public information regarding the Company to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal; (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction; or (vi) publicly propose to do any of the foregoing. Without limiting the generality of the foregoing, the Company acknowledges and agrees that, in the event any Representative of the Company (whether or not such Representative is purporting to act on behalf of the Company) takes any action that, if taken by the Company, would constitute a breach of this Section 4.6, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.6 by the Company for purposes of this Agreement.

(b)  If the Company or any Representative of the Company receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then the Company shall promptly (and in no event later than two Business Days after the Company becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise Parent orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the material terms thereof). The Company shall keep Parent reasonably informed with respect to the status and material terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or proposed material modification thereto.

(c)  Upon the date of this Agreement, the Company shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry and request the destruction or return of any nonpublic information of the Company or any of its Subsidiaries provided to such Person.

4.7.  Parent Options. Parent agrees that it shall take all actions necessary (i) to cause each Parent Option and any award outstanding under the Parent Plan at or prior to the Effective Time to terminate and ensure that from and after the Effective Time neither Parent, the Company nor any of their successors or Affiliates will be required to deliver Parent Common Stock or other capital stock of the Parent to any Person pursuant to or in settlement of equity awards granted under the Parent Plan, and (ii) to terminate the Parent Plan effective as of the Effective Time. Parent shall file with the SEC, promptly after the Effective Time, a post-effective amendment to the registration statement on Form S-8 (or any successor form), filed by Parent, relating to the shares of Parent Common Stock issuable under the Parent Plan.,

Section 5.  ADDITIONAL AGREEMENTS OF THE PARTIES

5.1.  Stockholder Notice. Promptly following receipt of the Required Company Stockholder Vote pursuant to the effectiveness of the Stockholder Written Consent, the Company shall prepare and give notice of the taking of action by consent pursuant to the Stockholder Written Consent to those stockholders of the Company as of the record date for the action by consent taken by the Stockholder Written Consent who have not consented and who would have been entitled to notice of the meeting if such action had been taken at a meeting and the record date for the notice of the meeting were the record date for such action (the “Stockholder Notice”), which Stockholder Notice shall be in a form reasonably acceptable to Parent and shall: (i) contain a statement to the effect that the Company Board adopted resolutions setting forth the Company Board Approvals; (ii) provide the stockholders of the Company to whom it is sent with notice of the actions taken in the Stockholder Written Consent, including the adoption and approval of this Agreement, the Merger and the other Contemplated Transactions in accordance with Section 228(e) of the DGCL and the certificate of incorporation and bylaws of the Company; and (iii) include a description of the appraisal rights of the Company’s stockholders available under the DGCL, along with such other information as is required thereunder and pursuant to applicable Law.

5.2.  Parent Stockholders’ Meeting.

(a)  As soon as practicable after the date hereof, and in any event within one-hundred and forty-four days following the date of this Agreement, Parent shall take all action necessary under applicable Law to call, give notice of and hold a meeting of stockholders of Parent (the “Parent Stockholders’ Meeting”) to consider and vote on (i) the issuance of the Parent Common Stock Payment Shares, to the extent that the $15 Earnout Target is achieved, the $15 Earnout Shares, and, to the extent that the $25 Earnout Target is achieved, the $25 Earnout Shares, in each case pursuant to the terms of this Agreement, (ii) the amendment of the certificate of amendment of Parent to change the name of Parent to “Corvex, Inc.” or such other name as determined by the Company, and (iii) the adoption of a new equity incentive plan (the “Parent Stockholder Matters”). The Parent Stockholders’ Meeting shall be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Parent shall take reasonable measures to ensure that all proxies solicited in connection with the Parent Stockholders’ Meeting are solicited in compliance with applicable Law.

(b)  Parent shall be permitted to adjourn, delay or postpone the Parent Stockholders’ Meeting beyond one-hundred and forty-four days following the date of this Agreement in accordance with applicable law only if and to the extent the SEC has not completed its review of the Proxy Statement in time to hold the Parent Stockholders’ Meeting on such date. If the approval of the Parent Stockholder Matters is not obtained at the Parent Stockholders’ Meeting or if on a date preceding the Parent Stockholders’ Meeting, Parent reasonably believes that (i) proxies sufficient to obtain the Required Parent Stockholder Vote, whether or not quorum would be present at the Parent Stockholders’ Meeting, would not be obtained at the Parent Stockholders’ Meeting, or (ii) sufficient shares of Parent Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders’ Meeting, will not be present at the Parent Stockholders’ Meeting, then, in each case, Parent will use its reasonable best efforts to adjourn the Parent Stockholders’ Meeting one or more times to a date or dates no more than 30 days after the originally scheduled date for the Parent Stockholders’ Meeting, in order to obtain the Required Parent Stockholder Vote at such adjournment or adjournments.

(c)  Parent agrees that: (i) the Proxy Statement shall include the Parent Board’s recommendation that, upon the terms and subject to the conditions set forth in this Agreement, the stockholders of the Parent vote to approve the Parent Stockholder Matters at the Parent Stockholders’ Meeting (such recommendation of the Parent Board being referred to as the “Parent Board Recommendation”); and (ii) subject to Section 5.2(d), the Parent Board Recommendation shall not be withheld, amended, withdrawn or modified (and the Parent Board shall not publicly propose to withhold, amend, withdraw or modify the Parent Board Recommendation) in a manner adverse to the Company (the actions set forth in the foregoing clause (ii), collectively, a “Parent Board Adverse Recommendation Change”).

(d)  Notwithstanding anything to the contrary contained in Section 4.5(a)(iv), Section 4.5(a)(v), Section 4.5(a)(vi) or Section 5.2(c), and subject to compliance with Section 4.4, Section 5.2(a) and Section 5.2(b), if at any time prior to the obtainment of the Required Parent Stockholder Vote, Parent receives a Superior Offer from any Person that has not been withdrawn, the Parent Board may make a Parent Board Adverse Recommendation Change and/or take any of the actions described in Section 4.5(a)(iv), Section 4.5(a)(v) and/or Section 4.5(a)(vi) if, but only if, following the receipt of such Superior Offer, (i) first, the Parent Board determines in good faith, following consultation with its outside legal counsel and outside financial advisors, if any, that the failure to make a Parent Board Adverse Recommendation Change and/or take any of the actions described in Section 4.5(a)(iv), Section 4.5(a)(v) and/or Section 4.5(a)(vi) would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, (ii) second, Parent provides written notice to the Company of the Parent Board’s determination pursuant to the foregoing clause (i), which notice shall include copies of any relevant proposed transaction agreements with any party making such Superior Offer, (iii) third, during the four Business Day period following Parent’s delivery to the Company of the written notice contemplated by the foregoing clause (ii) (such period, the “Parent Notice Period”), if desired by the Company, Parent negotiates with, and causes its financial advisors and outside legal counsel to negotiate with, the Company in good faith such amendments to the terms of this Agreement as may be necessary to cause such Acquisition Proposal to cease to constitute a Superior Offer, and (iv) fourth, following the Parent Notice Period (as the same may be extended pursuant to the next sentence), the Parent Board shall have determined in good faith, after consultation with its outside legal counsel and outside financial advisors, if any, and after taking into account any amendments to the terms of this Agreement made by the Company in writing and delivered to Parent prior to the end of the Parent Notice Period, that the failure to withhold, amend, withdraw or modify the Parent Board Recommendation and/or take any of the actions described in Section 4.5(a)(iv), Section 4.5(a)(v) and/or Section 4.5(a)(vi) would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law. In the event of any material amendment to any Superior Offer during the Parent Notice Period, Parent shall be required to provide the Company with notice of such material amendment and the Parent Notice Period shall be extended, if applicable, to ensure that at least two Business Days remain in the Parent Notice Period following such notification during which Parent shall comply again with the requirements of clauses (iii) and (iv) of this Section 5.2(d) during such extended Parent Notice Period.

5.3.  Employee Benefits.

(a)  For purposes of vesting, eligibility to participate, and level of benefits (other than for purposes of determining awards under an equity incentive plan or accrued benefits under any defined benefit pension plan) under the benefit plans, programs, contracts or arrangements of Parent or any of its Subsidiaries (including, following the Closing, the Surviving Corporation and its Subsidiaries) (the “Post-Closing Plans”), Parent shall cause each employee who remains employed by Parent or the Surviving Corporation, or any of their respective Subsidiaries following the Closing (which, for the avoidance of doubt, will be all employees of Parent), (together, the “Continuing Employees”) to be credited with his or her years of service with Parent, the Company or any of their respective Subsidiaries and their respective predecessors; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, for purposes of each Post-Closing Plan providing medical, dental, pharmaceutical and/or vision benefits to a Continuing Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such Post-Closing Plan to be waived for such Continuing Employee and his or her covered dependents to the extent and unless such conditions would have been waived or satisfied under the employee benefit plan whose coverage is being replaced under the Post-Closing Plan, and Parent shall cause any eligible expenses incurred by a Continuing Employee and his or her covered dependents during the portion of such plan year in which coverage is replaced with coverage under a Post-Closing Plan to be taken into account under such Post-Closing Plan with respect to the plan year in which participation in such Post-Closing Plan begins for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for such plan year as if such amounts had been paid in accordance with such Post-Closing Plan. For employees of Parent who are not Continuing Employees and who are entitled to severance under their applicable employment agreements, Parent shall accrue, prior to the Closing, for medical, dental, pharmaceutical and/or vision benefits for such employees, if the provider of such benefits is under an individual plan.

(b)  The provisions of this Section 5.3 are for the sole benefit of Parent and the Company and no provision of this Agreement shall (i) create any third-party beneficiary or other rights in any Person, including rights in respect of any benefits that may be provided, directly or indirectly, under any Company Benefit Plan, Parent Benefit Plan or Post-Closing Plan or rights to continued employment or service with the Company or the Parent (or any Subsidiary thereof), (ii) be construed as an amendment, waiver or creation of or limitation on the ability to terminate any Company Benefit Plan, Parent Benefit Plan or Post-Closing Plan, or (iii) limit the ability of the Parent to terminate the employment of any Continuing Employee.

5.4.  Indemnification of Officers and Directors.

(a)  The rights to indemnification, advancement of expenses and exculpation of present and former directors and officers of Parent or any of its Subsidiaries under any indemnification, advancement or exculpation provisions of Parent’s or any such Subsidiaries’ Organizational Documents and any indemnification agreements, in each case, as in as effect on the date hereof shall not be amended, modified or repealed for a period of six years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Parent or any of its Subsidiaries.

(b)  From and after the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, fulfill and honor in all respects the obligations of Parent and its Subsidiaries to each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Parent or any of its Subsidiaries (the “Parent D&O Indemnified Parties”) under any indemnification, advancement or exculpation provisions under Parent’s or any such Subsidiaries’ Organizational Documents and pursuant to any indemnification agreements between Parent or any such Subsidiary, on the one hand, and such Parent D&O Indemnified Parties, on the other hand with respect to claims arising out of any act or omission of the Parent D&O Indemnified Parties occurring at or prior to the Effective Time.

(c)  The rights to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company under any indemnification, advancement or exculpation provisions of the Company’s Organizational Documents and any indemnification agreements, in each case, as in as effect on the date hereof shall not be amended, modified or repealed for a period of six years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of the Company.

(d)  From and after the Effective Time, the Surviving Corporation shall fulfill and honor in all respects the obligations of the Company to each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company (the “Company D&O Indemnified Parties” and collectively with the Parent D&O Indemnified Parties, the “D&O Indemnified Parties”) under any indemnification, advancement or exculpation provisions under the Company’s Organizational Documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of any act or omission of the Company D&O Indemnified Parties occurring at or prior to the Effective Time.

(e)  From and after the Effective Time, Parent shall continue to maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Parent.

(f)  The provisions of this Section 5.4 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Parent, any of its Subsidiaries and the Company under applicable Law, any Organizational Documents of Parent, its Subsidiaries and the Company, respectively, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(g)  In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.4.

5.5.  Additional Agreements. The Parties shall use reasonable best efforts to cause to be taken all actions necessary to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party to this Agreement: (a) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (b) shall use reasonable best efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect; (c) shall use reasonable best efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions; and (d) shall use reasonable best efforts to satisfy the conditions precedent to the consummation of this Agreement.

5.6.  Proxy Statement.

(a)  As promptly as practicable after the date of this Agreement (but not later than nine (9) months after the date hereof or such later date as may be unanimously agreed to by the Parent Board), Parent shall prepare and file with the SEC a registration statement on Form S-4 (or any other applicable form under the Securities Act to register Parent Common Stock Payment Shares) and a prospectus relating to the offering and sale of Parent Common Stock Payment Shares, together with all amendments and supplements thereto (the “Registration Statement”), in which Registration Statement a proxy statement relating to the Parent Stockholders’ Meeting to be held in connection with the Parent Stockholder Matters (together with any amendments thereof or supplements thereto, the “Proxy Statement”) shall be included as a part. Parent shall deliver to the Company a draft of the Registration Statement in form and substance reasonably satisfactory to the Company prior to filing the Registration Statement and shall consult with the Company and consider the reasonable comments of the Company to the Registration Statement, if any. Parent shall (i) cause the Registration Statement to comply in all material respects with all applicable rules and regulations promulgated by the SEC and (ii) respond promptly to any comments or requests of the SEC or its staff related to the Registration Statement.

(b)  Parent covenants and agrees that the Registration Statement (and the letters to stockholders, notice of meeting and form of proxy included in the Proxy Statement) will (i) comply as to form in all material respects with the requirements of applicable U.S. federal securities Laws and the DGCL, and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company covenants and agrees that the information supplied by or on behalf of the Company, concerning itself, to Parent for inclusion in the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither party makes any covenant, representation or warranty with respect to statements made in the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information provided by the other party or any of their Representatives regarding such other party or its Affiliates for inclusion therein.

(c)  Parent shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to Parent’s stockholders as promptly as practicable after the Registration Statement has been filed with the SEC and either (i) the SEC has indicated that it does not intend to review the Registration Statement or that its review of the Registration Statement has been completed or (ii) at least ten (10) days shall have passed since the Registration Statement was filed with the SEC without receiving any correspondence from the SEC commenting upon, or indicating that it intends to review, the Registration Statement, all in compliance with applicable U.S. federal securities laws and the DGCL. If Parent, Merger Sub or the Surviving Corporation become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement, as the case may be, then such Party, as the case may be, shall promptly inform the other Parties thereof and shall cooperate with such other Parties in Parent filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Parent stockholders.

(d)  Parent shall promptly notify the Company if it becomes aware (i) that the Registration Statement has become effective, (ii) of the issuance of any stop order or suspension of the qualification or registration of the Parent Common Stock issuance in connection with the Merger for offering or sale in any jurisdiction, or (iii) any order of the SEC related to the Registration Statement, and shall promptly provide to the Company copies of all written correspondence between it or any of its representatives, on the one hand, and the SEC, on the other hand, with respect to the Registration Statement and all orders of the SEC relating to the Registration Statement.

(e)  The Company shall reasonably cooperate with Parent and provide, and cause its Representatives to provide, Parent and its Representatives, with all true, correct and complete information regarding the Company that is required by law to be included in the Registration Statement or reasonably requested by Parent to be included in the Registration Statement. The Company will use commercially reasonable efforts to cause to be delivered to Parent a letter of the Company’s independent accounting firm, dated no more than two (2) Business Days before the date on which the Registration Statement becomes effective (and reasonably satisfactory in form and substance to Parent), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

(f)  As promptly as reasonably practicable after the date of this Agreement, the Company shall furnish to Parent (i) audited financial statements for each of its fiscal years required to be included in the Registration Statement (the “Company Audited Financial Statements”) and (ii) unaudited interim financial statements for each interim period completed prior to Closing that would be required to be included in the Registration Statement or any periodic report due prior to the Closing if the Company were subject to the periodic reporting requirements under the Securities Act or the Exchange Act (the “Company Interim Financial Statements”). Each of the Company Audited Financial Statements and the Company Interim Financial Statements will be prepared in accordance with GAAP as applied on a consistent basis during the periods involved (except in each case as described in the notes thereto and except, in the case of any unaudited financial statements, to normal year-end audit adjustments) and on that basis will present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, as of the dates of and for the periods referred to in the Company Audited Financial Statements or the Company Interim Financial Statements, as the case may be.

5.7.  Listing. Parent shall prepare and submit to Nasdaq a notification form for (i) notifying Nasdaq of the changes in the name of Parent and (ii) the listing of the shares of Parent Common Stock Payment Shares to be issued in connection with the Contemplated Transactions, and use its reasonable best efforts to cause such shares to be approved for listing (subject to official notice of issuance) (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time. The Parties will use reasonable best efforts to coordinate with respect to compliance with Nasdaq rules and regulations. Each Party will promptly inform the other Party of all verbal or written communications between Nasdaq and such Party or its representatives. Parent shall pay all Nasdaq fees associated with the Nasdaq Listing Application. The Company will cooperate with Parent as reasonably requested by Parent with respect to the Nasdaq Listing Application and promptly furnish to Parent all information concerning the Company and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.7. In the event that to retain its Nasdaq listing and secure the approval of the Nasdaq Listing Application, it becomes necessary for Parent to raise additional equity capital, with the Company’s consent (which shall not be unreasonably withheld) Parent will use its best efforts to do so (the “Further Parent Financing”).

5.8.  Tax Matters.

(a)  For United States federal income Tax purposes, (i) the Parties intend that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”), and (ii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), to which the Parent, Merger Sub and the Company are parties under Section 368(b) of the Code. The Parties shall treat and shall not take any tax reporting position (including during the course of any audit, litigation or other proceeding with respect to Taxes) inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (and any other similar applicable state and other relevant Tax law).

(b)  The Parties shall (and shall cause their Affiliates to) use their respective reasonable best efforts to cause the Merger to qualify, and will not take any action or cause any action to be taken, or fail to take or cause any action to be taken, which action or failure to act would reasonably be expected to prevent the Merger from qualifying, for the Intended Tax Treatment.

5.9.  Directors and Officers. Parent and the Company, as applicable, shall take all necessary action so that:

(a)  The directors of Parent immediately prior to the Effective Time necessary to give effect to the further provisions of this Section 5.9 shall have given notice in writing or by electronic transmission to Parent of their resignations as directors effective immediately upon the Effective Time;

(b)  Immediately following the Effective Time, the number of directors constituting the Parent Board shall be fixed at six (6) (or more if mutually agreed between Parent and the Company prior to the Closing Date);

(c)  Immediately following the Effective Time, at least one member of the Parent Board immediately prior to the Effective Time and who qualifies as “independent” under the applicable Nasdaq listing standards and the applicable SEC rules shall continue to be a director of Parent;

(d)  Immediately following the Effective Time, five (5) members of the Parent Board shall be individuals who have been designated by the Company, at least three (3) of whom qualify as “independent” under the applicable Nasdaq listing standards and the applicable SEC rules (such designees of the Company, the “Company Board Designees”);

(e)  Immediately following the Effective Time, the Persons listed in Exhibit C hereto under the heading “Officers” shall be elected to the positions of officers of Parent and the Surviving Corporation, as applicable, as set forth in Exhibit C hereto, each to serve until such officer’s successor is elected and qualified or until such officer’s earlier death, resignation or removal; and

(f)  Immediately following the Effective Time, the Compensation Committee and Audit Committee, in each case, of the Parent Board shall each be comprised solely of independent directors selected from among the Company Board Designees.

5.10.  Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Laws) to cause any acquisitions of Parent Common Stock, restricted stock awards to acquire Parent Common Stock and any Parent Options to purchase Parent Common Stock in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.11.  Cooperation. Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable the combined entity to continue to meet its obligations following the Effective Time.

5.12.  Closing Certificates.

(a)  The Company will prepare and deliver to Parent prior to the Closing a certificate signed by the Chief Executive Officer of the Company in a form reasonably acceptable to Parent setting forth: (i) the name and address of each holder of (each, a “Company Holder”) (x) shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time and (y) Company Warrants and Company Options outstanding immediately prior to the Effective Time; (ii) the number and type of Company Capital Stock (e.g., either Company Common Stock or Company Series Seed Preferred Stock) (x) issued and outstanding immediately prior to the Effective Time and held by each Company Holder and (y) underlying the Company Warrants and Company Options outstanding immediately prior to the Effective Time and held by each Company Holder; and (iii) (x) the number of shares of Parent Common Stock Payment Shares, if the $15 Earnout Target is achieved, the number of $15 Earnout Shares, and, if the $25 Earnout Target is achieved, the number of $25 Earnout Shares, in each case to be issued to each Company Holder pursuant to this Agreement in respect of issued and outstanding shares of Company Capital Stock held by such Company Holder immediately prior to the Effective Time and (y) the number of shares of Parent Common Stock Payment Shares underlying the Company Warrants and Company Options outstanding immediately prior to the Effective Time and held by each Company Holder that are assumed by Parent pursuant to this Agreement (the “Allocation Certificate”).

(b)  Parent will prepare and deliver to the Company prior to the Closing a certificate signed by the Chief Financial Officer of Parent in a form reasonably acceptable to the Company, setting forth, as of immediately prior to the Reference Date, the Parent Outstanding Shares (the “Parent Outstanding Shares Certificate”).

5.13.  Takeover Statutes. If any Takeover Statute is or may become applicable to the Contemplated Transactions, each of the Company, the Company Board, Parent and the Parent Board, as applicable, shall grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Contemplated Transactions.

5.14.  Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub to perform their obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

5.15.  Legends. Parent shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any Parent Common Stock Payment Shares, any $15 Earnout Shares, and any $25 Earnout Shares, in each case issued in connection with the Merger to equity holders of the Company who may be considered “affiliates” of Parent for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock.

5.16.  Termination of Certain Agreements. Except as set forth in the Parent Disclosure Schedule and Company Disclosure Schedule, respectively, each of the Parent and the Company shall use commercially reasonable efforts to cause any Investor Agreements to be terminated immediately prior to the Effective Time, without any liability being imposed on the part of Parent or the Surviving Corporation.

5.17.  Parent Legacy Assets. Prior to or concurrently with the Closing Date, Parent shall be entitled, but under no obligation, to sell, transfer, license, assign or otherwise divest the Parent Legacy Assets to one or more third parties in one or a series of transactions prior to or concurrently with the Closing (each an “Asset Disposition” and collectively, the “Asset Dispositions”).  To provide for any liabilities of the Parent Legacy Business retained by Parent post-Closing, Parent shall place twenty percent (20%) of the proceeds received by Parent pursuant any such Asset Disposition in a third-party escrow account (the “Legacy Escrow Amount”). The Legacy Escrow Amount shall be retained by the third-party escrow agent for a period of eighteen (18) months following the closing of the Asset Disposition (the “Holdback Period”). As soon as reasonably practicable following the end of the Holdback Period, Parent shall cause the third-party escrow agent to release the Legacy Escrow Amount, so that such amount, less any liabilities of the Parent Legacy Business retained by Parent post-Closing, can be paid to the Legacy Holders in accordance with the Permitted Legacy Asset Dividend. Any Asset Disposition shall be documented by an asset purchase agreement or other operative document. Further, Parent shall (i) permit the Company and its counsel to review and comment on the transaction documents related to any Asset Dispositions; (ii) consider any such comments in good faith and shall accept all reasonable additions, deletions or changes suggested by the Company and its counsel in connection therewith; and (iii) not sign any agreements, contracts or other definitive documents (not including term sheets or letters of intent) related thereto without (x) first providing the Company and its counsel the opportunity to exercise their rights under clauses (i) and (ii) above and (y) the reasonable consent in writing of the Company (such consent not to be unreasonably withheld, conditioned, or delayed).

5.18.  Expenses. It is understood and agreed that: (a) all fees and expenses incurred or to be incurred by the Company in connection with the Contemplated Transactions and preparing, negotiating and entering into this Agreement and the performance of its obligations under this Agreement shall be paid by the Company in cash at or prior to the Closing (and shall be Company Transaction Expenses); and (b) all fees and expenses incurred or to be incurred by Parent in connection with the Contemplated Transactions (including any Asset Disposition) and preparing, negotiating and entering into this Agreement and the performance of its obligations under this Agreement shall be paid by Parent in cash at or prior to the Closing (and shall be Parent Transaction Expenses).

Section 6.  CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the Parties, at or prior to the Closing Date, of each of the following conditions:

6.1.  Required Stockholder Votes. The Required Company Stockholder Vote and the Required Parent Stockholder Vote shall have been obtained.

6.2.  Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement that has not been withdrawn.

6.3.  No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

6.4.  Listing. The Parent Common Stock Payment Shares to be issued in connection with the Merger pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on Nasdaq as of the Closing and Parent has maintained its existing listing on Nasdaq.

Section 7.  ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Parent, at or prior to the Closing, of each of the following conditions:

7.1.  Accuracy of Representations. The Company Fundamental Representations shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and without giving effect to any references therein to any Company Material Adverse Effect or other materiality qualifications). The Company Capitalization Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies representing less than 0.50% of the Company Outstanding Shares in the aggregate or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of the Company contained in this Agreement (other than the Company Fundamental Representations and the Company Capitalization Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Company Material Adverse Effect (without giving effect to any references therein to any Company Material Adverse Effect or other materiality qualifications), or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

7.2.  Performance of Covenants. The Company shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

7.3.  Documents. Parent shall have received the following documents, each of which shall be in full force and effect:

(a)  a certificate executed by the Chief Executive Officer or Chief Financial Officer of the Company certifying (i) that the conditions set forth in Sections 7.1, 7.2, and 7.4 have been duly satisfied and (ii) that the information set forth in the Allocation Certificate delivered by the Company in accordance with Section 5.12(a) is true and accurate in all respects as of the Closing Date;

(b)  a written resignation, in a form reasonably satisfactory to Parent, dated as of the Closing Date and effective as of the Closing, executed by each of the directors of the Company;

(c)  the Allocation Certificate;

(d)  Company Representative Confirmation Letters from all attorneys, accountants, investment bankers and other professional advisors of the Company;

(e)  the Lock-Up Agreements duly executed by each of the Company Signatories, each of which shall be in full force and effect ; and

(f)  (i) an original signed statement from the Company that the Company is not, and has not been at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and (ii) an original signed notice to be delivered to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company following the Closing, each dated as of the Closing Date, duly executed by an authorized officer of the Company, and in form and substance reasonably acceptable to Parent; provided, that the Parent’s sole remedy for the Company’s failure to deliver such documentation shall be to withhold pursuant to Section 1.14.

7.4.  No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

Section 8.  ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

8.1.  Accuracy of Representations. Each of the Parent Fundamental Representations shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and without giving effect to any reference therein to Parent Material Adverse Effect or other materiality qualifications). The Parent Capitalization Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies representing less than 0.50% of the Parent Outstanding Shares in the aggregate, (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date) or (z) inaccuracies resulting from (A) grants or issuances expressly permitted by this Agreement or made with the prior consent the Company (which such consent made be withheld in the Company’s sole discretion) or (B) the vesting, exercise, termination or expiration of the Parent RSUs, Parent Options or Parent Warrants described in Section 3.6(c) or Section 3.6(d) of the Parent Disclosure Schedule. The representations and warranties of Parent and Merger Sub contained in this Agreement (other than the Parent Fundamental Representations and the Parent Capitalization Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Parent Material Adverse Effect (without giving effect to any references therein to any Parent Material Adverse Effect or other materiality qualifications), or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

8.2.  Performance of Covenants. Parent and Merger Sub shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by each of them under this Agreement at or prior to the Effective Time.

8.3.  Documents. The Company shall have received the following documents, each of which shall be in full force and effect:

(a)  the Parent Outstanding Shares Certificate;

(b)  a written resignation, in a form reasonably satisfactory to the Company, dated as of the Closing Date and effective as of the Closing, executed by each of the officers and directors of Parent who are not to continue as officers or directors, as the case may be, of Parent after the Closing pursuant to Section 5.9;

(c)  certified copies of the resolutions duly adopted by the Parent Board and in full force and effect as of the Closing authorizing the appointment of the directors and officers set forth on Exhibit C;

(d)  Parent Representative Confirmation Letters from all attorneys, accountants, investment bankers and other professional advisors of the Parent; and

(e)  Lock-Up Agreements duly executed by each of the Parent Signatories, each of which shall be in full force and effect.

8.4.  No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect.

Section 9.  TERMINATION

9.1.  Termination. This Agreement may be terminated prior to the Effective Time (whether before or after the Required Company Stockholder Vote or the Required Parent Stockholder Vote shall have been obtained, unless otherwise specified below):

(a)  by mutual written consent of Parent and the Company;

(b)  by either Parent or the Company if the Contemplated Transactions shall not have been consummated by August 6, 2026 (subject to possible extension as provided in clause (ii) of the proviso of this Section 9.1(b), the “End Date”); provided, however, that (i) the right to terminate this Agreement under this Section 9.1(b) shall not be available to the Company, on the one hand, or to Parent, on the other hand, if such Party’s action or failure to act has been a principal cause of the failure of the Contemplated Transactions to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement and (ii) in the event that a request for additional information has been made by any Governmental Body, or in the event that the SEC has not declared effective under the Securities Act the Registration Statement by the date which is ninety (90) days prior to the End Date, then either the Company or Parent shall be entitled to extend the End Date for an additional ninety (90) days by written notice to the other the Party;

(c)  by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions;

(d)  by either Parent or the Company if (i) the Parent Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and (ii) the Required Parent Stockholder Vote shall not have been obtained; provided, however, that (i) the right to terminate this Agreement under this Section 9.1(d) shall not be available to the Company, on the one hand, or to Parent, on the other hand, if such Party’s action or failure to act has been a principal cause of the failure of the Required Parent Stockholder Vote to be obtained at the Parent Stockholders’ Meeting (including any adjournments and postponements thereof) and such action or failure to act constitutes a breach of this Agreement, and (ii) Parent may not terminate this Agreement pursuant to this Section 9.1(d) until the date that is sixty-one (61) days after the original date of the Parent Stockholders’ Meeting;

(e)  by the Company (at any time prior to the obtainment of Required Parent Stockholder Vote) if a Parent Triggering Event shall have occurred;

(f)  by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Parent or Merger Sub or if any representation or warranty of Parent or Merger Sub shall have become inaccurate, in either case, such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that the Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in Parent’s or Merger Sub’s representations and warranties or breach by Parent or Merger Sub is curable by the End Date by Parent or Merger Sub, then the Company may not terminate this Agreement pursuant to this Section 9.1(f) as a result of such particular breach or inaccuracy until the expiration of a 30-day period commencing upon delivery of written notice from the Company to Parent or Merger Sub of such breach or inaccuracy and of the Company’s intention to terminate pursuant to this Section 9.1(f) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(f) as a result of such particular breach or inaccuracy if such breach by Parent or Merger Sub is cured prior to such termination becoming effective);

(g)  by Parent, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or if any representation or warranty of the Company shall have become inaccurate, in either case, such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Parent is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the End Date by the Company, then Parent may not terminate this Agreement pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy until the expiration of a 30-day period commencing upon delivery of written notice from Parent to the Company of such breach or inaccuracy and Parent’s intention to terminate pursuant to this Section 9.1(g) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective);

(h)  by the Company, at any time, in the event that a Parent Material Adverse Effect shall have occurred;

(i)  by Parent, at any time, in the event that a Company Material Adverse Effect shall have occurred; or

(j)  by Parent, at any time, if (i) Parent has received a Superior Offer, (ii) Parent has complied with its obligations under Section 5.2(d), (iii) concurrently with such termination of this Agreement, Parent and enters into a Contract providing for the Acquisition Transaction with respect to such Superior Offer and (iv) within two Business Days of such termination, Parent pays to the Company the amount contemplated by Section 9.3(c).

9.2.  Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 9.2, Section 9.3, Section 10 and the definitions of the defined terms in such Sections shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement and the provisions of Section 9.3 shall not relieve any Party of any liability for fraud or for any willful breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

9.3.  Expenses; Termination Fee.

(a)  In the event of the termination of this Agreement as provided in Section 9.1, except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses incurred in relation to the printing and filing with the SEC of the Registration Statement (including any financial statements and exhibits) and any amendments or supplements thereto and paid to a financial printer or the SEC (it being agreed that the cost of which is allocated to the Company pursuant to the foregoing shall be a Company Transaction Expense).

(b)  If (i) (A) this Agreement is terminated by the Company pursuant to Section 9.1(d) or (B) this Agreement is terminated by the Company pursuant to Sections 9.1(e), (ii) an Acquisition Proposal with respect to Parent shall have been publicly announced or disclosed or otherwise communicated to Parent or the Parent Board after the date of this Agreement but prior to the termination of this Agreement, and (iii) within twelve months after the date of such termination, Parent consummates an Acquisition Transaction, then in either case Parent shall pay to the Company an amount equal to $500,000 (the “Company Termination Fee”) on the date of the consummation of such Acquisition Transaction, respectively.

(c)  If this Agreement is terminated by Parent pursuant to Section 9.1(j), Parent shall pay to the Company within two Business Days of such termination the Company Termination Fee.

(d)  Any Company Termination Fee due under this Section 9.3 shall be paid by wire transfer of same day funds. If Parent fails to pay when due any amount payable by it under this Section 9.3, then Parent shall (i) reimburse the Company for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred by it in connection with the collection of such overdue amount and the enforcement by the Company of its rights under this Section 9.3, and (ii) pay to the Company interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the Company in full) at a rate per annum equal to the “prime rate” (as published in The Wall Street Journal or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

(e)  The Parties agree that, subject to Section 9.2, payment of the Company Termination Fee shall, in the circumstances in which it is owed in accordance with the terms of this Agreement, constitute the sole and exclusive remedy of the Company following the termination of this Agreement, it being understood that in no event shall Parent be required to pay the amounts payable pursuant to this Section 9.3 on more than one occasion and (ii) following payment of the Company Termination Fee (x) Parent shall have no further liability to the Company in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by Parent giving rise to such termination, or the failure of the Contemplated Transactions to be consummated, including, without limitation, for fraud or for any willful or intentional breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement, (y) neither the Company nor any of its Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against Parent or Merger Sub or seek to obtain any recovery, judgment or damages of any kind against such Parties (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other Representative of such Parties) in connection with or arising out of this Agreement or the termination thereof, any breach by any such Parties giving rise to such termination or the failure of the Contemplated Transactions to be consummated, including, without limitation, for fraud or for any willful or intentional breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement, and (z) the Company and its Affiliates shall be precluded from any other remedy against Parent, Merger Sub and their respective Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated, including, without limitation, for fraud or for any willful or intentional breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement. Each of the Parties acknowledges that (i) the agreements contained in this Section 9.3 are an integral part of the Contemplated Transactions, (ii) without these agreements, the Parties would not enter into this Agreement and (iii) any amount payable pursuant to this Section 9.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Company in the circumstances in which such amount is payable.

Section 10.  MISCELLANEOUS PROVISIONS

10.1.  Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section 10 shall survive the Effective Time.

10.2.  Amendment. This Agreement may be amended with the approval of Parent and the respective boards of directors of the Company and Merger Sub at any time; provided, however, that any amendment made subsequent to the adoption of the agreement by the stockholders of the Company or Merger Sub shall not (a) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of the Company or Merger Sub, (b) alter or change any term of the certificate of incorporation of the Surviving Corporation to be effected by the Merger, or (c) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series thereof of the Company or Merger Sub. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Surviving Corporation and Parent.

10.3.  Waiver.

(a)  No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)  No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4.  Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement and the other schedules, exhibits, certificates, instruments and agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by electronic transmission in PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.5.  Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively by the courts referred to in clause (a) of this Section 10.5; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 10.8 of this Agreement or in any other matter permitted by applicable Law; and (f) irrevocably and unconditionally waives the right to trial by jury.

10.6.  Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties, the prevailing Party in such action or suit (as determined by a court of competent jurisdiction) shall be entitled to recover its reasonable out-of-pocket attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

10.7.  Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

10.8.  Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 5:00 p.m. Eastern Time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to Parent or Merger Sub:

Movano Inc.

6800 Koll Center Parkway, Suite 160
Pleasanton, California 94566
Attention: J. Cogan
Email: [***]

with a copy to (which shall not constitute notice):

K&L Gates LLP

300 South Tryon Street, Suite 1000

Charlotte, North Carolina 28202

Attention: Mark Busch and Patrick Rogers

Email: mark.busch@klgates.com; patrick.rogers@klgates.com

if to the Company:

Corvex, Inc.

3401 North Fairfax Drive, Suite 3230

Arlington, Virginia 22226

Attention: Jay Crystal

Email: [***]

with a copy to (which shall not constitute notice):

DLA Piper LLP (US)

One Fountain Square

11911 Freedom Drive, Suite 300

Reston, Virginia 20190

Attention: Brian Burke and Joshua A. Kaufman

Email: brian.burke@us.dlapiper.com; josh.kaufman@us.dlapiper.com

10.9.  Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

10.10.  Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.11.  Other Remedies; Specific Performance. Except as otherwise provided herein, including in Section 9.3(e), any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform the provisions of this Agreement (including failing to take such actions as are required of it under this Agreement to consummate the Contemplated Transactions) in accordance with its specified terms or otherwise breaches such provisions. Accordingly, subject to Section 9.3(e), the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Subject to Section 9.3(e), each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

10.12.  No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.4) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.13.  Construction.

(a)  References to “cash,” “dollars” or “$” are to U.S. dollars.

(b)  For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(c)  The Parties have participated jointly in the negotiating and drafting of this Agreement and agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(d)  As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(e)  Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(f)  Any reference to legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations, and statutory instruments issued or related to such legislations.

(g)  The bold-faced headings and table of contents contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(h)  The Parties agree that each of the Company Disclosure Schedule and the Parent Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement. The disclosures in any section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule shall qualify other sections and subsections in this Agreement to the extent it is readily apparent on its face from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

(i)  Each of “delivered” or “made available” means, with respect to any documentation, that (i) prior to 11:59 p.m. (Eastern Time) on the date that is two Business Days prior to the date of this Agreement (A) a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party or (B) such material is disclosed in the Parent SEC Documents filed with the SEC prior to the date hereof and publicly made available on the SEC’s Electronic Data Gathering Analysis and Retrieval system or (ii) delivered by or on behalf of a Party or its Representatives via electronic mail or in hard copy form prior to the execution of this Agreement.

(j)  Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in New York, New York, are authorized or obligated by Law to be closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

MOVANO INC.

By:	/s/ J Cogan
Name:	J Cogan
Title:	Chief Financial Officer

THOR MERGER SUB INC.

By:	/s/ J Cogan
Name:	J Cogan
Title:	Chief Financial Officer

[Signature Page – Merger Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

CORVEX, INC.

By:	/s/ John Crystal III
Name:	John Crystal III
Title:	President

[Signature Page – Merger Agreement]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“$15 Earnout Period” means the period (i) beginning on the date of this Agreement and (ii) ending on the date of the fifth anniversary of the date of this Agreement (or, if such date is not a Trading Day, the first Trading Day following such date).

“$15 Earnout Per Share Amount” means the number of shares of Parent Common Stock determined by dividing the $15 Earnout Shares by the Company Outstanding Shares.

“$15 Earnout Shares” means an aggregate of 5,000,000 shares of Parent Common Stock, as adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification or otherwise) or combination (by reverse stock split, exchange, reclassification or otherwise) or similar reclassification of the issued and outstanding shares of Parent Common Stock occurring after the Effective Time.

“$15 Earnout Target” means the VWAP equals or exceeds $15.00 per share, as adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification or otherwise) or combination (by reverse stock split, exchange, reclassification or otherwise) or similar reclassification of the issued and outstanding shares of Parent Common Stock occurring after the date of this Agreement, for twenty (20) of any thirty (30) consecutive Trading Days during the $15 Earnout Period; provided, however, that the $15 Earnout Target, if any, may not be achieved more than once during the $15 Earnout Period.

“$25 Earnout Period” means the period (i) beginning on the date of this Agreement and (ii) ending on the date of the seventh anniversary of the date of this Agreement (or, if such date is not a Trading Day, the first Trading Day following such date).

“$25 Earnout Per Share Amount” means the number of shares of Parent Common Stock determined by dividing the $25 Earnout Shares by the Company Outstanding Shares.

“$25 Earnout Shares” means an aggregate of 5,000,000 shares of Parent Common Stock, as adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification or otherwise) or combination (by reverse stock split, exchange, reclassification or otherwise) or similar reclassification of the issued and outstanding shares of Parent Common Stock occurring after the Effective Time.

“$25 Earnout Target” means the VWAP equals or exceeds $25.00 per share, as adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification or otherwise) or combination (by reverse stock split, exchange, reclassification or otherwise) or similar reclassification of the issued and outstanding shares of Parent Common Stock occurring after date of this Agreement, for twenty (20) of any thirty (30) consecutive Trading Days during the $25 Earnout Period; provided, however, that the $25 Earnout Target, if any, may be not achieved more than once during the $25 Earnout Period.

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or Parent, on the other hand, to the other Party) that would reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of the Company or any of its Affiliates, on the one hand, or by or on behalf of Parent or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” means any transaction or series of related transactions involving:

(k)  any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent entity; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; provided that, in the case of the Company, a Permitted Bridge Financing, Permitted Concurrent Financing or ChEF shall not be an “Acquisition Transaction”; or

(l)  any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole; provided that, in the case of Parent, the sale of the Parent Legacy Assets used in the Parent Legacy Business shall not be an “Acquisition Transaction.”

“Adjustment Amount” shall be an amount equal to the sum of the Liabilities Adjustment Amount and the Budget Adjustment Amount.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Valuation” means the sum of (a) the Company Valuation plus (b) the Parent Valuation.

“Agreement” means the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

“Bloomberg” means Bloomberg Financial Markets.

“Budget Adjustment Amount” shall be an amount equal to the greater of: (i) the amount of the Closing Budget Calculation minus the amount of the Agreed Budget and (ii) $0.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York, New York, are authorized or obligated by Law to be closed.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Public Law No. 116-136, as in effect on the Closing Date and any other applicable Law or presidential memorandum, executive order or executive memo (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing Covid-19 Disaster, dated August 8, 2020, and IRS Notice 2020-65, 2020-38 IRB), in any U.S. jurisdiction, addressing the consequences of COVID-19 as well as any applicable guidance issued thereunder or relating thereto, including, the Health and Economic Recovery Omnibus Emergency Solutions Act and the Health, Economic Assistance, Liability, and Schools Act.

“ChEF” means that certain equity financing commitment between Parent and Chardan Capital Markets LLC, as set forth in that certain ChEF Purchase Agreement, dated as of November 6, 2025.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Associate” means any current or former employee, independent contractor, officer or director of the Company.

“Company Board” means the board of directors of the Company.

“Company Capitalization Representations” means the representations and warranties of the Company set forth in Sections 2.6(a) and (c).

“Company Capital Stock” means the Company Common Stock and the Company Series Seed Preferred Stock.

“Company Common Stock” means the Common Stock, $0.00001 par value per share, of the Company.

“Company Contract” means any Contract: (a) to which the Company or any of its Subsidiaries is a Party; (b) by which the Company or any of its Subsidiaries or any Company IP or any other asset of the Company or its Subsidiaries is or may become bound or under which the Company or any of its Subsidiaries has, or may become subject to, any obligation; or (c) under which the Company or any of its Subsidiaries has or may acquire any right or interest.

“Company Equity Value” means $250,000,000.

“Company ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is (or at any relevant time was) treated with the Company as a single employer within the meaning of Section 414 of the Code.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in (i) Sections 2.1 (Due Organization; Subsidiaries), 2.3 (Authority; Binding Nature of Agreement), 2.4 (Vote Required), and 2.20 (No Financial Advisors).

“Company IP” means all Intellectual Property Rights that are owned or purported to be owned by, assigned to, or exclusively licensed by, the Company.

“Company Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Company Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (a) the announcement of this Agreement or the pendency of the Contemplated Transactions, (b) the taking of any action, or the failure to take any action, by the Company that is required to comply with the terms of this Agreement, (c) any natural disaster or any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, (d) any epidemic or pandemic in the United States or any other country or region in the world, or any escalation of the foregoing, (e) any change in GAAP or applicable laws or the interpretation thereof, (f) general economic or political conditions or conditions generally affecting the industries in which the Company operates, (g) any change in the cash position of the Company which results from operations in the ordinary course of business; except in each case with respect to clauses (c), (d), (e) and (f), to the extent disproportionately affecting the Company, taken as a whole, relative to other similarly situated companies in the industries in which the Company operates.

“Company Options” means options or other rights to purchase shares of Company Common Stock issued by the Company.

“Company Outstanding Shares” means the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time expressed on a fully diluted and as converted basis, calculated using the treasury stock method, and assuming, without limitation or duplication, (a) the issuance of shares of (i) Company Series Seed Preferred Stock in respect of all Company Warrants and of (ii) Company Common Stock in respect all Company Options (which, for the avoidance of doubt, shall include unvested Company Options) and (b) the conversion of the Company Series Seed Preferred Stock, whether conditional or unconditional, that will be outstanding as of immediately prior to the Effective Time.

“Company Plan” means the Company’s 2024 Equity Incentive Plan.

“Company Preferred Stock” means the capital stock of the Company designated as “Preferred Stock” in the Company’s certificate of incorporation, as amended.

“Company Representative Confirmation Letters” means written confirmations, in a form reasonably satisfactory to Parent, from the attorneys, accountants, investment bankers and other professional advisors of the Company as to all amounts estimated in good faith owed by the Company with respect to services performed by them through the Closing (with respect to amounts constituting Company Transaction Expenses).

“Company Restricted Stock Grant” means each grant with respect to a share of Company Common Stock outstanding under the Company Plan that is, at the time of determination, subject to a risk of forfeiture or repurchase by the Company, whether subject to time or performance-based vesting.

“Company Series Seed Preferred Stock” means the Company Preferred Stock designated as “Series Seed Preferred Stock” in the Company’s certificate of incorporation, as amended.

“Company Transaction Expenses” means, with respect to the Company, the aggregate amount (without duplication) of all costs, fees and expenses incurred by the Company and not paid before the Closing, or for which the Company is or may become liable in connection with the Contemplated Transactions and the negotiation, preparation and execution of this Agreement or any other agreement, document, instrument, filing, certificate, schedule, exhibit, letter or other document prepared or executed in connection with the Contemplated Transactions, including any fees and expenses of legal counsel, accountants and other advisors of the Company.

“Company Unaudited Annual Balance Sheet” means the unaudited balance sheet of the Company as of December 31, 2024, provided to Parent prior to the date of this Agreement.

“Company Unaudited Interim Balance Sheet” means the unaudited balance sheet of the Company as of September 30, 2025, provided to Parent prior to the date of this Agreement.

“Company Valuation” means (i) the Company Equity Value plus (ii) the quotient obtained by dividing (A) the amount of the Permitted Concurrent Financing by (B) 0.9.

“Company Warrants” means all warrants to purchase Company Common Stock.

“Confidentiality Agreement” means that certain letter agreement, dated as of February 23, 2022, between the Company and Parent.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the Merger, Parent Stockholder Support Agreements, and the other transactions and actions contemplated by this Agreement to be consummated at or prior to the Closing (but not, for the avoidance of doubt, the actions proposed to be taken as the Parent Stockholders’ Meeting following the Closing pursuant to Section 5.2).

“Contract” means, with respect to any Person, any written or oral agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, sublicense or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

“DGCL” means the General Corporation Law of the State of Delaware.

“Effect” means any effect, change, event, circumstance, or development.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” means the (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Ratio” means, subject to adjustment pursuant to Section 1.6(f), the following ratio (rounded to four decimal places): the quotient obtained by dividing (a) the Parent Common Stock Payment Shares by (b) the Company Outstanding Shares.

“GAAP” means generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, approval, exemption, order, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority); or (d) non-governmental or self-regulatory organization (including Nasdaq).

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or byproducts.

“Intellectual Property Rights” means and includes all intellectual property or other proprietary rights under the laws of any jurisdiction in the world, including, without limitation: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, software, databases, and mask works; (b) trademarks, service marks, trade dress, logos, trade names and other source identifiers, domain names and URLs and similar rights and any goodwill associated therewith; (c) rights associated with trade secrets, know how, inventions, invention disclosures, methods, processes, protocols, specifications, techniques and other forms of technology; (d) patents and industrial property rights; (e) other similar proprietary rights in intellectual property of every kind and nature; (f) rights of privacy and publicity; and (g) all registrations, renewals, extensions, statutory invention registrations, provisionals, continuations, continuations-in-part, provisionals, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (f) above (whether or not in tangible form and including all tangible embodiments of any of the foregoing, such as samples, studies and summaries), along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for past, present or future infringement of any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of such individual’s employment responsibilities. Any Person that is an Entity shall have Knowledge if any officer or director of such Person as of the date such knowledge is imputed has Knowledge of such fact or other matter.

“Law” means any federal, state, national, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, requirement, self-regulatory requirement, administrative policy or guidance, position statement, declaratory statement, advisory opinion, bulletin, or notifications having the effect of law, issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, civil investigation demand, subpoena, complaint (including a qui tam complaint), examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Liabilities Adjustment Amount” shall be an amount equal to the greater of: (i) the amount of the Closing Liabilities minus $5,000,000 and (ii) $0.

“Merger Sub Board” means the board of directors of Merger Sub.

“Nasdaq” means the Nasdaq Stock Market, including the Nasdaq Global Select Market or such other Nasdaq market on which shares of Parent Common Stock are then listed.

“Ordinary Course of Business” means, in the case of each of the Company and Parent, such actions taken in the ordinary course of its normal operations and consistent with its past practices.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Parent Associate” means any current or former employee, independent contractor, officer or director of Parent.

“Parent Balance Sheet” means the audited balance sheet of Parent as of December 31, 2024 (the “Parent Balance Sheet Date”), included in Parent’s Report on Form 10-K for the annual period ended December 31, 2024, as filed with the SEC.

“Parent Board” means the board of directors of Parent.

“Parent Capitalization Representations” means the representations and warranties of Parent set forth in Sections 3.6(a) and (c).

“Parent Closing Price” means the volume weighted average closing trading price of a share of Parent Common Stock on Nasdaq for the five consecutive trading days ending five trading days immediately prior to the date upon which the Merger becomes effective.

“Parent Closing Price Per Share” means an amount equal to $6.25 per share of Parent Common Stock.

“Parent Common Stock” means the Common Stock, $0.0001 par value per share, of Parent.

“Parent Common Stock Payment Shares” means a number of shares of Parent Common Stock (rounded to the nearest whole share) equal to the quotient obtained by dividing (a) the Company Valuation by (b) the Parent Closing Price Per Share.

“Parent Common Stock Legacy Shares” means a number of shares of Parent Common Stock (rounded to the nearest whole share) equal to the quotient obtained by dividing (a) the Parent Valuation by (b) the Parent Closing Price Per Share.

“Parent Contract” means any Contract: (a) to which Parent or any of its Subsidiaries is a party; (b) by which Parent or any of its Subsidiaries or any Parent IP or any other asset of Parent or any of its Subsidiaries is or may become bound or under which Parent or any of its Subsidiaries has, or may become subject to, any obligation; or (c) under which Parent or any of its Subsidiaries has or may acquire any right or interest.

“Parent Covered Person” means, with respect to Parent as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

“Parent Equity Value” means $10,000,000.

“Parent ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is (or at any relevant time was) treated with Parent or any of its Subsidiaries as a single employer within the meaning of Section 414 of the Code.

“Parent Fundamental Representations” means the representations and warranties of Parent and Merger Sub set forth in Sections 3.1 (Due Organization; Subsidiaries), 3.3 (Authority; Binding Nature of Agreement), 3.4 (Vote Required) and 3.21 (No Financial Advisors).

“Parent Interim Financial Statements” means the unaudited interim financial statements of Parent for the three-month period ending September 30, 2025.

“Parent IP” means all Intellectual Property Rights that are owned or purported to be owned by, assigned to, or exclusively licensed by, Parent or its Subsidiaries.

“Parent Legacy Assets” means the assets of Parent used in the operation of the Parent Legacy Business set forth on Schedule A-2 in each case as of the date of the Second Loan Amendment.

“Parent Legacy Business” means Parent’s business related to the Parent Legacy Assets prior to the Closing as described in the Parent SEC Documents.

“Parent Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Parent Material Adverse Effect, has or would reasonably be expected to have a material adverse Effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of Parent; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Parent Material Adverse Effect: (a) the announcement of this Agreement or the pendency of the Contemplated Transactions, (b) the taking of any action, or the failure to take any action, by Parent that is required to comply with the terms of this Agreement, (c) any natural disaster or any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, (d) any epidemic or pandemic in the United States or any other country or region in the world, or any escalation of the foregoing, (e) any change in GAAP or applicable laws or the interpretation thereof, (f) general economic or political conditions or conditions generally affecting the industries in which Parent and its subsidiaries operate, (g) any change in the cash position of Parent and its subsidiaries which results from operations in the ordinary course of business, (h) any change in the stock price or trading volume of the Parent Common Stock (it being understood, however, that any change causing or contributing to any change in stock price or trading volume of the Parent Common Stock may be taken into account in determining whether a Parent Material Adverse Effect has occurred, unless such changes are otherwise excepted from this definition), or (i) the sale or winding down of the Parent Legacy Business and Parent’s operations, and the sale, license or other disposition of the Parent Legacy Assets; except in each case with respect to clauses (c), (d), (e) and (f), to the extent disproportionately affecting Parent and its subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Parent and its subsidiaries operate.

“Parent Options” means options or other rights to purchase shares of Parent Common Stock issued by Parent.

“Parent Outstanding Shares” means the total number of shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time expressed on a fully diluted and as converted basis, calculated using the treasury stock method, and assuming, without limitation or duplication, the issuance of shares of Parent Common Stock in respect of all Parent Preferred Shares, Parent Options, Parent RSUs, warrants, or other rights to receive shares, whether conditional or unconditional, that will be outstanding as of immediately prior to the Effective Time. Notwithstanding any of the foregoing, any out-of-the-money Parent Options and Parent Warrants shall not be included in the total number of shares of Parent Common Stock issued and outstanding for purposes of determining the Parent Outstanding Shares.

“Parent Per Share Special Dividend” means an amount (rounded to four decimal places) equal to the quotient obtained by dividing (a) Parent Special Dividend Amount by (b) the Parent Outstanding Shares.

“Parent Plan” means the Movano Inc. Amended and Restated 2019 Omnibus Incentive Plan, as amended.

“Parent Representative Confirmation Letters” means written confirmations, in a form reasonably satisfactory to the Company, from the attorneys, accountants, investment bankers and other professional advisors of Parent as to all amounts estimated in good faith owed by Parent with respect to services performed by them through the Closing (or following the Closing at the pre-Closing direction of Parent).

“Parent RSU” means restricted stock units with respect to, or that may be settled in, shares of Parent Common Stock issued by Parent.

“Parent Special Dividend Amount” means an amount (rounded to the nearest whole share) equal to the difference of (a) the Parent Common Stock Legacy Shares minus (b) the Parent Outstanding Shares.

“Parent Stock Plan” means the Amended and Restated 2019 Omnibus Incentive Plan, as amended.

“Parent Transaction Expenses” means, with respect to Parent, the aggregate amount (without duplication) of all costs, fees and expenses incurred by or estimated to be incurred by Parent or any of its Subsidiaries (including Merger Sub), or for which such Party or any of its Subsidiaries are or may become liable in connection with the Contemplated Transactions and the negotiation, preparation and execution of this Agreement or any other agreement, document, instrument, filing, certificate, schedule, exhibit, letter or other document prepared or executed in connection with the Contemplated Transactions (other than any costs incurred in connection with the Permitted Concurrent Financing), including any fees and expenses (x) of legal counsel and accountants, the maximum amount of fees and expenses payable to financial advisors, investment bankers, brokers, consultants, tax advisors, transfer agents, and other advisors of such Party, and (y) related to the Proxy Statement and the Stockholders’ Meeting, including, without limitation, the fees and expenses of any proxy solicitation firm hired to solicit proxies for the Parent Stockholders’ Meeting.

“Parent Triggering Event” shall be deemed to have occurred if: (a) Parent shall have failed to include in the Proxy Statement the Parent Board Recommendation or shall have made a Parent Board Adverse Recommendation Change; (b) the Parent Board or any committee thereof shall have publicly approved, endorsed or recommended any Acquisition Proposal; or (c) Parent shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.5).

“Parent Valuation” means (i) the Parent Equity Value plus (ii) the amount of the Permitted Bridge Financing and the ChEF (if any) minus (iii) the Adjustment Amount (if any).

“Parent Warrants” means all warrants to purchase Parent Common Stock.

“Party” or “Parties” means the Company, Merger Sub and Parent.

“Permitted Bridge Financing” means (1) Parent’s issuance, in a single transaction or series of transactions, pursuant to the Preferred Share Purchase Agreement, of Parent Preferred Shares, which shall convert into shares of Parent Common Stock immediately following the Effective Time and (2) Parent’s issuance of shares of capital stock or other equity securities pursuant to the Further Parent Financing.

“Permitted Concurrent Financing” means the Company’s issuance in a single SAFE transaction or series of SAFE transactions of equity rights which shall convert into either shares of (i) Company Common Stock prior to the Closing, or (ii) Parent Common Stock immediately after the Closing. The terms of any Permitted Concurrent Financing shall be subject to the prior written consent of Parent and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), and the aggregate proceeds thereof shall not exceed $40,000,000 without the prior written consent of Parent and the Company (which consent shall not be unreasonably withheld, conditioned or delayed).

“Permitted Encumbrance” means: (a) any Encumbrance (i) for current Taxes not yet due and payable or (ii) for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Unaudited Interim Balance Sheet or the Parent Balance Sheet, as applicable, in accordance with GAAP; (b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets or properties subject thereto or materially impair the operations of the Company or any of its Subsidiaries or Parent, as applicable; (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law; (e) non-exclusive licenses of Intellectual Property Rights granted by the Company or any of its Subsidiaries or Parent, as applicable, in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the Intellectual Property Rights subject thereto; and (f) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies.

“Person” means any individual, Entity or Governmental Body.

“Preferred Share Purchase Agreement” means a preferred share purchase agreement, entered into by and among Parent, and certain other investors set forth therein, whereby certain investors set forth therein shall purchase up to $3,000,000 worth of Parent Preferred Shares.

“Reference Date” means November 5, 2025.

“Registered IP” means all Intellectual Property Rights that are registered or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks, service marks and trade dress, and all applications for any of the foregoing.

“Representatives” means directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors, and representatives.

“SAFE” means simple agreement for future equity.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Second Loan Amendment” means that certain Second Amendment to Loan Agreement, dated as of November 5, 2025, by and between Evie Holdings, LLC and Parent.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means an entity shall be deemed to be a “Subsidiary” of a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Transaction being treated as references to greater than 50% for these purposes) that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement; and (b) is on terms and conditions that the Parent Board or the Company Board, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof), as well as any written offer by the other Party to this Agreement to amend the terms of this Agreement, and following consultation with its outside legal counsel and outside financial advisors, if any, are more favorable, from a financial point of view, to Parent’s stockholders or the Company’s stockholders, as applicable, than the terms of the Contemplated Transactions.

“Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover Law.

“Tax” means any (i) federal, state, local, foreign or other tax, including any income, capital gain, gross receipts, capital stock, profits, transfer, estimated, registration, stamp, premium, escheat, unclaimed property, customs duty, ad valorem, occupancy, occupation, alternative, add-on, windfall profits, value added, severance, property, business, production, sales, use, license, excise, franchise, employment, payroll, social security, disability, unemployment, workers’ compensation, national health insurance, withholding (on amounts paid or received) or other taxes, duties, assessments or governmental charges, surtaxes or deficiencies thereof in the nature of a tax, however denominated (whether imposed directly or through withholding and whether or not disputed), and including any fine, penalty, addition to tax, or interest or additional amount imposed by a Governmental Body with respect thereto (or attributable to the nonpayment thereof) and (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee or successor liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, pursuant to a Contract, through operation of Law or otherwise.

“Tax Return” means any return (including any information return), report, statement, declaration, claim for refund, estimate, schedule, notice, notification, form, election, certificate or other document, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body (or provided to a payee) in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Trading Day” means any date on which Nasdaq (or other applicable securities exchange or quotation system) is open for business and on which shares of Parent Common Stock may be traded (other than a day on which the Nasdaq (or other applicable securities exchange or quotation system) is scheduled to or does close prior to its regular weekday closing time).

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“VWAP” means, in respect of Parent Common Stock, (i) the volume weighted average price for such security on the Nasdaq for such date or relevant period (as applicable) as reported by Bloomberg through its “Volume at Price” function with “Calculation” mode set to “Bloomberg Definition” as reported up to two hours after the respective market closes on such date or each date of the relevant period (as applicable), (ii) if the Parent Board determines by resolution of the Parent Board that Nasdaq is not the principal securities exchange or trading market for that security, the volume weighted average price of that security for such date or relevant period (as applicable) on the principal securities exchange or trading market on which that security is listed or traded as reported by Bloomberg through its “Volume at Price” functions, (iii) if the foregoing do not apply, the last closing trade price or average of the last closing trade price for each Trading Day of the relevant period (as applicable) of that security in the over-the-counter market on the electronic bulletin board for that security as reported by Bloomberg, or (iv) if no last closing trade price is reported for that security by Bloomberg, the last closing ask price or the average of the last ask price for each Trading Day of the relevant period (as applicable) of that security as reported by Bloomberg.

“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing mass layoff statute, rule or regulation.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
ACA	2.17(c)
Allocation Certificate	5.12(a)
Anti-Bribery Laws	2.22
Book-Entry Shares	1.7
Budget Determination Time	1.11(a)
Certificate of Merger	1.3
Certifications	3.7(a)
Closing	1.3
Closing Date	1.3
Company	Preamble
Company Benefit Plan	2.17(a)
Company Board Approval	Recitals
Company Board Designees	5.9(a)

Term	Section
Company D&O Indemnified Parties	5.4(c)
Company Disclosure Schedule	2
Company Financials	2.7(a)
Company In-bound License	2.12(d)
Company Material Contract	2.13(a)
Company Material Contracts	2.13(a)
Company Out-bound License	2.12(d)
Company Permits	2.14(b)
Company Plan	2.6(c)
Company Real Estate Leases	2.11
Company Signatories	Recitals
Company Stock Certificate	1.7
Company Stockholder Matters	Recitals
Continuing Employees	5.3(a)
Costs	5.4(a)
D&O Indemnified Parties	5.4(d)
Disqualifying Event	3.23
Dissenting Shares	1.9(a)
Effective Time	1.3
Exchange Agent	1.8(a)
Exchange Fund	1.8(a)
Federal Health Care Program	3.14(d)
FLSA	2.17(n)
Holdback Period	1.12(c)
Intended Tax Treatment	5.8(a)
Investor Agreements	2.21(b)
Legacy Closing	1.12(c)
Legacy Escrow Amount	1.12(c)
Legacy Holdback Amount	1.12(c)
Legacy Holders	1.12(a)
Liability	2.9
Lock-Up Agreement	Recitals
Merger	Recitals
Merger Consideration	1.5
Merger Sub	Preamble
Nasdaq Listing Application	5.6(a)
Parent	Preamble
Parent Benefit Plan	3.17(a)
Parent Board Approval	Recitals
Parent Common Stock Payment Shares	1.5
Parent D&O Indemnified Parties	5.4(b)
Parent Disclosure Schedule	3
Parent Foreign Plan	3.17(m)
Parent In-bound License	3.12(d)

Term	Section
Parent Material Contract	3.13(a)
Parent Material Contracts	3.13(a)
Parent Notice Period	5.2(d)
Parent Out-bound License	3.12(d)
Parent Outstanding Shares Certificate	5.12(b)
Parent Permits	3.14(c)
Parent Preferred Shares	3.6(a)
Parent Real Estate Leases	3.11
Parent Signatories	Recitals
Parent SEC Documents	3.7(a)
Parent Stockholder Matters	5.2(a)
Parent Stockholders’ Meeting	5.2(a)
Parent Stockholder Support Agreement	Recitals
Post-Closing Plans	5.3(a)
Proxy Statement	5.6(a)
Registration Statement 5.6(a) Required Company Stockholder Vote	2.4
Required Parent Stockholder Vote	3.4
Sensitive Data	2.12(g)
Stockholder Notice	5.1
Stockholder Written Consent	Recitals
Surviving Corporation	1.1
Third Party Payor	3.14(d)
Withholding Agent	1.15

EXHIBIT B

FORM OF LOCK-UP AGREEMENT

This LOCK-UP AGREEMENT (this “Agreement”), dated as of November 6, 2025, is entered into by and among Movano Inc., a Delaware corporation (the “Parent”), Corvex, Inc., a Delaware corporation (the “Company”), and the undersigned (the “Securityholder” and together with the Parent and the Company, the “Parties” and each a “Party”).

WHEREAS, the Parent, Thor Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Parent (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger and Reorganization, dated as of November 5, 2025, 2025, as may be supplemented and/or amended from time to time (the “Merger Agreement”), providing for, among other things, the merger of Merger Sub with and into the Company with the Company continuing as the surviving corporation and a wholly-owned subsidiary of the Parent (the “Merger”), effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the Merger Agreement (the “Effective Time”).

NOW, THEREFORE, in consideration of the promises and of the mutual consents and obligations hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Restrictions on Shares/Lock-Up.

(a) During the period (the “Lock-Up Period”) commencing at the Effective Time and ending on the date that is one-hundred and eighty (180) days after the Effective Time (the “Lock-Up Expiration Time”), the Securityholder shall not, directly or indirectly:

(i) transfer (except as may be specifically required by court order or by operation of law), grant an option with respect to, sell, exchange, pledge or otherwise dispose of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise), or encumber, (A) any shares of common stock, par value $0.0001 per share, of the Parent (the “Common Stock”) owned of record or beneficially by the Securityholder or (B) any securities held by or issued to the Securityholder which are convertible into or exercisable or exchangeable for shares of Common Stock (collectively, the “Lock-Up Shares”);

(ii) enter into any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Lock-Up Shares or any other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any Lock-Up Shares, whether any such transaction is to be settled by delivery of shares of Lock-Up Shares, in cash or otherwise;

(iii) except for the Support Agreement, grant any proxies or powers of attorney with respect to any Lock-Up Shares, deposit any Lock-Up Shares into a voting trust, or enter into a voting agreement or similar arrangement or commitment with respect to any Lock-Up Shares or make any public announcement that is in any manner inconsistent with this Section 1; or

(iv) make any offer or enter into any agreement or binding arrangement or commitment providing for any of the foregoing actions in clauses (i) to (iii), or publicly disclose the intention to take any of the foregoing actions.

(b) Notwithstanding the restrictions set forth in clause (a) of this Section 1 but subject to the proviso at the end of Section 1(b)(iv) below:

(i) if the Securityholder is a natural person, the Securityholder may transfer the Lock-Up Shares to any member of the Securityholder’s immediate family, or to a trust for the benefit of the Securityholder or any member of the Securityholder’s immediate family for estate planning purposes, or to the Securityholder’s estate, following the death of the undersigned, by will, intestacy, or other operation of law, or as a bona fide gift to a charitable organization, or by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement or to any partnership, corporation or limited liability company which is controlled by the undersigned and/or by any such member of the Securityholder’s immediate family;

(ii) if the Securityholder is a corporation, partnership or other business entity, the Securityholder may transfer the Lock-Up Shares to another corporation, partnership or other business entity that is an affiliate (as defined under Rule 12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”)) of the Securityholder or as a distribution or dividend to equity holders (including, without limitation, general or limited partners and members) of the Securityholder (including upon the liquidation and dissolution of the undersigned pursuant to a plan of liquidation approved by the undersigned’s equity holders), or as a bona fide gift to a charitable organization;

(iii) if the Securityholder is a trust, the Securityholder may transfer its Lock-Up Shares to any grantors or beneficiaries of the trust; and

(iv) nothing contained herein will be deemed to restrict the ability of the Securityholder to (a) transfer or dispose of the shares of the Parent purchased by the Securityholder following the closing of the transactions pursuant to the Merger Agreement in the open market, (b) exercise an option (including a net or cashless exercise of an option) to purchase shares of Common Stock, and any related transfer of shares of Common Stock to the Parent for the purpose of paying the exercise price of such options or paying taxes (including estimated taxes) due as a result of the exercise of such options (or the disposition to the Parent of any shares of restricted stock granted pursuant to the terms of any employee benefit plan or restricted stock purchase agreement); provided, that for the avoidance of doubt, the net number of shares of Common Stock received upon exercise (including after giving effect to any net or cashless exercise of an option) shall continue to be subject to the restrictions on transfer set forth in this Agreement until the Lock-Up Expiration Time, (c)  sell shares of Common Stock in the open market for the purpose of paying taxes (including estimated taxes) due as a result of the exercise of options of the Parent, (d) establish a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of the Parent, provided, that such plan does not provide for the transfer of shares of the Parent during the Lock-Up Period, or (e) transfer the Lock-Up Shares to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of the Parent’s Common Stock involving a change of control of the Parent, provided that in the event such tender offer, merger, consolidation or other similar transaction is not completed, the Lock-Up Shares shall remain subject to the restrictions contained in this Agreement, and provided, that with respect to any transfer or distribution pursuant to Section 1(b), (x) no filing by any party (donor, donee, transferor, transferee, distributor or distributee, as the case may be) under the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or disposition during the Lock-Up Period (other than (i) a filing on Form 5, (ii) a filing of Form 4 in connection with a transfer pursuant to sub clause (c), or (iii) with respect to a transfer pursuant to Section 1(b), a filing on Form 4 expressly stating that such transfer was pursuant to operation of law), (y) it shall be a condition to the transfer or distribution that the transferee or distributee execute an agreement, in the form of this Agreement, stating that the transferee or distributee is receiving and holding such Lock-Up Shares subject to the provisions of such agreement until the Lock-Up Expiration Time. The undersigned also agrees and consents to the entry of stop transfer instructions with the Parent’s transfer agent and registrar against the transfer of the undersigned’s Lock-Up Shares except in compliance with this Agreement.

(c) The following terms shall have the following meanings for purposes of this Agreement:

i.	“Business Day” means any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

ii.	“Person” means an individual, general partnership, limited partnership, limited liability company, corporation, trust, estate, or any other entity.

iii.	“Support Agreement” means that certain Support Agreement, dated as of November 5, 2025 executed by the Securityholder in favor of the Parent and the Company.

Section 2. Miscellaneous.

(a) This Agreement shall terminate automatically upon the earlier of (i) the Lock-Up Expiration Time and (ii) if the Merger Agreement is validly terminated in accordance with its terms prior to the Effective Time, upon the date of such termination.

(b) The Securityholder hereby represents and warrants that (i) if it is a corporation, partnership , limited liability company or other business entity, it is duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (ii) he, she or it has full power and authority to enter into this Agreement, (iii) this Agreement has been duly and validly executed and delivered by the Securityholder and constitutes the legal, valid and binding obligation of the Securityholder, enforceable against the Securityholder in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief and other equitable remedies, and (iv), upon request, he, she or it will execute any additional documents necessary to ensure the validity or enforcement of this Agreement. All authority herein conferred or agreed to be conferred and any obligations of the Securityholder shall be binding upon the successors, assigns, heirs or personal representatives of the Securityholder.

(c) Any attempted transfer in violation of this Agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this Agreement, and will not be recorded on the share register of the Parent. In order to ensure compliance with the restrictions referred to herein, the undersigned agrees that the Parent and its transfer agent and registrar are hereby authorized to decline to make any such transfer if it would constitute a violation or breach of this Agreement.

(d) Any person having rights under any provision of this Agreement shall be entitled to enforce such rights specifically, to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party hereto may in its sole discretion apply to any court of law or equity of competent jurisdiction for, and obtain from any such court, specific performance and/or injunctive relief (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement and shall not be required to prove irreparable injury to such party or that such party does not have an adequate remedy at law with respect to any breach of this Agreement (each of which elements the parties admit). The parties hereto further agree and acknowledge that each and every obligation applicable to it contained in this Agreement shall be specifically enforceable against it and hereby waives and agrees not to assert any defenses against an action for specific performance of their respective obligations hereunder. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies available under this Agreement or otherwise.

(e) Except as provided in Section 1(b), neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other parties, provided, that the Parent may assign its rights and interests to any of its Affiliates (as defined in the Merger Agreement). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

(f) If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(g) Each of the parties to this Agreement agrees and acknowledges that this Agreement has been negotiated in good faith, at arm’s length, and not by any means prohibited by law.

(h) This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement).

(i) Each of the parties to this Agreement specifically acknowledges that he, she or it (i) is a knowledgeable, informed, sophisticated Person capable of understanding and evaluating the provisions set forth in this Agreement, (ii) has had the opportunity to review this Agreement with counsel of his, her or its own choosing, (iii) has carefully read and fully understands all of the terms of this Agreement, and (iv) is under no disability or impairment that affects its, his or her decision to sign this Agreement and he, she or it knowingly and voluntarily intends to be legally bound by this Agreement.

(j) All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered in the place of delivery if sent by email or facsimile (with a written or electronic confirmation of delivery) prior to 5:00 p.m. New York City time, otherwise on the next succeeding Business Day, in each case to the intended recipient as follows: (a) if to the Parent or the Company, to the notice address listed in Section 10.8 of the Merger Agreement and (b) if to the Securityholder, to the address listed on the signature page hereto.

(k) The Securityholder agrees and consents to the entry of stop transfer instructions with the Parent’s transfer agent and registrar against the transfer of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock held by the Securityholder except in compliance with the foregoing restrictions.

(l) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 2(l); (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 2(j) of this Agreement; and (f) irrevocably and unconditionally waives the right to trial by jury. This Agreement, and any certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(m) Nothing herein shall grant to or create in any Person not a party hereto, or any such Person’s dependents, heirs, successors or assigns any right to any benefits hereunder or any remedies hereunder, and no such party shall be entitled to sue any party to this Agreement with respect thereto;

(n) Any amendment, supplement or waiver of this Agreement shall be effective only if in a written instrument executed by each of the Parties. If any such amendment, supplement or waiver is to be entered into after the Closing (as defined in the Merger Agreement), it shall have been approved in advance by a majority of the board of directors of the Parent, including at least one (1) director designated by the Parent in accordance with Section 5.9 of the Merger Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

MOVANO INC.

By:
Name:
Title:

CORVEX, INC.

By:
Name:
Title:

SECURITYHOLDER:

(Print Name of Securityholder)

(Signature)

Notice Address:

[Signature Page to Lock-Up Agreement]

EXHIBIT C

Officers

Name	Title
Seth Demsey	Co-founder and Co-Chief Executive Officer
Jay Crystal	Co-founder and Co-Chief Executive Officer
Brian Raymond	Chief Technology Officer

C-1

EXHIBIT D

FORM OF PARENT STOCKHOLDER SUPPORT AGREEMENT

This Parent Stockholder Support Agreement (this “Agreement”) is made as of November 6, 2025, by and among (i) Corvex, Inc., a Delaware corporation (the “Company”), and (ii) the undersigned stockholder (“Holder”) of Parent. Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Merger Agreement (as hereinafter defined).

WHEREAS, on or about the date hereof, the Company, Movano Inc., a Delaware corporation (“Parent”), and Thor Merger Sub Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”), entered into that certain Agreement and Plan of Merger (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”), pursuant to which, among other matters, Merger Sub will merge with and into the Company, with the Company being the surviving entity as a wholly-owned subsidiary of Parent, (the “Merger”), and as a result of which the issued and outstanding capital stock of the Company immediately prior to the Effective Time shall automatically be converted into the right to receive certain Parent Common Stock, all upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, Holder is the record and “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of and is entitled to dispose of and vote the shares of Parent Common Stock set forth on the signature page of this Agreement which shares and any additional shares of Parent Common Stock (or any securities convertible into or exercisable or exchangeable for shares of Parent Common Stock) in which Holder acquires record or beneficial ownership after the date hereof, including by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Shares”);

WHEREAS, the Parent Board has adopted resolutions providing for the Parent Board Approval and taking actions necessary to ensure that the restrictions on business combinations contained in Section 203 of the DGCL will not apply to the Merger, the Merger Agreement, the Lock-Up Agreements, and this Agreement; and

WHEREAS, as a condition to the willingness of the Company to enter into the Merger Agreement, and as an inducement and in consideration therefor, and in view of the valuable consideration to be received by Holder thereunder, and the expenses and efforts to be undertaken by the Company to consummate the Transactions, the Company and Holder desire to enter into this Agreement in order for Holder to provide certain assurances to the Company regarding the manner in which Holder is bound hereunder to vote the Shares during the period from and including the date hereof until the date on which this Agreement is terminated in accordance with its terms (the “Voting Period”) with respect to the Merger Agreement and the Merger.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Covenant to Vote in Favor of Transactions. Holder agrees, with respect to all of the Shares, Holder will:

(a) during the Voting Period, at each meeting of Parent Stockholders (and any adjournment or postponement thereof) , Holder hereby unconditionally and irrevocably agrees to be present (in person or by proxy) at such meeting and vote (in person or by proxy)the Shares (i) in favor of, the approval and/or adoption of (A) the Parent Stockholder Matters and (B) any adjournment of the Parent Stockholders’ Meeting in accordance with the Merger Agreement that is proposed to be voted on by the Parent Stockholders, and (ii) against or in opposition to (A) any Acquisition Transaction, (B) any matter or proposal that could reasonably be expected to delay or impair the ability of Parent to consummate the Merger or the other transactions contemplated by the Merger Agreement or (C) any matter or proposal which is materially inconsistent with the Merger Agreement, or (D) any other matter or that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the Merger or would reasonably be expected to result in any of the conditions to the Closing under the Merger Agreement not being fulfilled;

(b) to execute and deliver all related documentation and take such other action in support of the Merger and the Merger Agreement as shall reasonably be requested by the Company in order to carry out the terms and provision of this Section 1, including, without limitation, (i) if applicable, a Lock-Up Agreement, and (ii), customary instruments of conveyance and transfer;

(c) not to deposit, and to cause its Affiliates not to deposit, except as provided in this Agreement, any Shares owned by Holder or his/her/its Affiliates in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the Company in connection with this Agreement, the Merger, and the Merger Agreement; and

(d) except as contemplated by the Merger Agreement or the ancillary agreements contemplated thereby, make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of Parent Common Stock in connection with any vote or other action other than the Parent Stockholder Matters (and any actions required in furtherance thereof and otherwise as expressly provided by Section 1.

2. Grant of Proxy. Holder, with respect to all of the Shares, hereby irrevocably grants to, and appoints, the Company and any designee of the Company (determined in the Company’s sole discretion) as Holder’s attorney-in-fact and proxy, with full power of substitution and resubstitution, for and in Holder’s name, to vote, or cause to be voted (including by proxy, if applicable) any Shares owned (whether beneficially or of record) by Holder. The proxy and attorney-in-fact granted by Holder pursuant to this Section 2 are irrevocable and are granted in consideration of Company’s entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. Holder hereby affirms that such irrevocable proxy is coupled with an interest by reason of the Merger Agreement and, except upon the termination of this Agreement in accordance with Section 5(a), is intended to be irrevocable. Holder agrees, until this Agreement is terminated in accordance with Section 5(a), to vote its Shares in accordance with Section 1 above.

3. Other Covenants.

(a) No Transfers. Holder agrees that during the Voting Period Holder shall not, and shall cause Holder’s Affiliates not to, without the Company’s prior written consent: (A) offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign, or otherwise dispose of (including by gift) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement, arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Shares; (B) grant any proxies or powers of attorney with respect to any or all of the Shares; (C) permit to exist any lien of any nature whatsoever (other than those imposed by this Agreement, applicable securities Laws or Parent’s Organizational Documents (the “Existing Organizational Documents”), as in effect on the date hereof) with respect to any or all of the Shares; or (D) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting Holder’s ability to perform its obligations under this Agreement. Holder agrees with, and covenants to, the Company that Holder shall not request that Parent register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Shares during the Voting Period without the prior written consent of the Company.

(b) Permitted Transfers. Section 3(a) shall not prohibit a Transfer of Shares by Holder (i) to any family member or trust for the benefit of any family member, (ii) to any stockholder, member or partner of Holder, if an entity, (iii) to any Affiliate of Holder, (iv) to any Person if and to the extent required by any non-consensual order, writ, injunction, judgment or decree (an “Order”), by divorce decree or by will, intestacy or other similar applicable Law, or (v) in accordance with Section 1(b)(iv) of the Lock-Up Agreement, if applicable, so long as, in the case of the foregoing clauses (i), (ii) and (iii), the assignee or transferee agrees to be bound by the terms of this Agreement and executes and delivers to the Company and Holder a written consent and joinder memorializing such agreement.

(c) Changes to Shares. In the event of any change in the Parent Common Stock occurring during the Voting Period by reason of any stock dividend or distribution, stock split, recapitalization, combination, conversion, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction. Holder agrees during the Voting Period to notify Company promptly in writing of the number and type of any additional Shares acquired by Holder, if any.

(d) Compliance with Merger Agreement. Holder agrees not to, during the Voting Period, take or agree or commit to take any action that would make any representation and warranty of Holder contained in this Agreement inaccurate in any material respect. Holder further agrees that during the Voting Period, Holder shall, solely in Holder’s capacity as a stockholder of Parent and not in Holder’s capacity as a director, officer, manager, or employee of Parent or any of its Affiliates, not, directly or indirectly, take any action that Parent is prohibited from taking pursuant to Section 4.1 of the Merger Agreement (unless the Company shall have consented thereto).

(e) Registration Statement. During the Voting Period, Holder agrees, solely in Holder’s capacity as a stockholder of Parent and not in Holder’s capacity as a director, officer, manager, or employee of Parent or any of its Affiliates, to provide to the Company and its respective Representatives any information regarding Holder (solely in Holder’s capacity as a stockholder of Parent and not in Holder’s capacity as a director, officer, manager, or employee of Parent or any of its Affiliates) or the Shares that is reasonably requested by the Company or its respective Representatives for inclusion in the Registration Statement.

(f) Publicity. Holder shall not issue any press release or otherwise make any public statements with respect to the Merger or the Merger Agreement without the prior written approval of the Company. Holder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by the SEC, Nasdaq or the Registration Statement (including all documents and schedules filed with the SEC in connection with the foregoing), Holder’s identity and ownership of the Shares and the nature of Holder’s commitments and agreements under this Agreement and a Lock-Up Agreement, if applicable.

4. Representations and Warranties of Holder. Holder hereby represents and warrants to the Company as follows:

(a) Binding Agreement. Holder (i) if a natural person, is of legal age to execute this Agreement and is legally competent to do so and (ii) if not a natural person, is (A) a corporation, limited liability company, company or partnership duly organized and validly existing under the laws of the jurisdiction of its organization and (B) has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. If Holder is not a natural person, the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby by Holder has been duly authorized by all necessary corporate, limited liability or partnership action on the part of Holder, as applicable. This Agreement, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of Holder, enforceable against Holder in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles). Holder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by Holder.

(b) Ownership of Shares. As of the date hereof, Holder has beneficial ownership over the Shares set forth under Holder’s name on the signature page hereto, is the lawful owner of such Shares, has the sole power to vote or cause to be voted such Shares, and has good and valid title to such Shares, free and clear of any and all pledges, mortgages, encumbrances, charges, proxies, voting agreements, liens, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than those imposed by this Agreement, applicable securities Laws or the Existing Organizational Documents. There are no claims for finder’s fees or brokerage commission or other like payments in connection with this Agreement or the transactions contemplated hereby payable by Holder. Except for the Shares set forth under Holder’s name on the signature page hereto, as of the date of this Agreement, Holder is not a beneficial owner or record holder of any shares of Parent Common Stock.

(c) No Conflicts. No filing with, or notification to, any Governmental Body, and no consent, approval, authorization or permit of any other Person is necessary for the execution of this Agreement by Holder, the performance of Holder’s obligations hereunder or the consummation by Holder of the transactions contemplated hereby. None of the execution and delivery of this Agreement by Holder, the performance of Holder’s obligations hereunder or the consummation by Holder of the transactions contemplated hereby shall (i) conflict with or result in any breach of the certificate of incorporation, bylaws or other comparable organizational documents of Holder, if applicable, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any Contract or obligation to which Holder is a party or by which Holder or any of the Shares may be bound, or (iii) violate any applicable Law or Order, except for any of the foregoing in clauses (i) through (iii) as would not reasonably be expected to impair Holder’s ability to perform Holder’s obligations under this Agreement in any material respect.

(d) No Inconsistent Agreements. Holder hereby covenants and agrees that, except for this Agreement, Holder (i) has not entered into, nor will enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Shares inconsistent with Holder’s obligations pursuant to this Agreement, (ii) has not granted, nor will grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Shares, and (iii) has not entered into any agreement or knowingly taken any action (nor will enter into any agreement or knowingly take any action) that would make any representation or warranty of Holder contained herein untrue or incorrect in any material respect or have the effect of preventing Holder from performing any of Holder’s material obligations under this Agreement.

5. Miscellaneous.

(a) Termination. Notwithstanding anything to the contrary contained herein, this Agreement shall automatically terminate, and none of the Company or Holder shall have any rights or obligations hereunder, upon the earliest to occur of (i) the mutual written consent of the Company and Holder, (ii) the Effective Time, and (iii) the date of termination of the Merger Agreement in accordance with its terms. Notwithstanding anything to the contrary herein, the provisions of this Section 5(a) shall survive the termination of this Agreement.

(b) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all obligations of Holder are personal to Holder and may not be assigned, transferred or delegated by Holder at any time without the prior written consent of the Company, and any purported assignment, transfer or delegation without such consent shall be null and void ab initio. The Company may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of Holder.

(c) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person that is not a party hereto or thereto or a permitted successor or assign of such a party.

(d) Governing Law; Jurisdiction. This Agreement and any dispute or controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof. All Legal Proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware (the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Legal Proceeding arising out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Legal Proceeding, any claim that such party is not subject personally to the jurisdiction of the above-named courts, that such party’s property is exempt or immune from attachment or execution, that the Legal Proceeding is brought in an inconvenient forum, that the venue of the Legal Proceeding is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party hereto hereby agrees that a final judgment in any Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party hereto irrevocably consents to the service of the summons and complaint and any other process in any Legal Proceeding arising out of or relating to the this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth or referred to in Section 5(g). Nothing in this Section 5(d) shall affect the right of any party to serve legal process in any other manner permitted by applicable Law.

(e) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LEGAL PROCEEDING, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT SUCH PARTY AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5(e).

(f) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(g) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) by email or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized international overnight courier service, or (iv) five (5) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company: Corvex, Inc. 3401 North Fairfax Drive, Suite 3230 Arlington, Virginia Attention: Jay Crystal Email: [***]

with a copy (which will not constitute notice) to:

DLA Piper LLP (US)

One Fountain Square

11911 Freedom Drive, Suite 300

Reston, Virginia 20190

Attention: Brian Burke and Joshua A. Kaufman

Email: brian.burke@us.dlapiper.com; josh.kaufman@us.dlapiper.com

If to Holder, to: the address set forth under Holder’s name on the signature page hereto.

(h) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and Holder. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(i) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(j) Specific Performance. Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Holder, money damages will be inadequate and the Company will have not adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Holder in accordance with their specific terms or were otherwise breached. Accordingly, the Company shall, to the fullest extent permittee by applicable Law, each be entitled to an injunction or restraining order to prevent breaches of this Agreement by Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(k) Expenses. Each party shall be responsible for such party’s own fees and expenses (including the fees and expenses of investment bankers, accountants and counsel) in connection with the entering into of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.

(l) No Partnership, Agency or Joint Venture; Solely Stockholder Capacity. This Agreement is intended to create a contractual relationship among Holder and the Company, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship among the parties hereto or among any other Parent Stockholders entering into voting agreements with the Company. Holder has acted independently regarding its decision to enter into this Agreement. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Shares.

(m) Further Assurances. From time to time, at another party’s request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(n) Entire Agreement. This Agreement (together with the Merger Agreement to the extent referred to herein) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the Company under the Merger Agreement or the Company or Holder under a Lock-Up Agreement, if applicable. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of the Company or any of the obligations of Holder under any other agreement between Holder and the Company or any certificate or instrument executed by Holder in favor of the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of the Company or any of the obligations of Holder under this Agreement.

(o) Capacity as Stockholder. Holder enters into this Agreement solely in Holder’s capacity as a stockholder of Parent, and not in Holder’s capacity as a director, officer, manager, or employee of Parent or any of its Affiliates. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall in any way (i) restrict a director, officer, manager, or employee of Parent or any of its Affiliates in the exercise of his or her fiduciary duties as a director, officer, manager, or employee of Parent or any of its Affiliates, (ii) be construed to create any obligation on the part of any director, officer, manager, or officer of Parent or any of its Affiliates from taking any action in his or her capacity as such director, officer, manager, or officer (including, in his or her capacity as a director of Parent voting in favor of any Parent Board Adverse Recommendation Change) and no such action or omission shall be deemed a breach of this Agreement.

(p) Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile or electronic signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Support Agreement as of the date first written above.

CORVEX, INC.

By:
Name:
Title:

[Signature Page to Support Agreement]

Holder:

[_________________________________]

By:
Name:
Title:

Number and Type of Shares:

Parent Common Stock:______________________________________

_______________________________________________________

Address for Notice:

Address: _______________________________

_______________________________________

_______________________________________

Facsimile No.: ___________________________

Telephone No.: ___________________________

Email: __________________________________

[Signature Page to Support Agreement]

EXHIBIT E

FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

[see attached]

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SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

[___]

Corvex, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. That the name of this corporation immediately prior to the effectiveness of this Second Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) is Corvex, Inc., and that this corporation was duly incorporated pursuant to the General Corporation Law on October 21, 2024 under the name Klustr, Inc.

2. That the Board of Directors of this corporation (the “Board of Directors”) duly adopted resolutions proposing to amend and restate the Amended and Restated Certificate of Incorporation of this corporation, as amended (the “Prior Certificate”), declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Prior Certificate of this corporation be amended and restated in its entirety to read as follows:

FIRST. The name of the corporation shall be [__] (the “Corporation”)

SECOND. The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street – Corporation Trust Center, City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is 1,000. All such shares are to be Common Stock, par value of $0.0001 per share, and are to be of one class.

FIFTH. Unless and except to the extent that the bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

SIXTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any bylaw whether adopted by them or otherwise.

SEVENTH. A director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification, repeal or elimination of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation thereunder in respect of any act or omission occurring prior to the time of such amendment, modification, repeal, or elimination.

EIGHTH. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article Eighth.

This Second Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this [__] day of [__], 2026.

By:
Jay Crystal, Co-Chief Executive Officer

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